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UNITED STATES
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Bloom energy

2026 Proxy Statement

Powering the AI Era

The Energy Platform for the Digital Economy
Abundant power is the defining limit of a company’s potential. Bloom’s platform transforms onsite power into a growth multiplier that fuels the future.

Ultra-Reliable Built-in modular redundancy delivers up to 99.999% availability with maintenance that never interrupts your power.

Cost Effective Bloom’s solutions deliver predictable electricity costs at competitive pricing.

Fast to Deploy Bloom’s Energy Servers can be installed and operational in as little as 90 days—light-years faster than grid infrastructure.

Scalable by Design Start with the capacity you need and ramp to hundreds of megawatts using modular 325 kilowatt building blocks.

Community Aligned Generates electricity without combustion—dramatically reducing pollutants and enabling responsible growth in any community.

Letter from Our Chairman and CEO
"Bring-your-own-power has shifted from a concept to a business necessity. We built a solid-state digital power platform for the digital age, and 2025 showed why that matters."
— KR Sridhar Founder, Chairman and Chief Executive Officer

Dear Stockholder,
It is with great pleasure that I invite you to our 2026 Annual Meeting of Stockholders. I am pleased to report that 2025 was a defining year for Bloom Energy - one that validated the strategy and technology foundation we have built over the past two decades.
This past year, we delivered record financial results while strengthening our position in a rapidly changing power market:

We achieved record revenue of $2.02 billion for the year, representing 37.3% year-over-year growth	We improved gross margin and operating income while maintaining strong cost discipline	We generated positive cash flow from operations for the second consecutive year	Our product backlog more than doubled year-over-year	We achieved eight consecutive quarters of non-GAAP profitability

These results reflect the growing adoption of Bloom’s technology as organizations increasingly seek reliable ways to secure power at scale for their operations. We matched our commercial momentum with deliberate steps to enhance our financial flexibility to support opportunities as they emerge across our markets. We priced an upsized $2.2 billion issuance of 0% convertible senior notes and further strengthened our capital structure by entering into a $600 million senior secured multicurrency revolving credit facility. Together, these actions strengthened our balance sheet and liquidity profile, extended our debt maturity profile, and helped us end 2025 with approximately $2.45 billion in cash to support disciplined investment in growth.
The Transformation of the Power Industry
Over the past year the power industry has changed materially. Artificial intelligence has drawn attention to electricity demand, but the underlying shift is broader.
Electricity demand is rising across the economy—from AI data centers and semiconductor fabs to advanced manufacturing, electrification, and automation. At the same time, the traditional power grid is struggling to respond. Transmission expansion, permitting timelines, and grid interconnection processes often take years.
As a result, time to power has become a critical constraint on growth.
Companies are responding by generating power closer to where it is consumed. Onsite and islanded power architectures allow organizations to bypass grid bottlenecks, control deployment timelines, and secure reliable power. What was once an alternative energy strategy has become an operational requirement.
Bloom Energy was built for this environment. From the beginning, we believed the world would need more power—not less—and that distributed generation would become an essential complement to the centralized grid.
Meeting Critical Power Need Across AI Data Centers and C&I
The rapid growth of AI infrastructure has highlighted the urgency of this challenge, but the opportunity for Bloom extends well beyond AI.
Manufacturers, telecommunications providers, healthcare systems, universities, logistics operators, and other commercial and industrial (“C&I”) companies are facing similar constraints as they expand operations.
For many of these organizations, time to power is now the number one purchasing criterion. They need reliable electricity quickly. Bloom’s ability to deploy onsite power in months rather than years provides a significant advantage.

2	Bloom Energy 2026 Proxy Statement
Our modular systems also deliver high reliability and resilience. Independent power modules provide fault tolerance and allow Bloom installations to support critical infrastructure with very high availability.
A Solid-State Platform Built for the Digital Age
Bloom’s solid oxide fuel cell platform differentiates us in this market. Our Energy Servers generate electricity electrochemically rather than through combustion. This solid-state architecture eliminates moving parts and enables advantages in reliability, efficiency, and maintainability.
The platform is modular and scalable, supporting installations from small commercial deployments to large digital infrastructure facilities. It also supports both grid-connected and islanded microgrid configurations—an increasingly valuable capability in regions where grid capacity is constrained.
Equally important, the solid-state architecture supports repeatable manufacturing and automation, enabling Bloom to scale production efficiently as demand grows.
Innovation and Platform Advancement
Innovation remains central to Bloom’s strategy. During 2025 we advanced our platform in several areas aligned with emerging customer needs.
We refined load-following capabilities for grid-independent microgrids supporting data center environments. We continued development around emerging data center power architectures, including 800-volt direct current systems. We also expanded our work in carbon capture, heat capture, and hydrogen integration, creating additional pathways for efficiency improvements and decarbonization.
These innovations extend the capabilities of a common platform while leveraging shared engineering and manufacturing foundations.
Scaling Manufacturing and Reducing Cost
As demand accelerates, scaling our operations and manufacturing capacity is critical.
In 2025 we announced plans to expand manufacturing capacity to 2 gigawatts annually by the end of 2026. Our modular product architecture enables efficient scaling through automation, repeatable processes, and disciplined supply chain management.
At the same time, we remain focused on cost reduction. Bloom has delivered double-digit product cost reductions for many years while improving system performance and durability. That discipline remains central to our strategy as we scale.
Building for the Future
The power market has reached an inflection point. Demand is rising across industries while grid constraints and interconnection timelines are becoming more acute. These dynamics are accelerating the shift toward onsite and distributed generation.
Bloom entered this period with the right technology platform, manufacturing model, and commercial focus. Working as one team, the discipline and execution of our employees and leadership team demonstrated our ability to deliver at scale. Our strong performance in 2025 showed that we were ready for this moment.
Looking ahead to 2026, our priorities remain clear: continue to innovate and advance the technology, scale up manufacturing capacity, reduce product costs, meet and exceed customer timelines and performance requirements and become the standard for on-site power.
On behalf of the entire Bloom Energy Board of Directors, I want to thank you for your continued support.
Most respectfully yours,
KR Sridhar
Founder, Chairman and Chief Executive Officer
April 8, 2026

Letter from Our Lead Independent Director and Compensation and Organizational Development Committee Chair	3
Letter from Our Lead Independent Director and Compensation and Organizational Development Committee Chair
Dear Stockholder,
In my letter a year ago, I said the Board was excited to see Bloom’s impact on the energy transition in 2025 and beyond. With 2025 behind us, that impact is visible. Across the economy, electricity has become a gating factor for growth. Whether in AI data centers, advanced manufacturing or other critical infrastructure, power availability, speed (or time) to power and resiliency are increasingly determining where and how businesses can expand. Bloom was built for this moment. For the past twenty-five years, Bloom’s founder, Chairman and CEO, Dr. KR Sridhar built the Company with the conviction that clean, affordable and reliable onsite power would become essential to a digitizing and energy-intensive world. In the last year, the market moved decisively in that direction.
Bloom’s moment
The explosive demand for highly reliable power has highlighted the limitations of conventional centralized generation models – and as an alternative, Bloom’s onsite fuel cell power solutions give customers control over their power and requirements around its reliability, deployment timelines and cost. That matters in a market where power has become a core bottleneck to scaling digital infrastructure. Bloom’s value proposition is straightforward: deliver resilient power on the customer’s schedule.
And, the Company has the financial capacity to capitalize upon this explosive demand with its strong balance sheet. In 2025, the Company took deliberate steps to enhance its financial flexibility by closing a $2.2 billion, zero coupon convertible note offering and a $600 million senior secured multicurrency revolving credit facility. Bloom ended 2025 with $2.45 billion in cash. This additional liquidity will support the Company’s growth and help weather the externalities of the current volatile macro environment.
The Company’s achievements in 2025 did not happen without years of innovation, strategic foresight and execution excellence. It took Dr. Sridhar and his founding team nine years to get its solid oxide fuel cell to commercial production and fifteen years later, as of December 31, 2025, the Company has deployed more than 1.8GW with more than $6 billion in product backlog, securing orders with large hyperscalers and industrial companies, whose businesses require unparalleled resilient, reliable power performance. Twenty-five years of sustained investment in its fuel cell technology, supply chain, manufacturing automation and talent have positioned Bloom to meet this moment and deliver clean, affordable on-site power on the customers’ desired time schedule.
As someone who has spent decades investing in and working on energy and industrial technology, I believe Bloom’s solid-state platform is a meaningful/substantial differentiator. This is not legacy mechanical power generation repackaged for a new market. Bloom’s proven solid state fuel cell technology platform, now in its sixth generation, provides unmatched efficiency, reliability, and scalability and has allowed the Company to reduce costs by double digits every year while effectively innovating against emerging customer requirements. In 2025, Bloom further extended the advantages of its fuel cell platform with capabilities such as rapid load following for highly variable loads, combined heat and power for heat and cooling, carbon capture to enable near zero carbon power, and product readiness for 800 V DC data center architectures. Those extensions of the platform position Bloom for where the power market is going. The solid-state fuel cell platform also supports a differentiated manufacturing model, which allows Bloom to expand capacity with significantly lower capital investment than industrial era power equipment companies. That gives the Company the flexibility to scale manufacturing as demand develops while maintaining the speed to deploy reliable power when customers need it.

4	Bloom Energy 2026 Proxy Statement
The importance of our founder, Chairman, and CEO
The Board believes that Bloom benefits from its founder-led leadership. Dr. Sridhar is not only the Company’s founder and CEO, but also its original product architect, and in my view, one of the clearest strategic thinkers in the distributed power industry. Having a CEO who can see technological solutions to issues, and not just professional management-type approaches, is a tremendous competitive advantage. Dr. Sridhar anticipated over a quarter century ago that electricity demand would outgrow the ability of centralized infrastructure alone to serve it, and he built Bloom with that vision in mind. He has demonstrated fortitude, resilience and leadership in building the Company as well as the operational rigor and cost discipline to deliver the scale and margins the Company delivered in 2025. Over the past several years, he and his team have advanced the fuel cell platform for AI, prepared operations to scale, and positioned the Company as a leader in onsite power. In the Board’s view, Dr. Sridhar’s combination of technical vision, operating rigor, cost discipline, and strong leadership is rare and continues to be one of Bloom’s greatest strengths. He has proven himself capable of spotting market changes and making directional moves to best enable the Company to emerge an industry leader in this time of rapid evolution in the energy industry.
Against this backdrop of 2025 achievements, I will now turn to compensation. In last year’s letter, I had indicated that one of the most important decisions the independent directors made in 2024 was to secure the continued services of Dr. Sridhar and incentivize him to secure large scale product adoption in light of the growing imbalance of demand and supply in the energy space and the evolving shift for firm, reliable onsite power.
The equity package that the independent directors approved in 2024 was designed to compensate Dr. Sridhar for readying Bloom to meet the emerging energy market dynamics, retain him to capture this moment and secure widespread product adoption through his continued leadership, and motivate him to achieve long-term enterprise value through a package highly aligned with pay-for-performance. In designing the 2024 equity package, the independent directors ensured that Dr. Sridhar’s ability to earn this equity compensation was tied to the Company’s achievement of critical financial metrics (Product Revenue Growth and Non-GAAP Gross Product Margin) and strategic targets (securing large AI data center wins) over a three-year period, so that Dr. Sridhar would only realize this compensation if the Company secured product adoption and delivered enterprise value.
Our 2025 results validate our 2024 equity compensation decision. In 2025, the Company achieved 41.1% product revenue growth, held gross margins steady, and secured large capacity orders with new hyperscaler and commercial and industrial customers. Dr. Sridhar’s equity package performed as desired. Although Dr. Sridhar’s 2024 equity package PSUs are not eligible to vest until the end of the three-year performance period, in this first year of the performance period the financial targets for one-third of this award were achieved at 300%, and he also vested in an additional performance award granted to him for securing a strategic initiative. In tandem with this performance, during 2025, the Company’s stock price increased 291%, and has continued to increase thus far in 2026. During 2025, Bloom’s market capitalization appreciated from approximately $6B to $40B. As a final note on compensation, in 2025, we aligned the long-term performance metrics applicable to equity grants of the other executives to those of Dr. Sridhar so that the entire executive leadership team is in lockstep on expected performance metrics.
We continue to plan ahead
The achievements of 2025 set the foundation for future growth. The Company’s technology and solutions began to win the support of the hyperscalers, AI adjacent and large industrial companies. In addition, large scale orders were secured, operational scaling and technical advancements were made and the balance sheet was significantly strengthened. More importantly, the changes in the power market that Dr. Sridhar earlier identified and aptly prepared the Company for have now crystallized and provide the Company with a tremendous opportunity to offer the best solutions to solve the generation and transmission shortages, win market share from legacy providers, and become the de facto standard for clean, reliable onsite power.
For many of our stockholders, we recognize that you have been on a long journey with Dr. Sridhar and we thank you for your continued conviction in the Company, the leadership team and the Board. Given our 2025 execution and the widening power availability gap, the Company’s opportunity for sustained, profitable growth is tangible. This extends beyond AI data centers to large scale commercial and industrial customers, international expansion and further expansion of the use cases for our fuel cell technology and its varied applications. I believe our best days are ahead of us.

Letter from Our Lead Independent Director and Compensation and Organizational Development Committee Chair	5
As Chair of the Compensation Committee, I will continue to make sure that our leadership team is incentivized to secure this long-term profitable growth for the Company and its stockholders, and as Lead Independent Director, I will continue to make sure we have a strong functioning board with the right experience for strategic oversight and direction. Towards that end, in August of last year, Jim Snabe, the current Chairman of Siemens AG, was appointed as the tenth (10th) member of our Board. Mr. Snabe’s experience in large-scale organization, digital transformation, and helping companies navigate rapid evolutions in the industrial, energy, and digital landscape create an excellent fit with the Company’s current needs. Together with his governance, public policy and regulatory experience, he will provide strategic insight as Bloom expands internationally and scales to support growing demand for its fuel cell energy solutions.
In 2025, we continued our ongoing outreach program with our stockholders, listening to your input on executive compensation, governance, sustainability, our business, and many other topics. We appreciate having this direct dialogue and value the feedback. We look forward to continuing these discussions in 2026.
With my fellow Directors, we thank you again for your continued support of and investment in Bloom Energy. We will continue to do our utmost to bring value to you as our stockholders in 2026 and beyond during these transformative times.
Sincerely,
Jeffrey Immelt
Lead Independent Director and Compensation
and Organizational Development Committee Chair
April 8, 2026

6	Bloom Energy 2026 Proxy Statement
Notice of Annual Stockholder Meeting

Record Date
March 24, 2026
Mailing Date
On or about April 8, 2026, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials, including our Proxy Statement and Annual Report.
Who Can Vote and Attend
Holders of our Class A common stock at the close of business on the Record Date can attend the meeting online and vote on the proposals. Whether or not you expect to attend, we encourage you to read the Proxy Statement and vote using one of the methods described on this page as soon as possible so that your shares may be represented at the meeting.

TO BE HELD ON
May 21, 2026
9:00 A.M. Pacific Time
VIA LIVE AUDIO WEBCAST AT:
www.virtualshareholdermeeting.com/BE2026
How to Vote
BY INTERNET
Before the Meeting: www.proxyvote.com
During the Meeting:
www.virtualshareholdermeeting.com/BE2026
BY TELEPHONE
1-800-690-6903
BY MAIL
Mark, sign, date, and promptly mail the enclosed proxy card or voting instruction form (if received)

Items of Business

•PROPOSAL 1:	To elect the four Class II directors named in the Proxy Statement
•PROPOSAL 2:	To approve, on an advisory basis, the fiscal 2025 compensation of our named executive officers
•PROPOSAL 3:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2026
•PROPOSAL 4:	To approve an amendment to our Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law
•PROPOSAL 5:	To approve an amendment to our Restated Certificate of Incorporation to remove outdated references to Class B common stock
•Stockholders will also transact any other business that may be properly brought before the 2026 Annual Meeting or any adjournment, continuation, or postponement thereof.
Your Vote is Very Important
Holders of Class A common stock are entitled to one vote per share. If you are a registered holder and have questions regarding your stock ownership, you should contact our transfer agent, Equiniti Trust Company, LLC through its website at https://equiniti.com/us/ast-access/individuals or by phone at 1-800-937-5449.
By Order of the Board of Directors,
Shawn M. Soderberg
Chief Legal Officer and Corporate Secretary
April 8, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2026. The Notice, Proxy Statement, and 2025 Annual Report on Form 10-K are available at www.proxyvote.com.

Notice of Annual Stockholder Meeting	7
Cautionary Statement Regarding Forward-Looking and Other Statements
Certain statements in this Proxy Statement of Bloom Energy Corporation (also referred to as “Bloom,” “Bloom Energy,” “we,” “our,” “us,” or “Company”), other than statements of historical fact, including estimates, projections, statements relating to our business plans, objectives and expected operating results, statements regarding our environmental and other sustainability plans and goals, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements may be identified by terms such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks, uncertainties, and other factors, including those identified in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (“SEC”) on February 9, 2026 and other subsequent documents we file with the SEC, which may cause actual results and outcomes to differ materially from the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
Bloom Energy®, BE®, Be FlexibleTM and Energy Server® are trademarks owned by or licensed to Bloom. All other trademarks and trade names referenced in this Proxy Statement are the property of their respective owners.
Please note that any Internet addresses provided in this Proxy Statement are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such Internet addresses is intended or deemed to be incorporated by reference herein.

8	Bloom Energy 2026 Proxy Statement

Voting Roadmap and Vote Recommendations	9
Voting Roadmap and
Vote Recommendations

Proposals	Board Recommendation	See Page

PROPOSAL 1 Election of Four Class II Directors	FOR each director nominee	Page 23

PROPOSAL 2 Non-binding Advisory Vote to Approve Our 2025 Named Executive Officer Compensation	FOR	Page 68

PROPOSAL 3 Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 108

PROPOSAL 4 Approval of an Amendment to Our Restated Certificate of Incorporation to Provide for Officer Exculpation as Permitted by Delaware Law	FOR	Page 111

PROPOSAL 5 Approval of an Amendment to Our Restated Certificate of Incorporation to Remove Outdated References to Class B Common Stock	FOR	Page 114

10	Bloom Energy 2026 Proxy Statement
Our Business and Strategy
Mission and Values

Our Mission To make clean, reliable energy affordable for all.
Our Values
At Bloom Energy, our values shape our corporate culture. Changing the future of energy is no small task, but our diverse group of thinkers and problem solvers, are up to the challenge. Driven by a shared passion, our employees innovate, develop, manufacture and deploy unique energy solutions that transform how we power our world.

In 2025, the world saw onsite power shift from optional to essential technology. As electricity demand accelerated and grid timelines extended, organizations across sectors, including semiconductor fabs, advanced manufacturing, data centers, telecommunications, healthcare and others—turned to onsite power as a key means to securing the energy necessary to enable operations.
For Bloom, this shift reinforces a long-held belief: energy abundance will define the digital age. Over the past year, we advanced our mission—deploying solid-state fuel cell systems that deliver clean, reliable, and cost-effective power at the speed required by AI and modern industry.
As we mark 25 years of executing against our mission, this moment reflects the convergence of long-standing conviction and market need. We believe onsite power is foundational to modern infrastructure, and we intend for Bloom to define the standard—setting the benchmark for how abundant power is delivered and shaping the future of energy in the digital age.

BE Bold	BE Inspired	BE Agile

We challenge the status quo using a considered, data-driven approach to exceed our customers’ needs and solve their most complex problems.	Our passion for our planet pushes us to deliver world-leading energy solutions. Our compassion and desire to do the right thing establishes trust and delivers excellence across the products we build and the customers we serve.	We learn quickly and embrace entrepreneurship to adapt nascent ideas into best-in-class products that enable scalable, low-cost energy transformation.

Our Business and Strategy	11
Our Strategy
Bloom’s aim is to scale our onsite power platform designed for an era in which electricity availability, deployment speed, and energy economics are becoming defining constraints across industries. We focus on opportunities created by key structural shifts reshaping global energy demand: the rapid expansion of AI infrastructure, persistent limitations in grid capacity, reliability and affordability, and evolving government policy that prioritizes energy independence and U.S. competitiveness in the digital economy.

Execution.
We execute this strategy cost effectively by advancing our proprietary solid-state fuel cell technology and the broader capabilities required to deploy it at scale. This includes: expanding manufacturing capacity, strengthening our operational and installation infrastructure, and accelerating technology development across new applications, performance, cost, and system scalability.
These investments reflect our view that power is becoming a foundational layer of the AI and industrial ecosystems, similar to how silicon architectures shaped prior computing eras.

Differentiation.
Our differentiation is built on several core attributes: rapid time to power versus traditional original equipment manufacturers (“OEMs”) and grid upgrades, our emissions profile on various fuels versus competing technologies, high reliability and resilience, modularity and scalability, and capabilities aligned with AI infrastructure requirements, such as load-following.
A multi-year trajectory of cost reductions has expanded the markets we can serve and remains a central focus of our plan. These characteristics allow customers to address power availability constraints, manage deployment timelines and build energy strategies with greater certainty.
Near-term, we are prioritizing markets and geographies where these needs are most acute.

Long-term Objective.
Our long-term objective is to establish our solid oxide fuel cell technology as the standard architecture for onsite power across data centers, advanced manufacturing, critical infrastructure, and other sectors globally. As electricity demand accelerates and customers evaluate alternatives to traditional grid-supplied power, we are positioning our fuel cell platform to serve the next generation of power-intensive industries.
At the same time, we are developing pathways toward carbon-free operation, including combined heat and power, carbon capture, biofuels, and hydrogen. These initiatives are intended to support customers’ long-term decarbonization objectives while enabling the reliability and deployment speed required today.

12	Bloom Energy 2026 Proxy Statement
Solid Oxide Platform
One Platform. Multiple Applications
Our modular and configurable solid oxide platform is capable of delivering a variety of sustainable energy solutions: from near zero-carbon electricity to clean hydrogen.

Scalable, Modular, Fault Tolerant Design:
Bloom product architecture provides configuration flexibility and supports deployments ranging from kilowatts to hundreds of megawatts. Independent power modules can be replaced while the systems remain online, reducing single points of failure through redundancy. This design also allows customers to ramp capacity over time.

Core Attributes

Solid-state Direct Current (“DC”) architecture Leveraging proprietary fuel cell printing, stack and column configurations to generate native DC power.

Inherent Efficiency Electrochemical conversion instead of combustion leads to fundamental efficiency advantages.

Clean & Sustainable Non-combustion performance drives near-zero criteria pollutant emissions, water efficiency and enables a variety of low-carbon applications.

Our Business and Strategy	13
Our Products

Bloom Energy Server for Power Generation
The Bloom Energy Server is an advanced distributed energy generation solution designed to deliver cost-effective, clean, reliable, and resilient electricity. Operating at high efficiency without combustion, it can utilize a variety of fuels, including natural gas, biogas, hydrogen, and blends thereof. The system provides on-site power for businesses seeking reliability, predictable energy costs, and highly efficient electricity for their operations. Bloom Energy Server systems typically result in lower emissions, improved air quality, and minimal water usage.

Resilient solutions for energy independence	Reliable generation for mission critical facilities	Compatible with AI workloads

Inverter-based providing grid services	Fast Time to power	Future Proof for the energy transition

Bloom Electrolyzer for Hydrogen Production
The Bloom Electrolyzer enables hydrogen production through efficient use of electricity to split water into hydrogen and oxygen, compared to conventional carbon-intensive methods. The electrolyzer can be paired with zero-carbon energy sources such as solar and wind power, as well as electricity and steam produced by nuclear power operations. It is built on the same solid oxide fuel cell architecture as the Bloom Energy Server.

Efficient use of power lowers costs	Proven Platform with decades of experience

14	Bloom Energy 2026 Proxy Statement
Bloom Energy Server in Action

Deployments

Skid Mounted for ease of installations and movement	Stacked to provide additional power density	Large Scale Blocks to deliver power at scale for large sites

Applications of the Energy Server

The Energy Server can be used in a number of applications to deliver value to our customers.
Primary Power generation:
Historically, this has been Bloom’s core application. The Energy Server can be installed in front of, or behind the meter and interconnects with the local utility. In this application the system operates in grid following mode, where its output matches the voltage of the grid.
Microgrid:
Bloom offers several microgrid configurations which are designed to either operate completely independently from the grid, or as part of a grid tied configuration where they can continue to provide power even when the grid is down. When the grid is present, the system operates in grid following mode. Conversely, when there is no grid present, the system operates in grid forming mode where it forms a voltage without the grid’s presence.

Primary Power: Grid Following	Microgrid: Grid Forming and Grid Following

Combined Heat & Power
Using the temperature exhaust stream for heating and cooling needs. The exhaust of the Energy Server is passed through heat exchangers to provide heat for building, or through an absorption chiller to generate cooling. This boosts the overall efficiency of the system to up to 90%.

Carbon Capture Utilization & Storage
Our Energy Server system, when combined with third-party carbon purification technology, can provide near zero-carbon electricity. During normal operations using natural gas or biogas-fuel sources, the Energy Server system vents carbon dioxide (“CO2 ”) into the atmosphere as a byproduct. The concentration of CO2 in the exhaust is significantly higher than that of other forms of natural gas based power generation. This higher concentration, makes it comparatively simple and inexpensive to purify and then capture. Carbon capture from the Energy Server system operating on natural gas or biogas can improve project economics and help customers achieve decarbonization goals.

Our Business and Strategy	15
Key Macro Trends
There are many factors driving demand for our solid oxide technology across the energy landscape, including:

Demand for Power is Increasing, Driven by Data Centers and Artificial Intelligence	U.S. electricity demand has entered a new growth phase, driven by a rapid buildout of AI and cloud data centers and renewed investment in domestic manufacturing. AI workloads require substantial, continuously available power, while reshoring across sectors such as semiconductors and advanced materials is creating new large-scale electricity demand. At the same time, electricity customers are raising concerns over rate increases and growing demand for power. These developments are reshaping demand patterns and increasing the need for dependable, rapidly deployable power sources.

Policy Support is Increasing for AI Leadership and Energy Security	U.S. federal policy discussions increasingly link AI competitiveness with energy availability, emphasizing the importance of reliable near-term power sources. Natural gas is a practical bridge resource for meeting immediate load growth. Over the same period, certain renewable incentives have become more time-limited, affecting the pace and predictability of new renewable additions. We believe these shifts are influencing customer planning and procurement decisions as they evaluate firm, rapidly deployable power options.

Grid Constraints and Permitting Delays are Extending Time to Power for Traditional New Facilities and Expansions	As electricity demand accelerates, grid capacity is not keeping pace. Extended permitting timelines and supply-chain constraints are limiting transmission expansion, while generator interconnection queues reached 2,300 gigawatts (GW) at the end of 2024, with typical timelines extending multiple years and often subject to further delays. Even with ongoing regulatory reforms, the timelines associated with system upgrades required for reliability and deliverability continue to result in long lead times. “Time to power” has therefore become a central constraint for organizations planning new facilities or expansions, creating an opportunity for solutions such as our products, which can be deployed at the point where demand is needed and operate independently of the grid.

Shift Toward Onsite Power Generation is Occurring	To address schedule certainty and bypass grid bottlenecks, large-load customers—particularly data center operators—are increasingly evaluating on-site generation as part of their energy strategy. Once deployed, on-site systems can allow customers to control deployment timelines, secure reliable baseload power, and reduce exposure to delays associated with lengthy permitting and interconnection processes. Industry analyses and surveys indicate meaningful growth in distributed and on-site generation through the end of the decade.

Limitations Among Traditional OEMs are Extending Delivery Timelines	Traditional power-generation OEMs are experiencing extended delivery timelines as demand for firm power solutions increases across data centers, industrial facilities, and utility markets. Lead times for turbines, engines, and other conventional equipment have lengthened due to global order volumes, supply-chain constraints, and component availability. In some cases, delivery windows span multiple years, limiting customers’ ability to add capacity on required schedules. We believe these constraints are contributing to increased interest in modular, rapidly deployable power solutions.

Utility Load Growth and Capacity Constraints are Creating Affordability Pressures	Utilities are facing rising load growth, cost pressures, and heightened scrutiny from both commercial and residential customers. Large users are confronting higher rates, reliability challenges, and extended interconnection timelines, while households face growing affordability as electricity consumes a larger share of monthly spending. These dynamics are prompting utilities to explore more flexible and capital-efficient ways to serve demand, including behind-the-meter and sleeved on-site generation arrangements that can be deployed more quickly and with fewer grid upgrades.

16	Bloom Energy 2026 Proxy Statement
Year in Review
2025 Financial Highlights

Revenue	37.3% Increase

Product & Service Revenue	35.5% Increase

Gross margins	1.6 Percentage point Increase

Non-GAAP gross margins	1.6 Percentage point Increase

GAAP operating income	Improvement of $49.9 million

Non-GAAP operating income	Improvement of $113.4 million

Cash flow from operations	Sustained Positive Free Cash Flow

FY End Stock Price	291% Increase

FY24	FY25

Our Business and Strategy	17
2025 Business Highlights
Strategic Highlights

The Standard for Onsite Power	Bloom has 1.8 GW of low-carbon power deployed across 1,100 sites in 9 countries and is rapidly becoming the standard for onsite power. The Company had record revenue of $2.02 billion for fiscal 2025 driven by significant growth from the AI data center industry and continued strong demand from the commercial and industrial (C&I) business. “Bring your own power” has shifted from a slogan to a business necessity for AI hyperscalers and manufacturing facilities, driven by utility capacity constraints and concerns about rate impacts.

Strong and Diversified Customer Base	The need for quick to deploy, reliable onsite power has enabled the Company to expand its customer base to include AI data center customers, large scale commercial and industrial manufacturing and industrial companies as well as utilities. The current energy constraints have catalyzed the market for distributed onsite power and our modular, inverter-based energy server is uniquely positioned to provide power in a microgrid or with full or partial grid connection.

Ability to Scale	We have been expanding the annual production capacity at our Fremont facility from 1 GW to 2 GW, and expect to complete the expansion by the end of 2026. If required, the facility can accommodate additional expansion of up to approximately 5 GW. Each incremental 1 GW increase is expected to require approximately 6 to 9 months to install and an investment of approximately $100 million to $150 million. Our capacity expansion model requires a significantly lower upfront capital – a fraction typically required by legacy power-generation manufacturers.

Strong Liquidity Position	We maintain a strong liquidity position to support our strategic objectives, ending 2025 with $2.5 billion in cash. During 2025, we further enhanced our liquidity through a $2.2 billion convertible notes offering, the proceeds of which were used to refinance existing notes and for general corporate purposes, including manufacturing expansion, capital expenditures, research and development, and sales and marketing activities. In addition, in 2025 we entered into a $600 million senior secured multicurrency revolving credit facility providing additional liquidity and financial flexibility to support working capital and other strategic initiatives.

Sustainability at Bloom
The health and well-being of our people, our communities, and our planet matter greatly to Bloom Energy. While our focus is firmly established, our formal processes, strategies, and governance concerning sustainability matters continue to evolve. We are actively engaging with stakeholders to discuss their interests and expectations regarding our corporate responsibility and sustainability performance. Our Board of Directors (the “Board”) and the Nominating, Governance, and Public Policy Committee (the “Nominating Committee”) of the Board oversee our sustainability program.
We are also committed to transparency with respect to our sustainability initiatives. Since 2021, we have issued an annual Task Force on Climate-related Financial Disclosures (“TCFD”), Sustainability Accounting Standards Board (“SASB”), and Global Reporting Initiative (“GRI”) aligned sustainability report. Now that these standards are incorporated into the International Financial Reporting Standards (“IFRS”) Framework, we intend to provide guidance on our disclosure’s alignment with the IFRS Framework moving forward. In April 2026, we plan to publish our sixth dedicated disclosure, the 2025 Impact Report, which will be available on our website at bloomenergy.com/sustainability, and provide information regarding greenhouse gas emissions, climate risk, and other sustainability topics. Please note that our Impact Report is not a part of our proxy solicitation materials.

18	Bloom Energy 2026 Proxy Statement
Governance Highlights
Our Board at a Glance

						Committees
Director	Primary Occupation	Selected Highlights	Class	Age	Director Since	AC	CC	NC

Barbara Burger ♦ INDEPENDENT	Adviser to multiple energy companies and investment firms	30+ years at Chevron focusing on energy innovation & decarbonization technologies	Two	65	2024			M

Jeffrey Immelt ♦ LEAD INDEPENDENT DIRECTOR	Venture Partner, New Enterprise Associates, Inc. Former Chairman & CEO, General Electric	15+ yrs leading General Electric as CEO/Chair Named one of the “World’s Best CEOs” 3x by Barron’s	Two	70	2019		C

Jim Snabe ♦ INDEPENDENT	Chairman, Siemens AG	Former Co-CEO of SAP AG Former chair/vice-chair positions at A.P. Moller Maersk and Allianz	Two	60	2025		M	M

Eddie Zervigon ♦ INDEPENDENT	CEO, Quantum Xchange	Former CPA at PwC 15 yrs as Managing Director at Morgan Stanley	Two	57	2007	M*		C

Michael J. Boskin INDEPENDENT	Professor of Economics & Hoover Institution Senior Fellow, Stanford University	50+ yrs as Stanford University faculty member, Oracle Director since 1994, and 20+ yrs on ExxonMobil Board	Three	80	2019	M*		M

John T. Chambers INDEPENDENT	Founder & CEO, JC2 Ventures Former Chairman & CEO, Cisco	20+ yrs leading Cisco Systems as CEO/Chair Global Ambassador of the French Tech	Three	76	2018		M

Cynthia (CJ) Warner INDEPENDENT	Former President and CEO, Renewable Energy Group	Former senior executive at Tesoro (now Andeavor), Sapphire Energy, and British Petroleum	Three	67	2023	M*		M

Mary K. Bush INDEPENDENT	President, Bush International, LLC	Held several Presidential appointments, including U.S. representative on International Monetary Fund Board	One	77	2017	C*

Gary Pinkus INDEPENDENT	Senior Partner Emeritus, McKinsey & Company	35+ yrs at McKinsey & former Chair of its North America Operations	One	60	2024		M

KR Sridhar	Founder, Chairman & CEO, Bloom Energy	25 yrs leading Bloom Former Prof. of Aerospace & Mechanical Engineering and advisor to NASA	One	65	2002

AC	Audit Committee	♦	Nominee	C	Chair
CC	Compensation and Organizational Development Committee (“Compensation Committee”)			M	Member
NC	Nominating Committee			*	Audit Committee Financial Expert

Our Business and Strategy	19
Board Demographics
Our directors reflect a range of tenures and experiences that support our strategy with relevant expertise.
Tenure
(non-employee directors)
6.3 years
Average Tenure

<5 years	5-10 years	>10 years
Independence

90%
Independent

Independent
Not Independent
Age
67.7 years
Average Age

50s	60s	>70
Board Action Highlights
The Board took an active role in overseeing Bloom’s operations in 2025, both in and outside formal meetings, including the following activities:

Governance & Risk Oversight
The Board strengthened its governance and oversight capabilities by expanding from nine to ten directors and appointing a new director, Jim Snabe, whose global business experience enhances the Board’s perspective. The Board also continued its engagement with senior leadership on matters including internal controls, enterprise risk management, cybersecurity, and regulatory compliance. The Board also approved changes to the Company’s governance guidelines and Compensation Committee charter.

Commercial Execution & Market Expansion
The Board reviewed management’s commercial execution initiatives, including processes for complex datacenter transactions, manufacturing production and utilization, adoption of AI to improve operational performance, sales pipeline development, deal structuring processes, service enhancement, organizational build-out, as well as expansion into new markets, customer segments and large-scale deployment opportunities.

Policy, Regulatory & Sustainability Matters
The Board reviewed evolving regulatory and public policy developments affecting tariffs, supply chain, tax incentives, distributed energy, decarbonization, corporate governance and public company disclosures. It also oversaw sustainability priorities supporting the Company’s role in the clean energy transition.

Executive Compensation & Talent Strategy	The Board oversaw executive compensation and talent strategy to reinforce pay-for-performance alignment, support leadership continuity, and promote long-term stockholder value.

Liquidity, Capital Strategy & Financial Flexibility
The Board oversaw liquidity, capital allocation and financing strategy to support disciplined growth, customer deployments and long-term financial flexibility. This included approval of an issuance of $2.5 billion aggregate principal amount of 0% Convertible Senior Notes due 2030, privately negotiated exchange agreements with certain holders of the Company’s outstanding Green notes, and entry into a $600 million senior secured multicurrency revolving credit facility.

20	Bloom Energy 2026 Proxy Statement
Corporate Governance Practices

Governance Practices

Independent Leadership	Strong Lead Independent Director with robust and transparent authority and clearly defined responsibilities

100% independent Board committees

Substantial majority independent Board (9 out of 10 directors are independent)

Regular executive sessions of independent directors at Board and committee meetings

Regular Board Assessments	Annual Board, committee, and director performance assessments through self-evaluations conducted by an independent third party

Annual review of combined chair/CEO leadership structure

Active and Engaged Oversight	2025 Board strategy session

Board- and committee-level oversight of sustainability matters and reporting, including a sustainability report that aligns with TCFD and SASB disclosure principles

Year-round stockholder engagement program, including one-on-one meetings and regular investor relations outreach, with feedback reported to the Board

Regular sessions of directors outside of scheduled quarterly meetings

Board oversight of cybersecurity and information security risk, including AI

Other Governance Best Practices	Limits on outside board service (five boards; three for public company CEO directors)

Directors are required to tender a resignation upon a substantial change in professional responsibilities

Single class of common stock

Prohibition on hedging and pledging

Orientation program for new directors

Stock ownership requirements for executive officers and directors

Clawback policies applicable to cash and equity-based incentive compensation, whether vested or unvested

Our Business and Strategy	21
Executive Compensation Program at a Glance
For 2025, the allocation of the target value of the primary elements of total direct compensation, consisting of base salary, annual cash incentive (“ACI”) plan opportunity, and grant date fair value of equity awards granted during the year in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”), for our CEO and, on average, our other named executive officers (“NEOs”) (excluding Mr. Berenbaum and Mr. Kurzymski) was as follows:
CEO Total Annual Compensation

ACI	Base Salary
Other NEOs Total Annual Compensation

Base Salary	ACI
RSUs	PSUs
The percentages above were calculated using the fiscal 2025 base salary, grant date fair value of equity awards and target ACI for participating NEOs. The 2025 equity awards for participating NEOs were structured as follows:

Provision	Grant Structure

Form of Grant	50% PSUs based on non-market based financial metrics and 50% RSUs based on service

Performance and Vesting Terms
PSUs subject to three-year performance period (1/3 of the target PSUs is eligible to be earned based on performance each year, but all earned PSUs do not vest until the end of the three-year performance period)

RSUs vest over three-years with 40% vesting on the first anniversary of the grant date and the remaining 60% vesting in equal quarterly installments over the next two years

Target Grant	Individualized for each NEO

PSU Metrics	Equal weighting for Annual Product Revenue Growth and Annual Adjusted Gross Product Margin via a matrix structure. The number of PSUs earned will range from 0 to 200% of target PSUs granted

Dr. Sridhar did not receive an annual equity grant in fiscal 2025. As described in last year’s proxy statement, in December 2024, the Compensation Committee approved a replacement equity package following the cancellation of his May 2021 multi-year equity award (the “2021 Grant”) after it was determined that the award no longer provided the intended incentive and retention value. The replacement package supports the Company’s long-term strategic priorities and retention objectives. Specifically, Dr. Sridhar was awarded 1,500,000 PSUs and 500,000 RSUs (the “2025 Equity Package”) and a grant of 600,000 PSUs (“Replacement Grant”) consisting of two awards: (1) a grant of 300,000 PSUs that fully vested on December 18, 2024 in recognition of the CEO’s contributions since 2021 that were not fairly rewarded under the 2021 Grant, and (2) a grant of 300,000 PSUs that vest upon Dr. Sridhar’s achievement of specific, objective criteria tied to specific strategic priorities prior to December 31, 2027. In addition, Mr. Berenbaum ceased to be an executive officer on May 1, 2025 and Mr. Kurzymski became an executive officer on May 2, 2025, and neither participated in the fiscal 2025 equity grants for executive officers.

22	Bloom Energy 2026 Proxy Statement
Key Changes to Executive Compensation Structure
In 2025, the Compensation Committee approved several changes to align the executive compensation program with market practice, strengthen pay-for-performance alignment, and support the Company’s strategic priorities. These changes were informed by input and market data from Meridian Compensation Partners, LLC (“Meridian”), the independent compensation consultant retained by the Compensation Committee of the Board.
For a discussion of our stockholder engagement with respect to executive compensation and what we did in response, see both Corporate Governance - Stockholder Engagement and Compensation Discussion and Analysis - Prior Year Say-on-Pay Results, Stockholder Engagement and Board Response.

Program Design Changes

ANNUAL CASH INCENTIVE (“ACI”)
•We increased the maximum earn-out opportunity from 1.5x target to 2x target to appropriately reward outstanding performance consistent with peer practice.
•We replaced the non-GAAP operating gross margin metric with total revenue and retained non-GAAP operating income to prioritize short-term operating financial objectives and to complement redefined PSU metrics described below.
•We eliminated the revenue “adder,” which had provided a one-percentage-point adjustment to payouts for each percentage point of annual total revenue growth (capped at 1.5x target), and instead designated total revenue as a weighted performance metric to simplify the program design.

EQUITY INCENTIVES
•We aligned performance metrics for the 2025-2027 PSU awards granted to our other NEOs in 2025 with Dr. Sridhar’s 2025 Equity Package to support our business strategy. Specifically, we replaced average annual total revenue growth with average annual product revenue growth to enhance long-term strategic relevance, and replaced non-GAAP gross margin with non-GAAP product gross margin.
•In addition, maximum payout opportunity was increased from 150% to 200% to provide stronger incentives for achieving stretch performance goals.
•We eliminated the executive election to convert PSUs into PSOs and RSUs into stock options to simplify the program and to align grant-date values with GAAP-based disclosure and financial reporting.

Proposal 1 Election of Four Class II Directors

The Board of Directors recommends a vote “FOR” each nominee proposal.

Our Board Structure.
Our Board is divided into three classes, each with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting, with the other two classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until their successor is elected and qualified, or until their earlier death, resignation, or removal. The Board has ten members.
Nominees.
The Nominating Committee and the Board have carefully considered the qualifications of the nominees and believe they are well qualified to serve on the Board. The nominees possess considerable professional and business experience, and as a group, they have the appropriate skills to exercise their oversight responsibilities. Dr. Burger and Mr. Snabe were recommended to the Nominating Committee by non-management directors.
If a Nominee is Unable to Serve.
The nominees have consented to being named as nominees in the Proxy Statement and have agreed to continue serving as directors, if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes management to vote for another person nominated by the Board or the Board may reduce its size.
Vote Required.
Directors will be elected by a plurality of votes cast. That means the three nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes, if any, will not affect the outcome of the vote.

24	Bloom Energy 2026 Proxy Statement
Our Nominees and Board of Directors
Class II Directors: Standing for Election at the 2026 Annual Meeting of Stockholders

Barbara Burger INDEPENDENT Advisor, multiple energy companies and investment firms Director Since: August 2024 Age: 65 Committee Membership: Nominating Other Public Company Boards: Heliogen, Inc. (since 2022)
Professional Background
•2022 – Present: Advisor to energy-focused companies and investment firms on innovation, technology deployment and energy transition strategy, including Emerald Technology Ventures Advisory Council (since April 2022), Energy Impact Partners (since April 2023), Epicore Biosystems (since July 2022), Marunouchi Innovation Partners (since October 2023), Sparkz, Inc. (since April 2023), and Syzygy Plasmonics (since June 2022)
•1987 – 2022: Chevron Corporation, an energy corporation
•Served as President, Chevron Technology Ventures (2013-2022) and Vice President, Innovation (2020-2022). Previously held senior leadership roles across technology, marketing, lubricants, chemicals and international businesses.

Other Directorships & Memberships
•Milestone Environmental Services Board of Managers (since February 2024)
•Revterra Director (since November 2023)
•Greentown Labs Director (June 2022 – August 2024)
•Lazard Ltd. Advisor (October 2022 – September 2024)
•Active in educational, industry associations, and other non-profits, including Activate Leadership Council, President of the Board of Directors of the Houston Symphony, MIT Energy Initiative, National Renewable Energy Laboratory Advisory Council, Rice University Corporate Innovation Advisory Board, River Campus Libraries National Council, Strategic Advisory Board Member of the California Institute of Technology Resnick Sustainability Institute, and University of Rochester Board of Trustees.

Relevant Qualifications for Bloom
•Deep expertise in the global energy transition and emerging clean energy technologies supports Bloom’s strategy to deliver low-carbon, resilient power solutions.
•Proven leadership integrating advanced technologies and sustainable business models informs Bloom’s innovation roadmap and commercialization strategy.
•Extensive experience aligning technology development with large-scale industrial deployment strengthens Bloom’s ability to scale solutions globally.
•Strategic insight into decarbonization, carbon management and evolving systems supports Bloom’s advancement of hydrogen, combined heat & power (“CHP”) and carbon capture applications.
•Global industry relationships and advisory experience enhance Bloom’s ability to develop partnerships and expand market adoption.
•Technical depth and commitment to innovation and sustainability provide valuable perspective as Bloom continues to evolve its solutions and address complex energy challenges.
•Her comprehensive understanding of technology and passion for education, innovation, sustainability and the challenges facing the energy transition, equip her to provide valuable insights into Bloom’s advancement in its solutions.
•Since leaving Chevron, Dr. Burger has leveraged her extensive network and expertise to advise several energy-focused companies and investment firms. Her unique combination of technical knowledge, strategic leadership, and industry connections is valuable as Bloom works to revolutionize the energy landscape.

Proposal 1 — Election of Four Class II Directors	25

Jeffrey Immelt
INDEPENDENT
Venture Partner, New Enterprise Associates Former Chairman & CEO, General Electric (“GE”)
Director Since:
January 2019
Age:
70
Committee Membership:
Compensation (Chair)
Other Public Company Boards:
Twilio Inc. (since 2019)

Professional Background
•2018 – Present: Venture Partner, New Enterprise Associates, a venture capital firm
•2001 – 2017: Chairman and CEO, GE, a diversified industrial company
•GE was named “America’s Most Admired Company” by Fortune magazine and one of “The World’s Most Respected Companies” in polls by Barron’s and the Financial Times during his tenure

Other Directorships & Memberships
•2025 – Present: Director, Automation Anywhere
•2022 – Present: Director, Arkestro, Masterclass and Minimum
•2020 – Present: Board Observer, Goodleap
•2019 – Present: Director, Sila Nanotechnologies
•2018 – Present: Director, Collective Health, Radiology Partners
•2018 – 2024: Director, TriAlpha Energy
•2018 – 2022: Director, Hennessy Capital Investment Corp. V
•2019 – 2022: Director, Tuya Inc.
•2018 – 2021: Director, Formlabs
•2018 – 2025: Director, Desktop Metal, Inc. (subsequently merged with privately-held Nano Dimension, Ltd.)
•2020 – 2025: Director, NeueHealth, Inc. (formerly Bright Health Group, Inc. and subsequently merged with privately-held New Enterprise Associates)
•Member, The American Academy of Arts & Sciences
•Former Chair, President’s Council on Jobs and Competitiveness under the Obama Administration

Accolades •Named one of the “World’s Best CEOs” three times by Barron’s •Recipient of 15 honorary degrees and numerous awards for business leadership

Relevant Qualifications for Bloom
•Former Chairman and Chief Executive Officer of a global industrial and energy company, bringing deep leadership experience and guiding complex organizations through transformation and growth.
•Extensive public company board experience and governance experience provides strong leadership experience and oversight as Lead Independent Director.
•Deep expertise in the global power and renewable energy sectors offers valuable insight into the evolving energy transition competitive landscape.
•Proven track record leading portfolio transformation, innovation and customer-focused growth supports Bloom’s strategic evolution and market expansion.
•Experience overseeing large-scale global operations and organizational transformation informs the Board’s oversight of talent, succession planning and executive compensation.
•Venture capital experience provides perspective on emerging technologies and business models relevant to Bloom’s long-term strategic direction.

26	Bloom Energy 2026 Proxy Statement

Jim Snabe INDEPENDENT Chairman, Siemens AG Former Co-CEO, SAP AG Director Since: August 2025 Age: 60 Committee Membership: Compensation Nominating Other Public Company Boards: C3.ai (since 2020)
Professional Background
•2018 – Present: Chairman Siemens AG, a global technology company (member since 2013)
•2016 – Present: Adjunct Professor at Copenhagen Business School
•2022 – 2024: Chairman, Northvolt AB, a battery development company
•2017 – 2022: Chairman A.P. Møller-Mærsk, a shipping and logistics company
•2018 – 2022: Vice Chairman of Allianz SE, an insurance and financial services company
•2010 – 2014: Co-CEO of SAP AG

Other Directorships & Memberships
•2025 – Present: Temasek Holdings
•2025 – Present: Member of Global Advisory Board of Deutsche Bank
•2023 – Present: Vice Chairman, Urban Partners
•2020 – Present: Board Member of C3.ai, Inc.
•2014 – Present: Member of the Board of Trustees of the World Economic Forum

Accolades •Co-Author of Dreams & Details, Tech for Life, and Reinvention from the Boardroom •TED Talk: Dreams and details for a decarbonized future, 2021

Relevant Qualifications for Bloom
•Global business leader with more than three decades of experience guiding multinational companies through digital transformation, industrial innovation and large-scale operational growth.
•As Chairman of Siemens AG, provides insight into electrification, automation, and digital-industry technologies aligned with Bloom’s long-term objectives in resilient, and sustainable energy solutions.
•Board and advisory experience, including service at C3.ai, Inc., enhances the Board’s perspective on artificial intelligence, emerging technologies and international investment trends.
•Former Co-Chief Executive Officer of SAP SE, where he led major digital and operational transformations and helped shape the company’s technology roadmap and global growth strategy.
•Expertise advancing decarbonization and sustainability initiatives, and navigating complex regulatory and competitive environments across global industries.
•Global governance and policy perspective, informed by service with the World Economic Forum and international advisory boards supports Bloom’s ability to anticipate market, policy, and geopolitical developments affecting the energy transition.
•Track record integrating advanced technologies into established industries, and guiding organizations through transformative change strengthens Bloom’s strategy as it scales its fuel cell and electrolyzer platforms and expands globally.

Proposal 1 — Election of Four Class II Directors	27

Eddy Zervigon INDEPENDENT CEO, Quantum Xchange Director Since: October 2007 Age: 57 Committee Membership: Audit (Audit Committee Financial Expert) Nominating (Chair) Other Public Company Boards: None
Professional Background
•2020 – Present: CEO, Quantum Xchange, a cybersecurity company
•2012 – Present: Special Advisor, Riverside Management Group, a boutique merchant bank
•1997 – 2012: Managing Director, Principal Investments Group, Morgan Stanley & Co. LLC, a global financial services firm
•Former CPA, Coopers & Lybrand (now PricewaterhouseCoopers LLP), a public accounting firm

Other Directorships & Memberships
•2019 – 2023: Director, Maxar Technologies Inc.
•2004 – 2017: Director, DigitalGlobe, Inc.
•Former Director, MMCinemas
•Former Director, Impsat Fiber Networks, Inc.
•Former Director, TVN Entertainment Corporation
•Former Director, Stadium Capital Management, LLC

Relevant Qualifications for Bloom
•Brings deep institutional knowledge of Bloom from his involvement during the Company’s early growth stages and subsequent Board service.
•Unique perspective on Bloom’s evolution from initial product commercialization to scaled manufacturing and global deployment of solid oxide fuel cell technology.
•Extensive capital markets and corporate finance expertise provide valuable insight into financing strategies supporting Bloom’s global project development and growth.
•Leadership experience in the cybersecurity sector offers perspective on technology risk, information security and effective risk management practices.
•Experience introducing and scaling innovative technologies supports Bloom’s continued expansion of applications for its solid oxide platform and evolving energy transition strategy.
•Certified Public Accountant with significant financial reporting and governance expertise, strengthening Board oversight and Audit Committee effectiveness.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE FOR THE ELECTION AS A CLASS II DIRECTOR.

28	Bloom Energy 2026 Proxy Statement
Class III Directors: Terms Expiring at the 2027 Annual Meeting

Michael J. Boskin
INDEPENDENT
Tully M. Friedman Professor of Economics & Rose and Milton Friedman Senior Fellow, Hoover Institution, Stanford University
CEO & President, Boskin & Co.
Director Since:
November 2019
Age:
80
Committee Membership:
Audit (Audit Committee Financial Expert)
Nominating
Other Public Company Boards:
Oracle Corporation (since 1994)

Professional Background
•1971 – Present: Tully M. Friedman Professor of Economics and Rose and Milton Friedman Senior Fellow, Hoover Institution, Stanford University
•1980 – Present: CEO and President, Boskin & Co., Inc., a consulting firm
•1989 – 1993: Chairman, President George H.W. Bush’s Council of Economic Advisers (CEA)

Other Directorships & Memberships
•Co-President, Koret Foundation, which gives grants to support educational advancement and career success of children from disadvantaged backgrounds
•1996 – 2018: Director, ExxonMobil

Accolades
•Author of more than 150 books and articles, internationally recognized for research on world economic growth, tax and budget theory and policy, Social Security, U.S. saving and consumption patterns and the implications of changing technology and demography on capital, labor and product markets.

Relevant Qualifications for Bloom
•Internationally recognized economist whose research on economic growth, fiscal policy, taxation and demographic change provides insight into macroeconomic forces shaping global energy markets.
•Provides the Board with deep expertise on energy policy, tax and financing frameworks, and economic trends that influence demand, investment and regulatory environments across Bloom’s global markets.
•More than two decades of public company board experience in the energy sector strengthens the Board’s perspective on regulatory, policy and government matters affecting the global energy transition.
•Experience advising government and international organizations enhances the Board’s understanding of geopolitical developments and policy trends impacting energy infrastructure and deployment.
•Leadership experience and service on large complex organizations provide valuable perspective as Bloom scales globally and continues to strengthen governance and sustainability practices.

Proposal 1 — Election of Four Class II Directors	29

John T. Chambers INDEPENDENT Founder & CEO, JC2 Ventures Director Since: August 2018 Age: 76 Committee Membership: Compensation Other Public Company Boards: None
Professional Background
•2017 – Present: Founder, Chief Executive Officer, JC2 Ventures, a venture capital firm
•1995 – 2017: Cisco Systems, Inc.
•Served as Executive Chairman (2015-2017) and previously served as Chairman (2006-2015), Chief Executive Officer (1995-2015), and President (1995-2006), leading Cisco’s transformation into a global technology leader.
•1982 – 1990: Senior Vice President of U.S. Operations, among other roles, Wang Laboratories, Inc., a former computer-based office information processing systems company

Other Directorships & Memberships
•Chairman of the US-India Strategic Partnership Forum
•Appointed Global Ambassador of the French Tech by President Emmanuel Macron of France
•2017 – 2023: Director, Sprinklr, Inc.

Relevant Qualifications for Bloom
•Former Chief Executive Officer of Cisco Systems, where he scaled the company into a global technology leader, providing valuable insight as Bloom expands globally and enters new markets.
•Deep experience leading complex global organizations offers perspective on leadership development, organizational design and scaling operations.
•Expertise building customer ecosystems and strategic partnerships supports Bloom’s expansion of sales channels and go-to-market capabilities.
•Experience commercializing emerging technologies and mentoring growth companies provides insight into scaling innovation and developing new business models.
•Global policy and government engagement experience supports Bloom’s expansion in regulated and policy-driven energy markets.
•Background in communications and network infrastructure technology enhances the Board’s perspective on cybersecurity technology risk.

30	Bloom Energy 2026 Proxy Statement

Cynthia (CJ) Warner
INDEPENDENT
Senior Operating Partner, GVP Climate, LLP
Former President and CEO, Renewable Energy Group, Inc.
Director Since:
June 2023
Age:
67
Committee Membership:
Audit (Audit Committee Financial Expert)
Nominating
Other Public Company Boards:
Chevron Corporation (since 2022)
Sempra Energy (since 2019)

Professional Background
•2023 – Present: Senior Operating Partner, GVP Climate, LLP, a venture capital firm
•2019 – 2022: President and CEO of Renewable Energy Group, a biodiesel production company
•2014 – 2018: Andeavor (formerly Tesoro)
•Served as EVP, Operations (2016-2018) and EVP, Strategy and Business Development (2014-2016)
•2009 – 2014: Sapphire Energy
•Served as Chairman and Chief Executive Officer (2012-2014) and President (2009-2011)
•2005 – 2009: British Petroleum
•Served as Group Vice President of Global Refining (2007-2009) and Group Vice President of Health, Safety, Security, Environmental and Technology (2005-2007)

Other Directorships & Memberships
•Trustee, Vanderbilt University Board of Trust
•Columbia University Center on Global Energy Policy (Executive Committee of the Advisory Board)
•Board of Trustees, University of the Incarnate Word
•Former Trustee of the Committee for Economic Development
•2013 – 2021: IDEX Corporation
•2019 – 2022: Renewable Energy Group, Inc.

Accolades
•Vanderbilt University School of Engineering Academy of Distinguished Alumni (2019 Induction)
•Director of the Year - Corporate Governance, Corporate Director’s Forum
•Recipient of the Vanderbilt University Alumni Professional Achievement Award in 2023
•Fortune Magazine Businessperson of the Year in 2020

Relevant Qualifications for Bloom
•More than 4 decades of leadership experience across traditional and renewable energy sectors provides critical insight as Bloom advances solutions across the energy transition.
•Chief executive and senior operating leadership experience in global energy and industrial operations strengthens the Board’s perspective on scaling manufacturing, operational excellence and commercialization.
•Deep expertise in renewable fuels and alternative energy markets informs Bloom’s partnerships and energy value chain strategy.
•Experience leading complex refining and industrial operations enhances oversight of engineering, safety, and manufacturing performance.
•Sustainability, environmental and regulatory expertise supports Board oversight of operational stewardship and the evolving energy policy landscape.

Proposal 1 — Election of Four Class II Directors	31
Class I Directors: Terms Expiring at the 2028 Annual Meeting

Mary K. Bush INDEPENDENT President, Bush International LLC Director Since: January 2017 Age: 77 Committee Membership: Audit (Chair & Audit Committee Financial Expert) Other Public Company Boards: None
Professional Background
•1991 – Present: President, Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business, and economic and governance matters
•Held several Presidential appointments, including the U.S. Government’s representative on the International Monetary Fund Board and the Director of Sallie Mae
•Former head of the Federal Home Loan Bank System during the Savings and Loan crisis
•Former advisor to the Deputy Secretary of the U.S. Treasury Department
•2007: Appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession
•2006: Appointed by President George W. Bush as Chair of the congressionally-chartered HELP Commission on reforming foreign aid
•Managed global banking and corporate finance relationship at New York money center banks, including Citibank, N.A., Bankers Trust Company and Chase Manhattan Bank (now JP Morgan Chase)

Other Directorships & Memberships
•2022 – 2026: Director, Moose Holdings Inc., a Carlyle portfolio company; holding company for ManTech International
•Chairman, Spark the Journey (formerly known as the Capital Partners for Education), a not-for-profit organization that mentors low-income high school and college students in the Washington, D.C. area
•2006 – 2022: Director, ManTech
•2008 – 2020: Director, Marriott International, Inc.
•2007 – 2023: Director, Discover Financial Services
•2013 – 2023: Director, T. Rowe Price
•1997 – 2012: Director, Pioneer Family of Mutual Funds
•2006 – 2010: Director, United Airlines
•2004 – 2009: Director, Briggs & Stratton, Inc.
•1997 – 2000: Director, Texaco

Relevant Qualifications for Bloom
•Extensive leadership experience in international finance and public and private financial institutions provides insight into global capital markets and corporate finance.
•Deep expertise in public company governance, financial reporting, and accounting oversight strengthens Board oversight and Audit Committee effectiveness.
•Experience with U.S. and international financial regulation and policy enhances the Board’s perspective on risk management and regulatory environments.
•Service in senior governmental and multilateral financial institutions provides insight into sovereign finance, global economic policy and international markets.
•International relationships and cross-border finance experience support Bloom’s access to capital and global project financing initiatives.
•Experience advising corporations and governments on strategic financial matters supports Bloom’s expansion in global energy markets.

32	Bloom Energy 2026 Proxy Statement

Gary Pinkus INDEPENDENT Former Chairman of North America, McKinsey & Company Director Since: June 2024 Age: 60 Committee Membership: Compensation Other Public Company Boards: Walker & Dunlop, Inc. (since 2024)
Professional Background
•1987 to present: McKinsey & Company
•Currently Senior Partner Emeritus and formerly served as Chairman, North America (2018 to 2025). Previously served as Managing Partner, North America (2015-2018), Managing Partner, West Coast (2006-2015) and Managing Partner, San Francisco (2003 to 2006). Earlier leadership roles included service in the firm’s global governance bodies, including the Shareholders Council, and leadership of finance, strategy, risk and infrastructure committees. He also helped establish McKinsey’s Private & Principal Investors practice.

Other Directorships & Memberships
•2025 – Present: Director, TPG Private Equity Opportunities, L.P.
•2024 – Present: Director, Walker & Dunlop, Inc.
•2024 – Present: Director, Sackville Capital, global investment firm focused on private markets
•2024 – Present: Trustee, Wake Forest University Board of Trustees
•Trustee, US Ski and Snowboard Foundation Board of Trustees

Relevant Qualifications for Bloom
•Strategic advisor with nearly four decades of experience guiding global organizations through transformation, growth and complex operational challenges.
•Leadership roles at McKinsey & Company, including Chairman, North America, provide insight into organizational strategy, performance improvement and large-scale operational excellence.
•Co-founder of McKinsey's Private Equity & Principal Investors practice and service on the firm's global governance bodies contribute expertise in corporate strategy, governance and investment decision-making.
•Broad cross-industry advisory experience offers perspective on global markets, operational capabilities and strategic innovation as Bloom expands its clean energy solutions.
•Experience advising on executive performance, compensation structures and organizational effectiveness strengthens Compensation Committee oversight and talent strategy.
•Governance and enterprise risk oversight experience enhances the Board’s perspective on risk management and long-term value creation excellence and long-term success, Mr. Pinkus brings a unique perspective to Bloom's Board. His expertise in navigating complex business environments and driving strategic initiatives align with Bloom's mission to accelerate the energy transition through advancements in clean, reliable, and affordable energy solutions.

Proposal 1 — Election of Four Class II Directors	33

KR Sridhar Founder, Chairman & CEO, Bloom Energy Director Since: January 2002 Age: 65 Committee Membership: None Other Public Company Boards: C3.ai, Inc. (since 2023)
Professional Background
•2002 – Present: Founder, Chief Executive Officer, Chairman, Bloom Energy
•2009 – Present: Strategic Limited Partner, Kleiner Perkins, a venture capital firm
•Former Professor of Aerospace and Mechanical Engineering, Director, Space Technologies Laboratory at the University of Arizona Former Advisor, NASA
•Led major consortia of industry, academia and national labs
•Served on many technical committees, panels, and advisory boards, and has several publications and patents

Other Directorships & Memberships
•Member, National Academy of Engineering
•Strategic Advisory Board Member of the California Institute of Technology Resnick Sustainability Institute
•Board of Visitors at the Grainger College of Engineering at the University of Illinois, Urbana-Champaign

Relevant Qualifications for Bloom
•As Bloom’s founder and long-serving Chief Executive Officer and Chairman, Dr. Sridhar has guided the Company’s growth and development for more than two decades and brings unparalleled institutional knowledge of its technology, operations, employees, customers and policy and regulatory environment.
•His deep technical and scientific expertise in chemistry, physics and manufacturing innovation - including leadership in the original development of Bloom’s innovative solid oxide fuel cell platform and the equipment required to manufacture it - brings invaluable insight as the Company advances new applications, automates production and expands its manufacturing capabilities.
•As Chief Executive Officer, Dr. Sridhar led the introduction and commercialization of the Bloom Energy Server and has extensive experience navigating policy and regulatory initiatives and working with government agencies to support adoption of Bloom’s solutions. He has also scaled the Company from its founding team to a global workforce, fostering a culture focused on innovation, execution and talent development.
•Dr. Sridhar’s vision for Bloom’s solid oxide platform and his understanding of the global energy landscape, economic conditions and policy drivers support the Board’s strategic planning and long-term growth initiatives as global demand for resilient, low-carbon energy solutions accelerate. He provides management’s perspective in Board deliberations and valuable insight into daily operations.

34	Bloom Energy 2026 Proxy Statement
How We Build an Effective Board
Board Membership Criteria
The Nominating Committee is responsible for reviewing the skills, qualifications and experience desired in directors, in light of the Company’s current business conditions, short- and long-term strategic priorities and the competencies and experience represented on the Board. Potential director candidates are evaluated in the context of the Board’s existing composition to help ensure a mix of professional and personal backgrounds, skills and expertise that provides the Company with a broad perspective on a wide range of issues. The Nominating Committee regularly evaluates the size and composition of the Board and assesses whether its makeup aligns with Bloom’s strategic needs as they evolve with the business environment.
Core Competencies Required of All Directors
The Nominating Committee seeks to construct a Board consisting of directors with the following attributes:
•The highest personal and professional integrity, ethics, and values, consistent with our Global Code of Business Conduct and Ethics (“Code of Conduct”)
•Commitment to representing the long-term interests of stockholders and building stockholder value
•Awareness of a director’s vital role in corporate governance
•Demonstrated willingness to devote the time necessary to fulfill the duties and responsibilities of Board service and a commitment to serve over a period of years sufficient to develop meaningful knowledge about Bloom’s operations
•Appreciation for, and the ability to work collegially with, individuals with diverse occupational and personal backgrounds, experiences, and perspectives
•Professional skills and experience that align with the needs of Bloom’s current and long-term business strategy and complement the experience represented on the Board
•High-level leadership experience in business or managerial roles and a record of significant accomplishments
•Demonstrated ability to think strategically, exercise independent judgment, and make sound, mature decisions
•For incumbent directors, a demonstrated willingness to remain current on industry trends and other developments relevant to Bloom’s strategic direction, and to actively participate in and contribute to the work of the Board
•An absence of conflicts of interest that would impair the ability to exercise independent judgment on behalf of the Company and its stockholders

Proposal 1 — Election of Four Class II Directors	35
Director Skills and Experience
The Board has identified key skills and experiences that should be represented collectively, in light of the Company’s business strategy and anticipated future needs. The skills and experience described below are considered important to effectively oversee our current and long-term business strategies, execution, and risk management, including the unique challenges we face as a developer and manufacturer of innovative technologies and products in a complex, policy-driven and highly regulated energy industry undergoing significant change.
The table below summarizes how these key skills and experiences align with the Company’s core business needs and priorities. Director biographies highlight each director’s relevant experience, qualifications and skills in relation to these areas.

Senior Leadership
Experience Serving as the Chief Executive Officer or other senior leadership role of an organization
Serving in senior leadership positions, including as CEO, provides a demonstrated record of leadership and a practical understanding of enterprise structure, operations and management, strategy and strategic planning, risk and risk management, and the methods to drive change and growth. As a Company that has and should continue to undergo evolving strategies and growth, leadership experience in a large or complex organization provides experience and expertise to our management team in leading and developing talent, scaling and driving change and long-term growth.

Public Company Board
Experience as a board member of another publicly traded company
As a relatively new public company, we aspire to high governance standards. Service on the boards of other publicly traded companies provides an understanding of corporate governance practices, trends and insights into board management, relations between the Board and senior management, stockholder expectations and appropriate oversight as the Company scales and evolves with the changing energy landscape. This experience supports our goal of Board and management accountability, transparency, and protection of stockholder interests.

Global Business/International
Experience doing business internationally
Expanding our business beyond the U.S. is a key component of our growth strategy as a global provider of technology solutions for energy. Directors with global business or international experience provide valuable perspectives on diverse business environments, economic conditions, political and regulatory environments and cultures.

Financial/ Accounting/ Capital Markets/ Project Finance
Experience or expertise in financial accounting and reporting, the financial management of an organization or experience in corporate borrowing and capital markets/project finance
We seek to have directors with a strong understanding of accounting, finance, and financial reporting processes to effectively monitor and assess our strategic and operational performance, which is often measured through financial metrics. Additionally, they play a crucial role in overseeing robust controls and accurate financial reporting, both of which are essential to our success. We currently have four directors who qualify as audit committee financial experts (per SEC rules), most of whom also have executive leadership experience, and we expect all of our directors to be financially knowledgeable. Our capital structure and operations include the use of debt instruments and financing arrangements. We regularly engage in project finance to enable our customers’ use of our products as well as to support project development. It is important for our directors to have an understanding of the capital markets, financing, and energy project finance structures to advise on, and oversee, our project finance and corporate finance activities.

36	Bloom Energy 2026 Proxy Statement

Strategic Business Development
Experience driving strategic direction and growth of an organization
The energy market is in the middle of a massive transition as countries generally move towards reducing carbon while at the same time deal with a lack of generation and transmission. As a provider of innovative power generation and other products for the energy market, the applications and products we chose to develop, the partnerships we engage in, and the product markets and territories we sell in are all strategic decisions we address on a regular basis. Directors with experience in shaping future strategies related to new product development, market expansion, partnerships in an evolving industry - particularly in the context of opportunities presented by the energy transition - can provide valuable guidance to both the Board and management. Their expertise in strategic decision-making, due diligence and best practices promotes informed and effective leadership in driving the Company’s long-term success.

Emerging Technology/ Business Models
Experience developing a successful market adaptation of a new technology and deriving new business models
Our fuel cell based Energy Server system is an innovative and relatively new product offering, as is the variety of applications we have developed from our core solid oxide fuel cell platform. We continue to evolve the various ways in which we sell our products and attendant service offerings to drive additional growth and adapt to new and changing market conditions and requirements. Given the relative newness of our technology and resulting products and the rapid changes in the energy industry, we seek directors with experience bringing new products to market and developing business and service models as this is important for our continued evolution and growth.

Energy
Knowledge or experience in the Company’s specific industry
Directors with energy industry experience can share with us their insight with respect to strategic and operational matters related to the complex, heavily regulated, and constantly changing energy industry. This includes experience in both the retail and wholesale energy markets, experience with both distributed generation and utilities, energy technologies, renewable and clean energies and gas transmission and distribution as we seek to expand both in the U.S. and in select international markets. Knowledge of the competitive landscape provides valuable perspective as we consider partnerships and alliances in our go-to-market activities.

Government/ Public Policy/ Regulatory
Experience working in a heavily regulated industry or an industry heavily influenced by policy and with regulatory and government organizations
The energy industry is heavily regulated and directly affected by governmental actions and decisions. Our operations require compliance with diverse regulatory requirements across multiple countries and involve interactions with governmental entities worldwide. Directors with expertise in government affairs at the state and federal levels, as well as experience in developing and implementing policy, can help us engage effectively with governments globally. This expertise is essential as we work to shape legislation and regulatory frameworks that support the adoption of our technology in both the U.S. and in select international markets. Directors with experience working within a regulatory framework help the Board fulfill its oversight responsibilities related to Bloom’s legal and regulatory compliance, as well as its engagement with regulatory authorities.

Sales and Marketing
Experience selling and marketing products globally and through direct and indirect channels
It is crucial to our growth that we attract new customers, develop new channel partnerships, and expand the sales and marketing of Energy Server systems and our new applications and products into new territories and markets. Directors with experience in the strategy and mechanics of sales, customer acquisition and retention, marketing, channel and partnership models, and building brand awareness can help support our efforts to grow our customer and channel partnership base and develop our brand.

Proposal 1 — Election of Four Class II Directors	37

Manufacturing/ Operations
Experience in manufacturing supply chain and fully integrated companies
We both develop and manufacture our products, making supply chain management, factory automation, and global expansion of our manufacturing and related operations critical to scaling our business, achieving operating leverage, and driving growth. Directors with experience in these areas, particularly within large, global, fully integrated companies, provide valuable perspectives as we expand our manufacturing footprint.

Human Capital Management
Experience in developing, retaining and rewarding employees in a global, fully integrated engineering and manufacturing organization
We operate in a highly competitive employment market. As a fully integrated development and manufacturing company expanding globally and scaling within an evolving energy industry, retaining top talent and maintaining our culture through periods of change is critical to our success. Directors with experience in attracting, motivating, developing, and retaining talent across office, manufacturing, and engineering environments, as well as in succession planning, provide valuable insights to support the Board’s oversight in these critical areas. In addition, as we continue to evolve our compensation structure, employee practices, and culture, these elements remain critical to our global expansion and growth. Directors with experience in compensation practices, organizational design, and managing a global workforce provide valuable expertise to our senior management team.

Technology/ Science
Experience or expertise in technology or engineering
Knowledge and experience in product development, materials science, chemistry, and hardware development are crucial for our continuing development and innovation of our products and to the evolution of our strategy. As a high-tech industrial company and an innovator in the fuel cell industry, we seek directors with technology or engineering backgrounds as our success depends on developing and investing in the continued evolution of our solid oxide platform and its applications.

Environment/ Sustainability
Experience with environmental compliance and sustainability development
As a technology company serving the energy industry, effective oversight and transparency regarding the risks and opportunities pertaining to climate change and the energy transition are critical to our growth and are expected by our stockholders and other stakeholders. In addition, we prioritize the health and safety of our workforce, the communities where we operate, and the environment. Directors who have experience analyzing and responding to climate change, as well as assessing environmental compliance obligations and operations, can help us navigate the changing requirements around sustainability, related reporting requirements and environmental policy, regulation and risk management.

Cybersecurity/ Information Security
Experience or expertise in cybersecurity, cloud computing or data analytics
As a provider of power generation and other energy applications, we provide a critical infrastructure asset for our customers. We provide remote monitoring of our products at our customer locations. A cyber attack on our products, whether through our remote monitoring system, the grid or our internal systems containing critical IP, could have material adverse effects on our business. Directors with experience managing cybersecurity and information security risks, or those with a deep understanding of the cybersecurity threat landscape, systems and data management, provide valuable insights and guidance to the Board in its oversight of our cybersecurity and information risk management infrastructure.

38	Bloom Energy 2026 Proxy Statement
Board Perspectives
The Board and Nominating Committee value contributions that arise from a diversity of viewpoints, backgrounds, experiences, and demographics. In identifying director nominees, we believe that a range of perspectives enhances the Board’s understanding of our customers, partners, employees, investors and other stakeholders. The Nominating Committee assesses its effectiveness in balancing these considerations as part of the director nomination process, and both the Nominating Committee and the Board consider these factors when refreshing Board membership.
Our Board’s Skills and Attributes
The chart below illustrates how the skills and experiences identified by our Board are represented across our directors. We have highlighted the directors with the most expertise in each area; however, the absence of a mark does not indicate that a director lacks a particular qualification or skill. The Nominating Committee and the Board believe that the collective skills, qualifications and experiences of the Board contribute to its effectiveness, helping to ensure strong oversight of the business and high-quality advice and guidance to the Company’s management. The individual biographies beginning on page 24 of this Proxy Statement provide additional detail regarding how each director’s specific skills and experience align with and support Bloom’s strategic direction.

Skills	Boskin	Burger	Bush	Chambers	Immelt	Pinkus	Snabe	Sridhar	Warner	Zervigon
Senior Leadership
Public Company Board
Global Business/International
Financial/Accounting/ Capital Markets/Project Finance
Strategic Business Development
Emerging Technology/Business Models
Energy
Government/Public Policy/Regulatory
Sales and Marketing
Manufacturing/Operations
Human Capital Management
Technology/Science
Environment/Sustainability
Cybersecurity/ Information Security

Independence and Tenure	Boskin	Burger	Bush	Chambers	Immelt	Pinkus	Snabe	Sridhar	Warner	Zervigon	Total/Average
Independent											90%
Tenure	7	2	9	8	7	2	0	24	3	19	8.1 years (6.3 years for independent directors)
Age	80	65	77	76	70	60	60	65	67	57	67.7

Proposal 1 — Election of Four Class II Directors	39
Board Composition and Director Nominations
Annual Nomination Process

1	Annual Board Composition Review	Each year the Nominating Committee and the Board review the size and composition of the Board in light of the Company’s operations, strategic priorities and industry conditions. The Nominating Committee evaluates the Board’s collective skills, experience, and qualifications, including the variety of their viewpoints, and considers stockholder feedback as part of this process.

2	Evaluation of Incumbent Directors
The Nominating Committee evaluates incumbent directors’ qualifications, performance and commitment based on a variety of factors including skills, experience, independence, tenure, attendance and participation, results of the annual Board evaluation, compliance with overboarding guidelines, the absence of conflicts of interest, and each director’s continued ability to contribute to the Company’s future strategic priorities.

3	Identification and Evaluation of New Director Candidates
When appropriate, the Nominating Committee conducts a search process to identify qualified candidates, which may include engaging an independent search firm. The Nominating Committee also considers candidates recommended by stockholders in compliance with the nomination procedures set forth in the Bylaws. In evaluating potential nominees, the Nominating Committee considers a variety of factors, including independence, integrity, diversity of perspectives and experience, skills, financial expertise, leadership experience, knowledge of the Company’s business and industry, the absence of conflicts of interest, the number of other public company board on which the candidate serves, and the candidate’s willingness and ability to devote the time and effort necessary to fulfill Board responsibilities. Selected candidates are interviewed by members of the Board.

4	Nomination and Final Selection
The Nominating Committee works with the Chairman, Lead Independent Director and other Board members in evaluating candidates and may consider recommendations from directors, stockholders, management and external advisors. Following its evaluation, the Nominating Committee recommends nominees to the Board. The Board then determines whether a candidate’s skills, experience, qualifications, and viewpoints will contribute to an effective Board both aligned with the Company’s strategic priorities to support the Board’s success and able to address the Company’s future strategic challenges and opportunities.

40	Bloom Energy 2026 Proxy Statement

Board Composition Enhancements
Over the past three years, the Board has continued to strengthen its composition to align with the Company’s evolving strategic priorities. In August 2025, Jim Snabe was appointed to the Board, bringing total membership to ten directors. His nomination followed an extensive search process, during which the Board considered numerous candidates and conducted a rigorous evaluation to identify individuals with expertise aligned with Bloom’s strategic needs.

Why Jim Snabe was Added
to the Board
Strengthening the Board’s composition to align with Bloom’s evolving strategic priorities has been a key priority over the past three years, with four directors added during that time. In selecting Jim Snabe, the Board considered his more than 30-year global career at the intersection of industrial technology, digital transformation and sustainable innovation, as well as his extensive senior leadership and public company board experience.
Mr. Snabe brings significant strategic business development expertise and insight into emerging technologies and business models gained through leadership roles at leading global industrial and technology companies, including Siemens AG, SAP AG, A.P. Moller - Maersk, Allianz SE, and C3.ai. He has led large-scale organizational and digital transformation initiatives, guided the integration of advanced technologies across complex global businesses, and helped companies navigate rapidly evolving industrial, energy and digital landscapes.
He also contributes valuable experience in energy technology and science, as well as environmental and sustainability initiatives central to global electrification, industrial infrastructure, and the energy transition. His participation in international economic and policy forums further enhances his perspective on evolving regulatory frameworks and global market dynamics. Together with his governance, public policy and regulatory experience, he provides strategic insight as Bloom advances its fuel cell and electrolyzer platforms, expands internationally and supports growing demand for reliable and sustainable energy solutions.
Stockholder Nominees
The Nominating Committee considers candidates recommended by stockholders using the same criteria applied to all director candidates. Stockholders may recommend individuals for election as directors by following the procedures set forth in our Bylaws. For additional information, see the Stockholder Nominations and Proposals section on page 120.

Cynthia Warner - 2023 Former President and CEO Renewable Energy Group, Inc.

Gary Pinkus - 2024 Chairman of North America, McKinsey & Company

Barbara Burger - 2024 Advisor to multiple energy companies and investment firms

Jim Snabe - 2025 Chairman of Siemens AG and Former Co-CEO of SAP AG

Proposal 1 — Election of Four Class II Directors	41
No Tenure Limits or Mandatory Retirement Age
The Board believes that directors with longer tenure provide valuable historical perspective and institutional knowledge, enabling a comprehensive understanding of the Company’s evolution, operations and strategic direction. Given the complexity of scaling a global, fully-integrated manufacturing business in a policy-driven and rapidly evolving energy industry, this experience supports effective oversight as Bloom expands into new markets and introduces new technologies.
At the same time, the Board recognizes that both the Company and the energy industry continue to evolve. Maintaining a mix of longer-tenured and newer directors promotes a balance of institutional knowledge and fresh perspectives, skills and experience. Director tenure is considered as part of the nomination process; however, the Board does not believe that imposing arbitrary tenure limits or a fixed retirement age is appropriate, as doing so could deprive the Board of valuable experience and continuity.
Limits on Other Board Service
The Board’s Corporate Governance Guidelines provide that directors may serve on no more than five (5) public company boards, including Bloom. Directors who serve as the chief executive officer of a public company may serve on no more than three (3) public company boards.
The Nominating Committee reviews any service by an Audit Committee member on more than two (2) other public company audit committees and advises the Board regarding whether such service would affect the member’s ability to serve on the Audit Committee effectively.
Director Independence
Our Standard for Director Independence. Bloom’s stock is listed on the New York Stock Exchange (the “NYSE”). The rules of the NYSE and our Corporate Governance Guidelines require that a majority of Bloom’s Board be “independent” as defined in the NYSE’s rules. In this regard, no director will qualify as independent unless the Board affirmatively determines that such director has no material relationship with Bloom (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Bloom). The Board considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Bloom. When assessing the “materiality” of a director’s relationship with Bloom, the Board considers all relevant facts and circumstances, from both the standpoint of the director in his or her individual capacity, and from the standpoint of the director’s family and other affiliations. In addition, no director will qualify as independent if he or she does satisfy the other independence tests set forth in the NYSE rules.
Annual Review of Director Independence. The Nominating Committee and the Board review the independence of each director and director nominee annually.
Independence Determinations. The Board has determined that all continuing directors and nominees for election as directors qualify as independent under the NYSE listing standards, other than our CEO, who is not independent as an employee of the Company. The Board has also determined that all members of the Audit and Compensation Committees satisfy the additional independence requirements applicable to such committee service.

¢	Independent
¢	Not Independent

100%	100%	100%
INDEPENDENT	INDEPENDENT	INDEPENDENT
Audit Committee	Nominating Committee	Compensation Committee

42	Bloom Energy 2026 Proxy Statement
Matters Considered in Assessing Director Independence. In making independence determinations, the Nominating Committee and the Board consider the relationships and factors summarized below.

WHAT THE NOMINATING COMMITTEE CONSIDERS	WHAT THE BOARD CONSIDERS

•All material commercial, consulting, legal, charitable, or other business relationships between a director (or immediate family member) and Bloom or its subsidiaries
•Ordinary course transactions with entities with which a director is affiliated
•Information provided by each director regarding background, employment and affiliations
•Transactions that could affect independence, including any transactions exceeding applicable thresholds under independence standards and which a director has a direct or indirect material interest

•Relationships between each non-employee director and Bloom Energy
•Beneficial ownership of our capital stock by each non-employee director
•Director tenure
•Ordinary course vendor or business relationships with companies on whose boards a director serves
•Any other facts and circumstances the Board deems relevant in determining independence

Evaluating Committee Member Independence. The Nominating Committee and Board consider the heightened independence requirements under the NYSE listing standards and SEC rules applicable to members of the Audit and Compensation Committees.
Relationships Considered. As part of its annual independence review, the Board evaluated transactions and relationships between the Company and entities with which each of Messrs. Boskin, Immelt, Pinkus, and Snabe are affiliated, including service on boards of directors or trustees and employment relationships of immediate family members. In conducting this review, the Board considered the nature of these relationships (including that neither the directors nor their immediate family members serve in executive officer roles at the counterparties), the amounts involved (which were de minimis representing less than 1% of the counterparty’s revenues, in each case, and arose in the ordinary course of business), the absence of any direct compensation to the directors, and applicable NYSE independence standards. Based on this evaluation, the Board determined that these ordinary-course relationships do not impair the independence of any of these directors.

Corporate Governance	43
Corporate Governance
2025 Board Highlights and Accomplishments
The Board was actively engaged in 2025 and achieved several key accomplishments across governance, commercial execution, executive compensation matters, and regulatory oversight. During the year, the Board strengthened Bloom's commercial capabilities while supporting the senior leadership team and providing strategic guidance on sustainability, policy, and regulatory developments affecting the Company.

Governance & Risk Oversight
Strengthened governance and risk oversight capabilities. In 2025, the Board strengthened its governance and risk oversight capabilities, including expanding Board membership to ten members with the appointment of Jim Snabe whose global leadership experience enhances oversight of Bloom’s strategic growth and international operations (see Why Jim Snabe was Added to the Board). The Board also continued its active oversight of enterprise risk management, internal controls, cybersecurity, and regulatory compliance. The Board also approved changes to the Company’s governance guidelines and Compensation Committee charter.

Commercial Execution & Market Expansion
Oversight of commercial execution and market expansion. The Board engaged with management to enhance sales execution, refine channel strategies, and expand market reach to support growth. The Board’s involvement included reviewing processes for complex data center transactions; scaling manufacturing and production; leveraging AI adoption to drive improvements in sales, pipeline developments, deal structuring, and services delivery; supporting organizational build-out; expanding into new markets and customer segments; and enabling large-scale deployments. In addition to its regular meetings, the Board held a business strategy session in 2025.

Policy, Regulatory & Sustainability Matters
Provided oversight and strategic guidance on evolving tariffs, energy policy, regulatory developments and sustainability initiatives affecting Bloom and its markets. The Board reviewed key policy and regulatory developments affecting the Company’s business, including the changing landscape with respect to tariffs and evolving federal, state and international energy policies including tax incentives and market mechanisms supporting decarbonization and distributed power solutions. The Board also discussed environmental emissions regulations, emerging climate disclosure requirements, sustainability expectations, and trade and supply chain considerations that may influence the deployment and competitiveness of Bloom’s technologies across global markets. The Board further reviewed potential developments affecting corporate governance and public company disclosure requirements.

Executive Compensation & Talent Strategy
Alignment of the long-term incentive program for the other executive officers with the CEO’s program. In 2025, several changes were made to the long-term incentive program for our named executive officers (other than our CEO) to align the program with the CEO’s current equity program, strengthen pay-for-performance alignment, and support the Company’s strategic priorities. Notably, the performance metrics selected for the fiscal 2025 long-term incentive program for these named executive officers are identical to those used in Dr. Sridhar’s 2025 Equity Package approved in December 2024. Specifically, the metrics are average annual product revenue growth and non-GAAP product gross margin, which the Compensation Committee determined have greater long-term strategic relevance. These metrics replaced average annual total revenue growth and non-GAAP gross margin. In addition, the maximum payout opportunity was increased from 150% to 200% of target to provide stronger incentives for achieving stretch performance goals. See Compensation Discussion and Analysis – Equity Compensation – 2025 NEO Plan for additional discussion with respect to the fiscal 2025 compensation program for executives other than our CEO and - 2024 CEO Plan for additional discussion with respect to the CEO’s current compensation program, including the actions taken in December 2024 to incentivize and retain Dr. Sridhar.

Liquidity, Capital, Strategy & Financial Flexibility
Maintained strong liquidity and financial flexibility to support strategic growth. The Board provided strategic oversight and guidance regarding liquidity, capital structure and financing strategies to support the Company’s growth and operational priorities. This included approving the issuance of $2.5 billion aggregate principal amount of 0% Convertible Senior Notes due 2030, privately negotiated exchange agreements with certain holders of the Company’s outstanding Green notes, and entry into a $600 million senior secured multicurrency revolving credit facility. The Board also monitored cash flow, working capital management, and additional financing alternatives to maintain financial flexibility, support production capacity expansion, and facilitate customer deployments and project development across Bloom’s markets.

44	Bloom Energy 2026 Proxy Statement
Our Board and Governance Structure
Board Leadership Structure
Our Board Leadership Policy
We believe that independent Board oversight and leadership are essential to the effective functioning of our Board. Our Corporate Governance Guidelines and Bylaws provide the Board with flexibility to determine the appropriate leadership structure in the best interests of Bloom Energy and its stockholders. These documents do not require that the roles of the Chairman of the Board and the CEO be separated. However, when these roles are held by the same person, the independent directors designate a Lead Independent Director, who serves for at least a one-year term. The Nominating Committee annually reviews the Board’s leadership structure and recommends any changes to the Board. The Board believes it is important to retain flexibility to determine whether the roles of CEO and Chairman should be separate or combined based on its assessment of the Company’s needs. The Board will continue to evaluate the appropriateness of its leadership structure and whether it serves the best interests of Bloom Energy and its stockholders.
Leadership Structure
Dr. Sridhar, our founder and CEO, has historically served and is currently serving as Chairman of the Board. Mr. Immelt has served as Lead Independent Director since May 2020. For 2025, upon the recommendation of the Nominating Committee, the Board determined that Dr. Sridhar should continue to serve as Chairman while also serving as CEO.
In reaching its determination, the Board carefully considered whether to separate the roles of Chairman and CEO and concluded that we and our stockholders are currently best served by Dr. Sridhar serving in both capacities. Among other factors, the Board considered and evaluated:
•Operational insight and strategic communication. Dr. Sridhar’s direct involvement as CEO enables him to communicate knowledgeably, timely, and openly with the Board regarding short- and long-term objectives, identify strategic priorities, and recommend ways to execute those strategies. This helps the Board focus on critical strategic objectives while maintaining an understanding of the operational challenges the Company faces.
•Deep institutional knowledge and industry expertise. As Bloom Energy’s founder and CEO for more than 25 years, Dr. Sridhar brings unparalleled knowledge of the Company, its technology. its customers, and the energy industry.
•Vision and strategic leadership. Dr. Sridhar’s long-term vision for Bloom Energy has been central to the Company’s development and positioning in a rapidly evolving energy landscape.
•Unified leadership during a period of growth and industry transformation. The Board believes unified leadership supports effective execution and oversight of the Company’s strategy during a period of significant growth and change in both the business and the broader energy industry.
•Strong independent oversight. Nine of the Company’s ten directors are independent, representing 90% of the Board.
•Robust Lead Independent Director role. The Lead Independent Director’s strong leadership and meaningful authority over Board governance and operations, including presiding over executive sessions of independent directors, approving Board agendas and schedules, and serving as a liaison between independent directors and management.
Combining the roles of CEO and Chairman of the Board provide a clear chain of command and single point of accountability for developing and executing the Company’s strategy. It also presents a unified voice for Bloom in its interactions with suppliers, partners, customers, and other stakeholders.
The Board believes any potential conflicts that might arise from combining these roles are effectively mitigated by the authority and responsibilities of the Lead Independent Director and the Board’s strong independent composition. The Board also believes that its risk oversight processes, as described in Risk Oversight, are effective under a variety of leadership structures. Accordingly, the Board’s risk oversight responsibilities did not materially affect its determination that the current leadership structure is appropriate.

Corporate Governance	45
Selection and Qualifications of Lead Independent Director
The Lead Independent Director is elected annually by the independent directors. In selecting Mr. Immelt to serve as our Lead Independent Director, the Board considered his substantial experience in governance, management, operations, and leadership, having served as Chairman and CEO of GE, a large global infrastructure company, for over 15 years as well as a director on several other public company boards. The independent directors have concluded that Mr. Immelt is exceptionally well-qualified to serve as Bloom’s Lead Independent Director.
Leadership Responsibilities

	Board Chairman	Lead Independent Director

	As Chairman of the Board, Dr. Sridhar’s responsibilities include:	To provide for vigorous, independent leadership, Mr. Immelt’s responsibilities as Lead Independent Director include:

Board Leadership
•Chairs Board meetings
•Chairs annual and special stockholder meetings
•Directs and organizes the Board’s work through robust leadership and operational and strategic insights into the Company’s business
•Fosters a collaborative and engaged culture among directors

•Chairs Board meetings in the Chairman’s absence
•Provides leadership to the Board in any situation where the Chairman’s role may be perceived to be in conflict
•Performs such other functions and responsibilities as requested by the Board from time to time

Board Agenda, Schedules & Information
•Schedules and sets the agenda for Board meetings, in consultation with the Lead Independent Director
•Consults with the Lead Independent Director on the information sent to the Board
•Guides discussion at Board meetings
•Communicates, with other members of management, on corporate performance as well as strategic execution and decision-making
•Organizes, prepares, and delivers information requests from the Board

•Ensures the quality, quantity, appropriateness, and timeliness of information provided to the Board and provides input to create meeting agendas
•Ensures that feedback is properly communicated by and between the independent directors and Chairman
•Ensures the institution of proper board processes, including the number, frequency, and scheduling of Board meetings and sufficient time for all agenda items
•Promotes a strong Board culture, including encouraging and facilitating active participation of all directors

Chairman & Director Communications	•Meets regularly with the Lead Independent Director about Bloom’s strategy and performance •Provides institutional and operational knowledge to support identification and review of key risks	•Meets regularly with the Chairman and CEO about Bloom’s strategy and performance •Serves as a liaison between the Chairman and the independent directors

46	Bloom Energy 2026 Proxy Statement

	Board Chairman	Lead Independent Director

Presides over Executive Sessions of Independent Directors
•Has authority to call executive sessions of the independent directors
•Calls and chairs executive sessions which are regularly scheduled (in addition to numerous informal sessions that occur throughout the year) without any management directors or management present
•Coordinates activities of the independent directors

Stockholder Communications	•Represents and articulates the Company’s strategy and performance in meetings and presentations with major stockholders and other stakeholders	•Is available for consultation and direct communication with major stockholders and other stakeholders as appropriate

Board Governance Processes
•Works with the Nominating Committee to guide the Board’s governance processes, including the annual Board self-evaluation and the annual Chairman’s evaluation
•Works with committee chairs to ensure coordinated coverage of Board responsibilities and effective functioning of all committees
•Advises the Nominating Committee regarding the Board’s committee structure, committee member rotation, and selection of committee chairs

Board Committees
To support effective corporate governance, the Board has delegated certain responsibilities to its standing committees, each of which regularly reports on its activities to the full Board.
The Board maintains three standing committees, each composed solely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating Committee.
Each committee operates under a written charter approved by the Board. The committees have the authority to retain legal counsel, advisors, or consultants as they deem appropriate to assist in carrying out their responsibilities. Each committee reviews its charter annually and recommends any changes for approval by the Board.

Corporate Governance	47

Audit Committee
The Audit Committee assists the Board in overseeing the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, effectiveness of internal controls, qualifications and independence of the independent auditor, and performance of the internal audit function. The Audit Committee also oversees enterprise risk management (ERM) processes, including cybersecurity and business continuity preparedness.

Chair Mary K. Bush Members Michael J. Boskin Cynthia (CJ) Warner Eddy Zervigon
2025 Highlights:
•Continued to play a key oversight role in the advancement of the Company’s ERM program
•Focused on supply chain, cybersecurity, and anti-corruption
•Oversaw the assessment of the Company’s cybersecurity safeguards, regulatory compliance obligations and protections for the Company’s information systems
•Provided oversight of internal audit risk assessment and internal audit plan
•Reviewed and approved related-party transactions
•Reviewed the application of AI in Finance and Accounting
•Continually assessed the Company’s liquidity, cash and investment management, and balance sheet strength
•Maintained oversight of, among other matters, financial reporting and disclosure, ethical and legal compliance, cybersecurity risk, and Sarbanes-Oxley internal control requirements
•Focused on oversight of accounting for significant transactions during the year, including the issuance of convertible notes, exchange agreements with certain Green noteholders, and new strategic financing partner arrangements
Principal Oversight Responsibilities:
•Independent Auditor Oversight. Appointment, compensation, independence, qualifications, performance, and scope of work of the independent registered public accounting firm.
•Financial reporting. Review of the annual audited financial statements and quarterly financial statements.
•Risk assessment and risk management. Oversight of policies and procedure for risk assessment, management and reporting.
•Internal Controls and Internal Audit. Oversight of internal control over financial reporting, disclosure controls and procedures, and the internal audit function.
•Financial and Other Risk Exposure. Review of material financial, operational and cybersecurity risk exposures, and the steps management has taken to monitor and control such risks.
•Legal and Regulatory Compliance. Oversight of compliance with significant legal and regulatory requirements and our Code of Conduct.
•Financing and Related Party Transactions. Review of financing transactions related to project development and product sales and oversight of related party transactions.
Composition:
The Board has determined that each Audit Committee member:
•meets the independence requirements for service on the Audit Committee under the SEC rules and the NYSE listing standards;
•is financially literate as required by the NYSE listing standards; and
•is an audit committee financial expert.

2025 Meetings: 9

48	Bloom Energy 2026 Proxy Statement

Compensation and Organizational Development Committee
The Compensation Committee assists the Board in overseeing executive compensation, leadership development, succession planning, and the Company’s human capital strategy to support long-term performance and stockholder value.

Chair Jeffrey Immelt Members John T. Chambers Gary Pinkus Jim Snabe
2025 Highlights:
•Welcomed Jim Snabe as a new committee member, reinforcing the Board’s commitment to aligning expertise with strategic oversight and to strengthening the committee’s composition
•Continued oversight of talent development, succession planning, and organizational design, while maintaining responsibilities related to executive compensation and compliance
•Implemented enhancements to the 2025 executive compensation program, incorporating strategic and operational performance metrics alongside financial metrics
•Reviewed the Company’s executive compensation budget, workforce profile, and employee turnover trends
•Reviewed non-employee director compensation
Principal Oversight Responsibilities:
•Compensation strategy and philosophy. Oversight of the Company’s compensation philosophy and alignment with business strategy and stockholder interests.
•CEO evaluation and compensation. Evaluation of CEO performance and recommending CEO compensation to the Board.
•Executive officer compensation. Review and approve compensation for executive officers.
•Executive and employee incentive plans and risk considerations. Oversight of executive and employee equity and incentive compensation plans, including compensation-related risk considerations.
•Succession planning. Oversight of succession planning for the CEO and senior management (executive officers).
•Non-employee director compensation. Review and recommend non-employee director compensations.
•Human capital management. Oversight of general policies relating to employee compensation and benefits and broader human capital management, including culture, recruitment, development, retention, employee engagement and organizational effectiveness.
•Independent compensation consultant. Appointment and oversight of the Compensation Committee’s independent compensation consultant.
Composition:
The Board has determined that each Compensation Committee member is:
•independent under the NYSE listing standards; and
•a non-employee director for purposes of SEC rules.

2025 Meetings: 4

Corporate Governance	49

Nominating, Governance and Public Policy Committee
The Nominating Committee assists the Board in overseeing Board and committee composition, governance practices, sustainability matters and stockholder engagement, with the goal of promoting effective Board performance and long-term stockholder value.

Chair Eddy Zervigon Members Michael J. Boskin Barbara Burger Jim Snabe Cynthia (CJ) Warner
2025 Highlights:
•Continued to dedicate time and attention to strengthening the Board composition including recommending a new Board member
•Received updates on investor outreach and stockholder feedback regarding the Company’s commercial progress, governance structure, compensation practices, and sustainability matters
•Oversaw the annual Board and committee evaluation process.
•Reviewed the Company’s sustainability program and reporting
•Reviewed the recommended updates to the Company’s Corporate Governance Guidelines and organizational documents
•Monitored developments in public policy and regulatory matters affecting the Company and the adoption and deployment of its products
•Focus on developments with respect to the federal investment tax credit, federal procurement processes, and proposed rulemaking on interconnecting large loads to the transmission grid
Principal Oversight Responsibilities:
•Board composition and committee structure. Reviewing the size, structure, and composition of the Board and its committees.
•Board composition planning. Identifying, recruiting and evaluating director candidates and overseeing Board refreshment.
•Board and committee evaluations. Overseeing Board and committee performance evaluations.
•Corporate governance practices. Overseeing corporate governance guidelines, practices, and regulatory developments.
•Stockholder engagement and proposals. Overseeing the Company’s stockholder engagement program and reviewing stockholder proposals.
•Stock ownership guidelines. Reviewing stock ownership guidelines.
•Sustainability oversight. Overseeing sustainability matters, and related disclosures including climate-related risks and opportunities.
•Monitoring various regulatory developments. Monitoring social, political, legislative, and non-financial regulatory developments relevant to Bloom.
•Certain external reporting. Overseeing external reporting relating to governance and sustainability matters significant to domestic and international legislative, regulatory, trade, energy and environmental policy developments.
Composition:
The Board has determined that each Nominating Committee member is independent under the NYSE listing standards.

2025 Meetings: 4

50	Bloom Energy 2026 Proxy Statement
How Our Structure Supports Bloom and Our Stockholders
We regularly evaluate our governance practices to determine the right governance structure for Bloom in light of the best interests of our stockholders. The following discussion and table highlight the key elements of our governance structure, the reasons behind their implementation, and how we believe they serve our stockholders’ long-term interests.

Supporting Our Mission and Strategy	We believe our current governance practices are well suited to the nature of our solutions and the market environment in which we operate. Our governance structure enables management to act decisively on short-term initiatives and in a rapidly developing market while maintaining focus on long-term strategy and value creation. This approach supports sustained execution and innovation, promotes decisions that prioritize long-term stockholder value, and helps safeguard the interests of the Company and its stockholders over time. It also helps ensure that strategic direction remains aligned with the Company’s mission and long-term growth objectives.

As Bloom has advanced its core offerings through multiple generations of fuel cell platform development, our governance structure has supported the Company’s ability to respond quickly to evolving customer needs and regulatory requirements in an environment in which electricity availability, deployment speed, and energy economics are increasingly critical constraints across industries. By expanding applications and introducing new solutions built on our core platform, the Company seeks to balance long-term innovation with operational adaptability, positioning Bloom to compete effectively in a rapidly evolving energy landscape. The Board’s focus on a long-term stewardship, supported by director tenure and ongoing refreshment, enables directors to develop a deep understanding of the Company’s technology, markets and regulatory environment and to oversee strategy effectively.

Commercializing Transformative Energy Technology Requires Long-Term Focus	Bloom’s solid oxide fuel cell platform, including the Bloom Energy Server and related applications, provides innovative distributed power generation solutions. Developing and commercializing new technologies requires significant time for product development, market acceptance, and ecosystem integration. For example, it took approximately 12 years to develop our initial Energy Server product and achieve commercial production.

The energy industry involves numerous stakeholders - including utilities, regulators, project developers, insurers, and financing partners - which can slow and complicate the adoption of new technologies. These dynamics are further influenced by the evolving energy transition and an evolving regulatory framework for emerging technologies that can lack clarity or consistency. Advancing our strategic objectives requires continued expansion of manufacturing capacity, strengthening of operations and installation infrastructure, and ongoing improvements in system performance, cost, reliability, and scalability, each of which requires sustained execution over time.

Demand for reliable, resilient, and distributed power generation is increasing, particularly as grid constraints, transmission limitations, and the need for faster deployment timelines (time-to-power) become more pronounced across industries. Rapid growth in electricity demands from data centers, advanced manufacturing, and other high-energy-intensity applications further adds to the complexity of the operating environment.

As a result, our stock price may experience short-term fluctuations that do not necessarily reflect our long-term prospects or intrinsic value. Actions driven by short-term market movements could distract from disciplined execution required to achieve these strategic and operational objectives. Accordingly, advancing our mission requires long-term planning and sustained focus by both management and the Board.

Corporate Governance	51

Operating in a Policy-Driven, Highly Regulated and Evolving Energy Market	To compete in a policy-driven, highly regulated, and fragmented industry, Bloom must navigate evolving policy and regulatory requirements across multiple states and countries over extended periods. We operate a fully integrated business model that develops, manufactures, installs, and services our energy solutions. Since our IPO, the global energy market has continued to shift toward renewable energy sources and decarbonization goals.

More recently, the rapid expansion of AI infrastructure, constraints in grid infrastructure and transmission capacity, growing demand for additional generation, the need for firm, resilient and dispatchable power, evolving government policies emphasizing energy independence and digital-economy competitiveness, and increasing focus on time-to-power have further influenced policy priorities and regulatory frameworks.

Since our founding, we have been focused on providing energy solutions that help customers meet their reliability, sustainability, and economic objectives, often through a highly consultive process tailored to specific project requirements. The pace of adoption in this industry is significantly influenced by the prevailing policy and regulatory environment, as solutions must address both immediate power needs and long-term decarbonization objectives.

Our governance structure supports a sustained focus on long-term strategy and execution in this policy-driven, highly regulated, and evolving energy market. Founded more than 25 years ago with a vision for decentralized, distributed energy solutions, Bloom’s approach is increasingly being validated by adoption among customers, utilities, emerging industries, and policymakers.

We are a Relatively Young Public Company that Continues to Evolve	When Bloom became a public company in July 2018, we designed our post-IPO governance practices to support our ambitious mission to make clean, reliable, and affordable energy widely available, provide management sufficient time to execute our strategy, and enable the Company to capitalize on the global transition toward resilient, clean energy and distributed generation. In connection with our IPO, we adopted governance structures intended to support our transition to the public markets and provide stability and continuity over time.

Our governance practices have evolved as we have matured as a public company. For example, all stockholders now have one vote per share following the July 2023 sunset of the dual-class common stock structure implemented at the time of our IPO, which had provided one class of stock with ten votes per share. We continue to review our governance practices and make changes as appropriate. Our current governance framework is designed to align with stockholder interests by supporting our mission and strategy, emphasizing long-term value creation, and reflecting the realities of commercializing advanced energy technologies.

52	Bloom Energy 2026 Proxy Statement

Stockholder Engagement Strengthens Our Governance Framework	We value stockholder input and consider stockholder perspectives as part of our ongoing governance practices. (See Stockholder Engagement for more information).

	Governance Provision	How This Aligns With Stockholder Interests

	Classified board Directors serve three-year terms, with approximately one-third of the Board elected each year	Provides stability and continuity, enabling directors to develop institutional knowledge of our complex business and support long-term decision-making, while encouraging stockholders to engage directly with the Board and management regarding significant corporate matters

Supermajority voting
Voting standard for most matters is a majority of votes cast; but the affirmative vote of two-thirds of the outstanding shares is required to remove a director or approve certain amendments to our Restated Certificate of Incorporation
Protects against a small group of stockholders acting to amend our governing documents or to remove directors for reasons that may not be in the best interests of all stockholders

	Plurality voting for director elections Directors are elected by a plurality of votes cast, meaning the nominees receiving the most votes are elected	Supports continuity in Board leadership and avoids potential disruption that could result from a “failed election,” enabling the Company to maintain effective oversight and strategic execution

Stockholders may not call special meetings or act by written consent
Stockholders may propose business at annual meetings (per our advance notice Bylaws or Rule 14a-8), but may not call a stockholder vote in between annual meetings
Promotes orderly governance and ensures that stockholder actions are considered with the participation of all stockholders, while allowing the Board and management to remain focused on long-term strategy and execution

Corporate Governance	53
Our Board’s Oversight Role and Responsibilities
Key Board Responsibilities
Strategy Oversight
Our Approach to Strategy Oversight. The Board oversees management’s development and execution of the Company’s corporate strategy. The Board is actively engaged in overseeing Bloom’s long-term strategic direction, including the product development roadmap, market opportunities, policy and regulatory developments, manufacturing capacity and footprint, and the evolution of the Company’s business model to enable scale. Throughout the year, the Board regularly engages with management on key strategic and operational matters, including:
•strategic and operational priorities, long-term planning, and competitive landscape;
•sustainability, environmental, and climate-related matters, which are integral to our business;
•regulatory and policy developments and other changes affecting the energy industry;
•capital allocation plans, financial performance, and budget alignment; and
•risks and actions needed to support strategic priorities.
Risk Oversight
How We Oversee Risk. The Board’s oversight of risk is a fundamental component of its broader responsibility for strategic oversight and engagement. To fulfill this responsibility, the Board receives regular reports from members of management, including senior leaders across key business functions, and when appropriate, input from external advisors and experts, as appropriate. These reports provide timely visibility into the identification and assessment of key risks, mitigation strategies, and emerging developments. The Company maintains enterprise risk management (“ERM”) procedures designed to identify, assess and mitigate significant risks and to prepare for emerging risks. In 2025, the Board continued its engagement with management and compliance leaders on the Company’s ERM processes and the most significant risks facing the business.
How We Allocate Risk Oversight Responsibilities. The Board oversees risk management directly and through its committees. Risks are assigned to specific committees under their respective charters or by Board delegation, and those committees oversee the risks within their areas of responsibility. Risks that are not specifically delegated remain under the oversight of the full Board. Each committee regularly reports to the Board on its risk oversight activities and escalates risk matters to the full Board for review as appropriate.

54	Bloom Energy 2026 Proxy Statement

Board of Directors Retains primary oversight of strategic and operational risk, with key risk areas overseen by its committees as outlined below

Audit Committee	Compensation and Organizational Development Committee	Nominating, Governance, and Public Policy Committee

Key Areas of Risk Oversight

•major financial, operational, and legal risk
•financial reporting and disclosure
•internal controls, compliance and regulatory matters
•cybersecurity, data privacy, and information security
•credit, liquidity, and capital allocation
•ethics, related parties, and conflicts of interest
•project financing and deal structuring for product sales
	•compensation and benefits •leadership succession planning •human capital management, including recruitment and retention	•corporate governance practices •sustainability, environment and climate matters •public policy, regulatory and legislative developments •stockholder activism and engagement

Management

Members of our executive and senior management team are responsible for implementing the Company’s day-to-day risk management processes. This includes identifying risks and related controls associated with significant business activities, developing programs and recommendations to address identified risks, and monitoring the effectiveness of risk mitigation efforts.
We have established standards of business conduct that apply to our employees and partners worldwide. Employees may report concerns directly to management or through anonymous reporting channels. Our Chief Legal Officer (“CLO”) and Head of Compliance oversee these activities and the Company’s compliance program and report periodically to the Audit Committee.

Enterprise Risk Management Program
The Board has primary responsibility for risk oversight, with the Audit Committee overseeing the Company’s ERM framework and risk assessment processes. The Audit Committee oversees the policies and procedures established to assess, monitor and manage the Company’s material financial, operational, regulatory, and strategic risks.
The Company’s ERM Committee, composed of members of executive management and other senior leaders, supports the ERM framework. The ERM Committee promotes a culture of risk awareness, encourages open discussions of risk, and integrates risk management considerations into business planning and decision-making.

Corporate Governance	55
Bloom regularly reviews and assesses new and emerging risks, evaluating their potential impact and mitigation strategies. This process considers both internal and external trends and changes in the business environment.
The Audit Committee focuses on the Company’s most significant risks and receives quarterly updates from risk owners responsible for developing and executing mitigation plans. The ERM Committee continues to enhance the Company’s processes for identifying, assessing, and responding to risks and opportunities across the organization.
Sustainability Management and Oversight
The Board oversees sustainability matters as part of its broader responsibility for strategy, risk oversight and governance. The Board reviews and approves the Company’s strategy, including environmental and sustainability components, and provides guidance on matters relevant to the business. The Nominating Committee has primary oversight of governance and sustainability matters and makes recommendations to the Board regarding these topics. The other Board committees also contribute to sustainability oversight. The Audit Committee oversees risk management policies and procedures, including those designed to mitigate material sustainability-related risks. The Compensation Committee oversees human capital management matters, which are an important component of the Company’s sustainability efforts. At the management level, a cross-functional committee composed of senior leaders supports the Company’s sustainability initiatives and risk management processes. This group assesses sustainability programs and the Company’s efforts to identify, assess, monitor, and manage sustainability-related risks and opportunities. Cross-functional teams support these efforts and provide updates to management and the relevant Board committee on a regular basis.
Cybersecurity and Artificial Intelligence (AI) Risk Oversight
Protecting the security of our information systems and data is a top priority for Bloom. Our Chief Security Officer leads the Company’s cybersecurity program, supported by our Chief Information Officer. The security team includes a dedicated cybersecurity team, employees with cybersecurity expertise, internal security personnel, and external specialists. As part of this program, Bloom engages independent third parties to conduct vulnerability assessments and other security evaluations to help identify, assess, and mitigate potential risks and evolving cybersecurity threats. The cybersecurity program includes ongoing risk assessments, security controls, incident response and recovery measures designed to protect our systems, data and operations.
Bloom’s cybersecurity program includes:
•an incident response and disaster recovery plan;
•risk assessments and security controls;
•identity and access management;
•cybersecurity awareness training; and
•a third-party risk management program for service providers, suppliers and vendors.
In addition, we conduct regular reviews of our security posture, assess the effectiveness of our data protection controls, and utilize threat intelligence and other security tools to monitor and respond to evolving risks.
Our Board is committed to effective oversight of cybersecurity, information technology, and AI related risks. The Board has delegated primary oversight of these risks to the Audit Committee, which receives regular updates from management, including periodic briefings from the Chief Security Officer and other members of management regarding the Company’s cybersecurity posture, the evolving threat landscape, and material cybersecurity incidents that may be significant in the aggregate.
As the Company’s use of digital technologies evolves, including the adoption of AI technologies, Bloom has integrated AI-related risks into its broader cybersecurity and ERM framework. These risks include, among others, data security and privacy, regulatory compliance, operational resilience, model integrity, third-party risk, and ethical considerations.

56	Bloom Energy 2026 Proxy Statement
Bloom has established a cross-functional AI Governance Board to oversee the responsible development, deployment, and use of AI across the Company. The AI Governance Board is responsible for identifying and assessing material AI-related risks and opportunities, establishing governance standards and internal controls, and monitoring compliance with applicable laws, regulations, and Company policies. These efforts are intended to promote the safe, ethical, and secure use of AI in Bloom’s business and operations, consistent with evolving regulatory and stakeholder expectations.
The AI Governance Board reports periodically to the Audit Committee, and, when appropriate, to the full Board on AI-related matters, including risk identification and classification, control effectiveness, assessment of new or emerging AI use cases, material changes to Bloom’s AI risk profile, relevant regulatory developments, and management’s efforts to integrate AI governance into Bloom’s broader cybersecurity, data protection, and compliance programs.
Stockholder Engagement
The Board and management value open and constructive communication with investors and prospective investors to build trust, foster collaborative relationships, enhance transparency, and support the Company’s ongoing commitment to strong corporate governance practices.
Our Engagements:
•Participated in 22 conferences during 2025 as a part of our investor relations and portfolio management outreach activities.
•Senior leadership was actively involved in key engagements, including our CEO, CFO, CAO, and CLO.
•Engaged with a diverse global investor base through participation in industry conferences, and targeted events, including energy- and AI-focused forums, sustainability-themed summits, and regionally focused meetings, including in Europe.
•Utilized a variety of engagement formats, including one-on-one meetings, panel discussions, and fireside chats, to facilitate dialogue and share perspectives on issues of interest to investors and prospective investors.
•Conducted more than 1,000 meetings during 2025, both virtually and in person, with prospective and existing stockholders outside of formal conference settings.
•In aggregate, engaged investors representing a substantial majority of our outstanding shares as a part of our 2025 stewardship efforts, with management and our investor relations team maintaining proactive communication with stockholders throughout the year.
Additional Channels for Investor Input and Communication:
•Quarterly conference calls, open to all investors, which included question and answer sessions. These calls were publicly announced in advance and provided investors the opportunity to participate via audio or webcast. Audio recordings, webcasts, and the question and answer session are made available following each call.
•Facility tours of our manufacturing facility in Fremont, California and Newark, Delaware; conducted for groups of stockholders and other stakeholders, followed by question and answer sessions with senior management.
•Periodic publication and distribution of supplemental materials, including presentations and updates regarding the Company’s strategy, performance and developments.
•Ongoing communications through our website and social media channels, including press releases and updates regarding Company accomplishments, technical milestones, and key technology achievements.

Corporate Governance	57
What We Discussed and Our Response: Topics of interest in our 2025 engagement activities included:
•Executive compensation - Say on Pay Engagement
In response, and in light of the results of last year’s Say-on-Pay vote, members of the Company’s senior leadership team participated in outreach meetings with the Company’s largest institutional stockholders, during which proactive feedback was solicited regarding the design of the CEO’s 2024 compensation program, including the equity awards granted in December 2024. These awards were intended to align Dr. Sridhar’s incentives with the Company’s strategic objectives and provide a meaningful long-term retention incentive. During these discussions, management responded to investor questions and provided explanations regarding the program’s structure and rationale. No additional equity grants were made to the CEO in 2025. The December 2024 awards were designed to incentivize the achievement of rigorous financial goals and sustained stockholder value creation. The Company delivered strong performance in fiscal 2025, including significant revenue growth of 37.3% to a record $2.02 billion, a 2.5x year-over-year increase in backlog, and stock price appreciation of 291%, closing at $86.89 on December 31, 2025. Bloom also enhanced the Compensation Discussion and Analysis by providing retrospective performance updates for outstanding performance-based equity awards with respect to historical periods for which results are determinable. See Compensation Discussion and Analysis - Prior Year Say-on-Pay Results, Stockholder Engagement and Board Response for additional discussion with respect to stockholder engagement regarding executive compensation.
•Governance structure
In response, the Company expanded the size of the Board to ten members and appointed Jim Snabe, Chairman of Siemens AG, to further strengthen Board composition. In selecting Mr. Snabe, the Board considered his more than 30-year global career at the intersection of industrial technology, digital transformation and sustainable innovation, as well as his extensive senior leadership and public company board experience. See Why Jim Snabe was Added to the Board for additional information. Mr. Snabe was also appointed to the Compensation Committee and the Nominating Committee, where his experience provides valuable insight into the matters overseen by those committees. See also How Our Structure Supports Bloom and Our Stockholders for additional discussion about the Company’s governance structure and its rationale.
•Sustainability
In response, the Company intends to issue its 2025 Impact Report in April 2026 where disclosure priorities include demonstrating readiness for potential future mandatory climate and greenhouse gas reporting requirements under California law, proactively addressing disclosure needs in connection with potential international expansion utilizing IFRS S2 standards, highlighting the strong fit and environmental impact profile of the Company’s products for data center applications, and maintaining focused reporting across our core sustainability programs.
•The rapid growth in the Company’s markets during the year and a theme for additional transparency regarding steps being taken to position the Company and address challenges posed
In response, the Company continued its efforts to survey decision-makers across the data center power ecosystem culminating in the publication of a 2026 Power Report highlighting the expected durability of demand growth in the Company’s markets. The Company also identified several key issues associated with rapid market expansion, including capacity constraints, potential tariff impact, supply chain considerations, evolving regulatory developments, and capital needs, and took steps to address stockholder inquiries regarding these matters. For example, the Company enhanced its public disclosures regarding capacity expansion initiatives and their associated potential costs; tariffs and their limited impact on fiscal 2025 financial performance, including gross margin; and actions taken to mitigate supply chain risk. In addition, the Company activity engaged with policymakers and regulators on emerging issues affecting the industry, including submitting comments on proposed regulations related to interconnection of large loads from distributed generation to the transmission grid. The Company also pursued multiple initiatives during 2025 to support growth and financial flexibility, including entering into strategic relationships with financial partners, participating in capital market activities, and establishing a senior secured multicurrency revolving credit facility.

58	Bloom Energy 2026 Proxy Statement
Stockholder Communications with Our Board of Directors
Stockholders and other interested parties may communicate with the Board, the Lead Independent Director, the independent directors as a group, or individual directors by sending written communication to the address below:
Bloom Energy Corporation
Office of the Corporate Secretary
4353 North First Street,
San Jose, California 95134
Communications should specify the intended recipient(s). The Office of the Corporate Secretary initially receives and processes these communications and forwards appropriate material to the applicable director(s). The screening process is designed to assist the Board by filtering out communications that are unrelated to the Company’s business or that are inappropriate, such as advertisements, solicitations, and offensive materials.
Board Engagement and Effectiveness
Meeting Participation
We maintain an engaged and attentive Board. During 2025, all directors attended at least 75% of the number of meetings of the Board and the committees on which they served, and average attendance was 96%. It is our policy to encourage our directors to attend our annual meeting of stockholders. All then serving directors attended our 2025 Annual Meeting of Stockholders. The independent directors met in executive session at each regularly scheduled Board meeting. The Lead Independent Director presided over these executive sessions, promoting open discussion of matters independent of management and the Chairman and CEO.

5	9	4	4

Board Meetings Directors also participated on calls in between formal meetings	Audit Committee Meetings	Compensation Committee Meetings	Nominating Committee Meetings
Board and Committee Evaluations
The Board and its committees conduct an annual self-assessment to promote accountability, support continuous improvement and assess the skills and experience needed for the Board to effectively oversee the Company’s strategic objectives. The evaluation process provides the Board with valuable insights into areas where it functions effectively and where improvements may be made. The Nominating Committee reviews and determines the scope, process, and content of the Board’s annual self-evaluation.

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The Board and committee evaluation process for 2025 was conducted as follows:

1	Feedback from Directors
Independent outside counsel was engaged to interview each director regarding topics of importance to the Board and its committees. Topics included:
•Board composition (mix of skills, experience, and backgrounds)
•Board materials and information (including pre-reading materials and director orientation materials)
•Agendas and meetings (including the quantity and quality of information presented)
•Board oversight of and relationship with management
•Board dynamics and processes (including how the Board engages on strategy, risk oversight, CEO succession and CEO evaluation)
•Committee effectiveness in adherence to responsibilities and discharge of duties outlined in the committee charters
•Individual director and overall Board performance (including strengths, contributions, and opportunities for improvement)
Directors’ responses were aggregated and anonymized to encourage candid feedback and maintain confidentiality.

2	Meeting with Lead Independent Director and Chairman and CEO	Feedback from the directors was shared with our Lead Independent Director and Chairman and CEO and follow-up actions were discussed.

3	Board Discussion Held
The Lead Independent Director facilitated a discussion regarding the evaluation of both the Board and Committees. In connection therewith, the Board and each committee discussed the evaluation results and agreed upon action items and timelines to implement any recommended changes to Board composition, processes, and committee operations.

4	Key Feedback from the Board Evaluation Process
•Strong Board culture, governance and engagement
•Strength in Board composition and functionality
•Current Board composition provides strong industry acumen, knowledge and insights into the evolving energy landscape and policy environment
•Optimization of Board time to facilitate deep dives into strategy and scaling the Company

60	Bloom Energy 2026 Proxy Statement
Director Orientation and Continuing Education
New directors participate in a comprehensive orientation program designed to familiarize them with the Company’s business, operations, strategy and governance practices. As part of this process, new directors meet individually with the Chairman, the Lead Independent Director, other members of the Board, and senior management. New Audit Committee members also have sessions with the Company’s independent auditors and members of senior management to review financial reporting, controls and audit matters.
The Board encourages directors to remain current on trends and developments relevant to their responsibilities by providing access to a variety of materials and programs. The Nominating Committee maintains a policy providing for reimbursement of reasonable expenses associated with director participation in continuing education programs. Director education is also incorporated into Board and committee meeting calendars, with management and subject matter experts periodically leading sessions to help directors stay informed about the Company’s business, emerging corporate governance developments, and other matters relevant to their service on the Board. In addition, senior management regularly reviews operating areas with the Board, and directors conduct periodic visits to Company facilities and offices to meet with management and employees.
Board Processes and Governance Policies
Stock Ownership Policy
To align the interests of our directors with those of our stockholders, our non-employee directors are subject to a Stock Ownership Policy. Under this policy:

Non-employee directors must hold Company stock with a value equal to at least 4x the annual cash retainer	100% Director Compliance as of the end of 2025

100% of the net shares received upon vesting, delivery or exercise of equity awards granted under our equity compensation plan or program must be retained until the ownership requirement is satisfied

Shares deferred under the Company’s Deferred Compensation Plan (as described below) count toward satisfying the minimum ownership requirement

For additional information regarding our Stock Ownership Policy as it applies to our executive officers, please see Compensation Discussion and Analysis – Additional Information – Stock Ownership Policy.
Business Conduct and Ethics
At Bloom, we are committed to operating with the highest standards of integrity and ethical conduct. To uphold these values, we have adopted a Code of Conduct. The Audit Committee, on behalf of the Board, oversees compliance with the Code of Conduct, including the evaluation of actual or potential conflicts of interest, the review and approval of related-party transactions, and the oversight of procedures for handling complaints regarding accounting or auditing matters. The Code of Conduct applies to Bloom Energy and its subsidiaries and to their employees, corporate officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), and directors. We also expect all contractors, consultants, and other members of our extended workforce to adhere to the Code of Conduct. The Code of Conduct summarizes important compliance policies and reinforces Bloom’s ethical standards and practices. The Code of Conduct is available in the Investor Relations section of our website at https://investor.bloomenergy.com by clicking on the Corporate Governance - Governance Documents link. We intend to satisfy the applicable SEC and NYSE disclosure requirements regarding amendments to, or waivers from, certain provisions of the Code of Conduct by posting such information on our website at https://investor.bloomenergy.com within four business days of any such amendment or waiver.

Corporate Governance	61
Policy Prohibiting Insider Trading, Hedging,
and Pledging
We have adopted an insider trading policy reasonably designed to promote compliance with insider trading laws, rules, and regulations and the listing standards of the NYSE and governing the purchase, sale, and/or other disposition (“trading”) of our Common Stock and other securities by our directors, executive officers, employees, and other persons who may have access to material, non-public information about the Company, including, without limitation, such person’s spouse and others living in that person’s household and certain designated consultants and contractors, as well as the Company itself. Aside from the blanket restriction on trading while in possession of material non-public information and from disclosing such information to others absent an applicable exception, the insider trading policy prohibits our executive officers, directors, and other designated insiders and access persons from trading during blackout windows and, during open trading windows, requires designated insiders to pre-clear their trades. The insider trading policy also prohibits employees from trading (or recommending that others trade) in securities of other public companies about which the employee learns material, non-public information.
In addition, the insider trading policy prohibits (i) engaging in certain short-term or speculative transactions in our securities such as puts, calls, and short sales, (ii) using financial instruments designed to hedge the value of our securities (hedging), and (iii) using our securities as collateral for a loan (pledging).
The foregoing summary of the insider trading policy does not purport to be complete and is qualified in its entirety by reference to the full text of our insider trading policy, a copy of which is attached as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Corporate Governance Documents
The following corporate governance documents are available in the Investor Relations section of our website at
https://investor.bloomenergy.com by clicking on the Corporate Governance - Governance Documents link.
•Global Code of Business Conduct and Ethics
•Corporate Governance Guidelines
•Restated Certificate of Incorporation
•Amended and Restated Bylaws
•Committee Charters
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that are designed to promote the effective functioning of the Board and its committees, to promote the interests of stockholders, and to provide a common set of expectations as to how the Board, its committees, individual directors, and management should perform their functions. The Board intends that the Corporate Governance Guidelines serve as a flexible framework within which the Board may conduct its business. The Corporate Governance Guidelines address a broad range of topics, including Board conduct; meetings; independence and selection; Board membership criteria; and committee structure and responsibilities. The Corporate Governance Guidelines are available in the Investor Relations section of our website at https://investor.bloomenergy.com by clicking on the Corporate Governance - Governance Documents link.

62	Bloom Energy 2026 Proxy Statement
Related Party Transactions
Our Written Policy. The Board has adopted a written Related Party Transaction Policy. Under the policy, any transaction involving a related party that the Compliance Officer determines requires approval under the policy must be reviewed and approved by the Audit Committee or, if advance approval is not reasonably feasible, ratified by the Audit Committee. If the related party is, or is affiliated with, a member of the Audit Committee, the transaction must be reviewed and approved by the Nominating Committee.
When the Policy Applies. Our Related Party Transaction Policy applies to any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) the Company is or will be a participant, (ii) the aggregate amount involved will or may exceed $120,000 in any fiscal year, and (iii) in which a related party has or will have a direct or indirect interest.
For purposes of the policy, a “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer (as defined by SEC rules) or a nominee to become a director, (ii) any security holder known by us to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and (iii) any immediate family member of any of the foregoing persons.
How We Apply the Policy. In determining whether to approve or ratify a related-party transaction, the Audit Committee considers all relevant facts and circumstances, including (i) the impact of the transaction on a director’s independence, if the related party is a director, an immediate family member of a director, or an entity with which a director is affiliated, (ii) the terms of the transaction, including whether they are comparable to those available from unaffiliated third parties; and (iii) and any other information or factors the Audit Committee deems relevant. The Audit Committee will approve only those transactions that, in light of known facts and circumstances, are in, or are not inconsistent with, the best interests of Bloom Energy and its stockholders. In exercising its judgment, the Audit Committee may impose conditions it deems appropriate in connection with the proposed transaction.
Pre-Approved Transactions. The Audit Committee has reviewed the types of transactions, arrangements, and relationships described below and has determined that, for the purposes of the Related Party Transaction Policy, these matters are deemed pre-approved. Accordingly, in the absence of facts or circumstances indicating special or unusual benefits to a related party, such transactions, arrangements, and relationships will not require separate approval under the policy:
•any employment by Bloom Energy of an executive officer if (i) the related compensation is required to be reported in the proxy statement under the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”) under Item 402 of Regulation S-K or (ii) the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in the proxy statement under Item 402 of Regulation S-K if the executive officer were a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;
•any compensation paid to a director (in such capacity) if the compensation is required to be reported in Bloom Energy’s proxy statement under Item 402 of Regulation S-K;
•any transaction where the related party’s interest arises solely from the ownership of Bloom Energy’s capital stock and all holders of capital stock received the same benefit on a pro rata basis (e.g., dividends);
•any transaction with a related party (i) where the rates or charges involved are determined by competitive bids; (ii) involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; or (iii) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;
•any charitable contribution, grant, or endowment by Bloom Energy to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (but not an executive officer); and any charitable contribution, grant, or endowment by Bloom Energy to a charitable organization, foundation, or university at which a related party is a trustee, director, or executive officer, if the aggregate amount involved in a fiscal year of Bloom Energy does not exceed the lesser of $120,000 or 2% of the consolidated gross revenues of such charitable organization, foundation, or university; or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

Corporate Governance	63
•any transaction with another company at which a related party’s only relationship is as (i) an employee (other than an executive officer) or director, (ii) a beneficial owner of less than 10%, together with his or her immediate family members, of that company’s outstanding equity, or (iii) in the case of partnerships, a limited partner, if the limited partner, together with his or her immediate family members, has an interest of less than 10% and the limited partner does not hold another position in the partnership, if the aggregate amount involved does not exceed the lesser of $120,000 or 2% of the other company’s consolidated gross revenues;
•ordinary course business travel and expenses, advances, and reimbursements; and
•indemnification payments and other payments made pursuant to (i) directors and officers insurance policies, (ii) Bloom Energy’s Restated Certificate of Incorporation or Bylaws, and/or (iii) any policy, agreement, or instrument approved by the Board
Review of Other Related Party Transactions. Transactions involving related parties that do not fall within the pre-approved categories are reviewed by the Compliance Officer. The Compliance Officer determines whether the transaction requires approval under the Related Party Transaction Policy and, if so, whether it should be submitted to the Audit Committee for review and approval.
2025 Related-Party Transactions. We have entered various agreements and transactions with SK ecoplant in connection with our strategic partnership, including prior sales to and purchases by SK ecoplant of both zero coupon, non-voting redeemable convertible Series A preferred stock, par value $0.0001 per share (the “Series A RCPS”), and non-voting Series B redeemable convertible preferred stock, par value $0.0001 per share (the “Series B RCPS”). All of such shares of Series A RCPS and Series B RCPS have since been converted into shares of our Class A Common Stock, and, during 2025, SK ecoplant engaged in various sales of such Class A common stock which had been acquired. As a result of such sales, since July 10, 2025, SK ecoplant is not a related party to us. Prior thereto, SK ecoplant had been a related party since September 23, 2023. As of December 31, 2025, SK ecoplant’s ownership interest in us was 2.5%.
In addition, Bloom had entered into a number of commercial agreements with SK ecoplant that were previously reviewed and approved by the Board. These agreements include a preferred distributor agreement, supply agreement, commercial collaboration agreement, and a joint venture agreement. The Audit Committee has pre-approved related-party transactions with SK ecoplant under the distribution and supply agreements that met certain economic thresholds. The Audit Committee also delegated authority to the Audit Committee Chair, Mary Bush, to approve other related party transactions with SK ecoplant in between scheduled committee meetings.
For more information, see Note 17: SK ecoplant Strategic Investment in our Annual Report on Form 10-K previously filed with the SEC.
Director Compensation
Non-Employee Director Compensation Program
Our directors play a critical role in guiding the Company’s strategic direction and overseeing management, responsibilities that require a significant commitment of time and attention. The Board believes it is in the best interests of the Company and our stockholders to maintain a compensation program for our non-employee directors. All of our directors, other than our Chairman and CEO, are non-employee Directors. At least annually, our Compensation Committee reviews our director compensation program.
For 2025, the Compensation Committee retained Meridian as its independent compensation consultant to assist with evaluating and refining the Company’s director compensation program. After a review of competitive market data for the same peer group used to assess executive compensation as well as information on market practice, the Compensation Committee determined not to make any changes to our director compensation program as compared to the prior year.

64	Bloom Energy 2026 Proxy Statement
Annual Cash Compensation
The following table summarizes the annual cash compensation provided to our non-employee Directors, which remained unchanged from 2024. Cash compensation is paid in quarterly installments. In addition, directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings, including reasonable travel, meals, and lodging.

General Board Service	Fees ($)
Board service	70,000
Lead independent director	25,000
Committee Service
Audit Committee
Chair*	30,000
Member	15,000
Compensation and Organizational Development Committee
Chair	20,000
Member	10,000
Nominating, Governance and Public Policy Committee
Chair	15,000
Member	5,000

*     Ms. Bush receives $40,000 for her service as the Chair of the Audit Committee. This amount was established before we adopted our non-employee director compensation policy, and the Board determined that her compensation as Audit Committee Chair should remain at the previously established amount for as long as she serves in that capacity or until the Board determines otherwise.

Equity Compensation
Annual Awards. In May 2025, each non-employee Directors received an annual grant of RSUs with a grant date fair value of $200,000 (the “Annual Award”). In addition, Mr. Immelt, as Lead Independent Director, received an additional annual grant of RSUs with a grant date fair value of $25,000 (the “Lead Independent Director Award”). The Annual Award and the Lead Independent Director Award vest on the date of the next Annual Meeting of Stockholders, subject to the non-employee director’s continued service on the Board.
Initial Awards. New non-employee directors receive an initial equity award with a grant date fair value of $350,000 (the “Initial Award”) upon joining the Board. New non-employee directors have the option to receive their award in either RSUs or stock options, valued using Black-Scholes on the date of grant, which is the start date of the director’s service on the Board. The Initial Award vests in three equal installments on each anniversary of the grant date. If the new director is serving on the Board on the grant date of the Annual Award, the director is also eligible to receive a prorated Annual Award reflecting service from the date of the most recent annual grant.
Non-Employee Director Deferred Compensation Plan
The Board has adopted a deferred compensation plan (the “Deferred Compensation Plan”) that allows non-employee directors to defer all or a portion of their compensation, including cash retainer fees and equity awards, for distribution at a later date. Deferred compensation is paid in deferred RSUs that are settled in accordance with the terms and conditions elected by the non-employee director.

Corporate Governance	65
2025 Director Compensation
The following table provides information regarding all compensation awarded to, or earned by, our non-employee directors for the year ended December 31, 2025. Dr. Sridhar does not receive compensation for his service as a director. Information regarding his compensation as CEO is included in the 2025 Summary Compensation Table of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1]	All Other Compensation ($)	Total ($)
Michael J. Boskin	90,000	200,000	—	—	290,000
Barbara Burger	75,000	200,000	—	—	275,000
Mary K. Bush	110,000	200,000	—	—	310,000
John T. Chambers[2]	80,000	200,000	—	—	280,000
Jeffrey Immelt[3]	115,000	225,009	—	—	340,009
Gary Pinkus[4]	80,000	200,000	—	—	280,000
Jim Snabe[5]	34,409	—	350,000	—	384,409
Cynthia (CJ) Warner[6]	90,000	200,000	—	—	290,000
Eddy Zervigon[7]	100,000	200,000	—	—	300,000
1The amounts reported (rounded to the nearest dollar) represent the aggregate grant date fair value of RSUs and stock options granted to each of our non-employee directors, computed in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of forfeitures). See Notes 2 and 10 of the notes to our consolidated financial statements contained in our Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
As of December 31, 2025, the non-employee directors who served on the Board during 2025 had the following outstanding equity awards: Dr. Boskin, 9,877 RSUs; Dr. Burger, 28,543 RSUs; Ms. Bush, 9,877 RSUs, 50,000 stock options and 50,804 deferred stock units (“DSUs”); Mr. Chambers, 24,380 RSUs and 31,104 stock options; Mr. Immelt, 9,877 RSUs, 31,104 stock options and 63,943 DSUs; Mr. Pinkus, 9,877 RSUs, 10,310 stock options and 2,319 DSUs; Mr. Snabe, 11,504 stock options and 400 DSUs; Ms. Warner, 9,877 RSUs, 31,104 stock options and 23,623 DSUs; and Mr. Zervigon, 9,877 RSUs, 31,104 stock options, and 61,151 DSUs.
2Mr. Chambers elected to defer his RSU award in order to receive a distribution of DSUs on January 1, 2028.
3Mr. Immelt elected to defer 100% of his annual retainer fees and his RSU award in order to receive distributions of DSUs on January 1 following termination of service on the Board.
4Mr. Pinkus elected to defer 100% of his annual retainer fees and his RSU award in order to receive a distribution of DSUs on January 1, 2027.
5Mr. Snabe was appointed to serve as a Class II director and member of the Company’s Nominating and Compensation Committees, effective August 6, 2025.The fees set forth in the table above are equal to the pro-rated retainer he earned for Board and Committee service in 2025. Mr. Snabe elected to defer 100% of his annual retainer fees in order to receive a distribution of DSUs on January 1, 2028..
6Ms. Warner elected to defer 100% of her annual retainer fees and her RSU award in order to receive a distribution of DSUs in three annual installments commencing on January 1 following termination of service on the Board.
7Mr. Zervigon elected to defer his RSU award in order to receive a distribution of DSUs on January 1 following termination of service on the Board.

66	Bloom Energy 2026 Proxy Statement
Our Executive Officers
Senior Management Team
We have an experienced senior management team with a strong track record in operations and leadership. The breadth of skills, backgrounds, and perspectives supports across our leadership team supports effective decision-making and positions the Company for continued growth and expansion in the United States and internationally. Information about our executive officers as of the Record Date is set forth below1:

KR Sridhar, Founder, Chairman, and Chief Executive Officer (Age 65) Please see page 33 of this Proxy Statement for Dr. Sridhar’s biography.

Maciej Kurzymski, Vice President, Chief Accounting Officer and Acting Principal Financial Officer (Age 54)[2]
•Chief Accounting Officer since July 2021; Acting Principal Financial Officer since May 2025
•More than 25 years of experience in corporate finance and accounting in technology industries
•Former Corporate Controller and Head of Finance for Software Defined Storage and Hardware business unit, Veritas Technologies LLC
•Prior leadership roles at SMART Modular Technologies and Integrated Device Technology, Inc
•Began career at KPMG, serving technology clients in the United States and Europe
•BA in Accounting, University of South Australia, Certified Public Accountant (inactive, California)

Satish Chitoori, Chief Operations Officer (Age 54)
•Chief Operations Officer since April 2024, overseeing supply chain, manufacturing, installations, customer support and facilities; previously Senior Vice President--Global Supply Chain Management since 2019
•More than 20 years of operations leadership in semiconductor and electronics industries
•Instrumental in scaling the Company’s global supply chain and managing complex supplier relationships
•Extensive global leadership experience, including assignments in Malaysia, Singapore, Thailand, India and China
•Advisor to the Engineering Leadership Certificate Program at the University of California, Santa Barbara.
•BS in Mechanical Engineering, Jawaharlal Nehru University, MBA in Operations, Savitribai Phule Pune University

Aman Joshi, Chief Commercial Officer (Age 49)
•Chief Commercial Officer since January 2024, leading global sales and business development
•More than 20 years of experience at General Electric in senior roles across GE Capital, GE Corporate, GE Aviation, GE Power and GE’s Global Growth Organization
•Former Global General Manager of GE’s aeroderivative gas turbine business (2018 - 2024), working with utilities, regulators, and policymakers to support energy transition activities
•Previously served in business unit Chief Financial Officer roles at GE Vernova
•Extensive international experience across multiple countries and regions
•Member, Institute of Chartered Accountants of India and Institute of Company Secretaries of India

Shawn M. Soderberg, Chief Legal Officer and Corporate Secretary (Age 65)
•Chief Legal Officer and Corporate Secretary since January 2016, overseeing all legal and regulatory matters
•Former Executive Vice President, General Counsel, and Secretary, Bio-Rad Laboratories
•Extensive global chief legal officer experience with prior General Counsel roles at Aricent Group, H&Q Asia Pacific, Oak Technology, and Microtec Research, Inc.
•Earlier legal experience in law firm practice
•LLM in Taxation, New York University, JD, Seattle University School of Law, BS in Accounting, University of Santa Clara

1There are no arrangements or understandings between any executive officer and any other person pursuant to which such officer was selected, and there are no family relationships among any of our executive officers or directors.
2On March 26, 2026, we announced that, effective April 13, 2026, Simon Edwards will serve as the Company’s Chief Financial Officer. Mr. Kurzymski will continue to serve as the Company’s Principal Accounting Officer. Mr. Edwards most recently served as CEO and previously CFO of an artificial intelligence company, and has served as CFO of multiple cloud-based software companies.

Our Executive Officers	67
Additional Key Executives
The following individuals, in addition to the executive officers discussed above, complete our senior management team:

Key Executives	Professional Experience

Carlton Cottuli Age: 64 Head of Development Engineering since April 2022, VP System Engineering July 2018- April 2022, and Architect Mission Critical Systems April 2012-July 2018
•25+ years of experience managing global technical teams engaged in governmental, industrial, and enterprise opportunity engagement
•Expertise in electrical and mechanical product and system design, and installation for service industries

Aaron Hoover Age: 56 Head of Business and Corporate Development since September 2025
•25+ years of energy and investment banking experience, including leadership in energy M&A, corporate and project finance, and corporate strategy
•Expertise in strategic partnerships, project development, and commercial growth initiatives
•Former Global Group Head, Energy Investment Banking at Morgan Stanley

Karen Maxwell Age: 66 Head of Quality and Reliability since April 2024
•35+ years of manufacturing and quality expertise from large manufacturers, suppliers and start-ups with experience spanning multiple industries, including automotive, semiconductor, and renewable energy
•Expertise in ensuring product quality and reliability, optimizing manufacturing processes, and driving operational excellence across diverse industries

Ravi Prasher Age: 52 Chief Technology Officer since October 2022
•Technologist, researcher, and professor with experience in industrial, technology start-up, academic (active UC Berkeley Adjunct Professor), and government sectors (DOE ARPA-E), and national lab (LBNL)
•Expertise in managing research and development in a wide variety of areas, including fuel cells, hydrogen production, storage and transport, electrochemical and thermal storage, carbon capture, microgrids, and renewable energy

James Roth Age: 57 Head of Government Affairs and Policy since May 2023
•20+ years experience as a senior public affairs executive with extensive background in public policy, corporate affairs, communications, advocacy, negotiations, and brand management
•Expertise in U.S. and international policy, government affairs, energy and climate strategies, foreign trade, strategic communications, and community engagement

Deepak Shukla Age: 68 Head of Service and Systems Operations since February 2022, Vice President Service 2012 – 2022, and Senior Director of Technology Support 2008-2012
•30+ years of experience leading process optimization, new process innovation at startups, and service business and strategy in the energy industry
•Expertise in process and asset optimization, software, service excellence, customer relationship management, and business transformation

Natalie Sunderland Age: 55 Chief Marketing Officer since December 2024
•20+ years of strategic go-to-market leadership. Award-winning Silicon Valley executive with a track record of orchestrating business and culture transformations
•Expertise in building and modernizing iconic brands, developing innovative marketing strategies, and driving growth in complex, high-stakes environments

Sonja Wilkerson Age: 65 Chief People Officer since January 2019
•30+ years of Human Resources leadership experience
•Expertise in developing talent strategies to drive organizational effectiveness through the integration of people, technologies, processes, and cultures
•Member of the Board of Directors of Koppers Holdings Inc. (since 2018)

Proposal 2 Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation

The Board of Directors recommends a vote “FOR” this proposal.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our NEOs.
As described in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that the skill, talent, judgment, and dedication of our executive officers are critical factors affecting our long-term value. The goals of our executive compensation program are to fairly compensate our executives, attract and retain highly-qualified executives who are able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our stockholders. Please read the Compensation Discussion and Analysis beginning on the following page for additional details about our executive compensation program.
The Board is asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices, and objectives described in this Proxy Statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the 2026 Annual Meeting:
“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”
As an advisory vote, this say-on-pay proposal is not binding on us, the Board, or the Compensation Committee. However, we, the Board and the Compensation Committee, which are responsible for overseeing, reviewing, and administering our executive compensation program, value the opinions expressed by our stockholders, and will continue to consider our stockholders’ views in evaluating future compensation options for our NEOs.
Taking into account the advisory vote of stockholders regarding the frequency of future say-on-pay proposals at our 2021 Annual Meeting, the Board’s current policy is to include an advisory resolution to approve the compensation of our NEOs annually. Accordingly, unless the Board modifies its policy on the frequency of future say-on-pay votes, the next advisory vote to approve our executive compensation will occur at the 2027 Annual Meeting of Stockholders.
Vote Required.
Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast for or against this proposal. Abstentions and broker non-votes, if any, are not deemed to be votes cast and, therefore, will not affect the outcome of the vote.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	69

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a detailed review of our executive compensation philosophy and program, the Compensation Committee’s decisions under the program, and the key factors considered in making those decisions. Each of our NEOs served in their respective roles as of December 31, 2025, and continue to serve in those roles as of the date of this Proxy Statement, except Mr. Berenbaum, who left the Company on May 1, 2025.

Executive Summary
2025 Business Highlights
Bloom had a record setting fiscal 2025 - performing exceptionally well across all metrics and we believe we are well positioned to continue to capitalize on the increasing demand for clean, reliable, and affordable onsite power. The following highlights are related to pay:
•Delivered our highest ever revenue at $2.02 billion in fiscal 2025, an increase of 37.3% over fiscal 2024. Product revenue was $1.53 billion in fiscal 2025, an increase of 41% over fiscal 2024. We believe Bloom is well positioned to become the standard for onsite power.
•Generated gross margin of 29.0% in fiscal 2025, an increase of 1.6% over fiscal 2024 and non-GAAP gross margin of 30.3% in fiscal 2025, an increase of 1.6% over fiscal 2024.
•Achieved operating income of $72.8 million in fiscal 2025, an increase of $49.9 million compared to $22.9 million in fiscal 2024 and non-GAAP operating income of $221 million in fiscal 2025, an increase of $113.4 million over fiscal 2024. (For a reconciliation of GAAP to non-GAAP Gross Margin and GAAP to non-GAAP operating income, please see Appendix A to this Proxy Statement.)
•Strong and Diversified Customer Base. Saw significant increases in backlog - up 2.5x year-over-year - demonstrating strong demand for our products and a widening number of end users.
•Scalability. Expect to double our annual production capacity run rate at our Fremont facility from 1GW to 2GW by the end of 2026 and have room to rapidly scale that facility to 5GW.
•Strong liquidity position. Generated $113.9 million of cash flow from operations in fiscal 2025, an increase of 23% over fiscal 2024 and the second consecutive year of positive free cash flow. Ended fiscal 2025 with $2.5 billion in cash - the product of having issued $2.5 billion of 0% notes in November of 2025 - and increased our financial flexibility by entering into a $600 million revolving credit facility in December of 2025.
•Strong stock price performance. During 2025, the Company’s stock price increased approximately 291%.
For a more detailed description of our financial and business highlights, please see Our Business and Strategy and Year in Review on pages 10 and 16, respectively, and Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our Annual Report on Form 10-K for a more detailed discussion of our fiscal 2025 financial results.

KR Sridhar Chief Executive Officer and Chairman

Maciej Kurzymski Chief Accounting Officer and Acting Principal Financial Officer[1]

Satish Chitoori Chief Operations Officer

Aman Joshi Chief Commercial Officer

Shawn M. Soderberg Chief Legal Officer and Corporate Secretary

Daniel Berenbaum Former Chief Financial Officer[2]

1Mr. Kurzymski, Chief Accounting Officer, was appointed Acting Principal Financial Officer effective May 2, 2025. [2]Mr. Berenbaum departed as Chief Financial Officer effective May 1, 2025.

70	Bloom Energy 2026 Proxy Statement
Key Changes to Executive Compensation Structure
In 2025, the Compensation Committee approved several changes to align the executive compensation program with market practice, strengthen pay-for-performance alignment, and support the Company’s strategic priorities. These changes were informed by input and market data from the Compensation Committee’s independent compensation consultant, Meridian, and began with the adoption of an updated peer group that reflects the Company’s intensely competitive talent market in the AI infrastructure space. Importantly, in 2025, following the grant of the 2025 Equity Package and Replacement Grant made to our CEO in December 2024, Dr. Sridhar was not awarded any additional equity compensation in 2025.

Program Design Changes

ANNUAL CASH INCENTIVE (“ACI”)
•We increased the maximum earn-out opportunity from 1.5x target to 2x target to appropriately reward outstanding performance consistent with peer practice.
•We replaced the non-GAAP operating gross margin metric with total revenue and retained non-GAAP operating income to prioritize short-term operating financial objectives and to complement redefined PSU metrics described below.
•We eliminated the revenue “adder,” which had provided a one-percentage-point adjustment to payouts for each percentage point of annual total revenue growth (capped at 1.5x target), and instead designated total revenue as a weighted performance metric to simplify the program design.

EQUITY INCENTIVES
•We aligned performance metrics for the 2025-2027 PSU awards granted to our other NEOs in 2025 with Dr. Sridhar’s 2025 Equity Package to support our business strategy. Specifically, we replaced average annual total revenue growth with average annual product revenue growth to enhance long-term strategic relevance, and replaced non-GAAP gross margin with non-GAAP product gross margin.
•In addition, maximum payout opportunity was increased from 150% to 200% to provide stronger incentives for achieving stretch performance goals.
•We eliminated the executive election to convert PSUs into PSOs and RSUs into stock options to simplify the program and to align grant-date values with GAAP-based disclosure and financial reporting.

Prior Year Say-on-Pay Results, Stockholder Engagement and Board Response
We maintain an ongoing dialogue with our stockholders and value their perspectives. In the aggregate, during fiscal year 2025, we held more than 1,000 meetings, both virtually and in person, with prospective and existing stockholders and investors holding a substantial majority of our shares outstanding as a part of our 2025 stewardship efforts. Feedback from these engagements, including with regard to our compensation program, is communicated to the Board and its committees to inform deliberations and actions. The Compensation Committee has been mindful of the perspectives received since the prior year’s Say-on-Pay vote, at which the Company received approximately 62% support.
Following the results of the prior year’s Say-on-Pay vote, the Company participated in numerous stewardship meetings with its largest institutional stockholders and pro-actively solicited feedback. Discussions focused, in part, on the design of the CEO’s 2024 compensation arrangements, including the 2025 Equity Package and Replacement Grant made in December 2024. Stockholder feedback centered primarily on the multi-year nature of the CEO equity grant and the absence of disclosed numerical targets for the two identified and equally weighted key performance indicators: Product Revenue Growth and Non-GAAP Product Gross Margin. The Company provided detailed explanations regarding the design and rationale for these arrangements. In particular, the Board emphasized that the multi-year structure is intended to focus on absolute stockholder value creation through a “win-win” value-sharing model, strongly aligning pay delivery with long-term stockholder value growth, enhancing incentives for sustained performance, supporting retention and reinforcing the CEO’s focus on the Company’s long-term interests. Compensation is earned only upon the sustained achievement of rigorous financial goals. As part of its response, the Board also noted that no additional equity grants were made to the CEO in 2025.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	71
The Board further emphasized the potential competitive harm that could result from disclosing specific numerical targets for these key performance indicators. Given the significant industry shifts currently underway, including accelerating electric demand, the Board believes that forward-looking revenue and margin targets are highly sensitive, competitively valuable information that could be detrimental to the Company if disclosed. The Board also believes that achievement of these targets is challenging and requires substantial performance. Finally, while forward-looking numerical targets for the PSUs under the 2025 Equity Package are not disclosed, Bloom has enhanced the Compensation Discussion and Analysis by providing retrospective performance updates for outstanding performance-based equity awards with respect to historical periods for which results are determinable.
Furthermore, as part of its regular financial disclosures, Bloom provides information regarding Product Revenue Growth and Non-GAAP Product Gross Margin, the key performance indicators for the PSUs granted under the 2025 Equity Package, once results become historical. For fiscal year 2025, product revenue grew 41.1%, increasing from $1.09 billion in 2024 to $1.53 billion in 2025, representing record product revenue. Over the same period, non-GAAP product gross margin declined modestly from 37.7% to 36.1%. These results to date reflect very strong product revenue growth with a modest decrease in product margins. Bloom believes that disclosure of actual historical performance under these key performance indicators enables investors to form informed views regarding the purposes and intent of the 2025 Equity Package PSUs, even though specific forward-looking numerical targets are not disclosed. Additional disclosures, such as backlog, which increased 2.5x year-over-year, provide stockholders with insight into potential future performance relative to these indicators, and the grant-date fair value of the PSUs awarded in December 2024 assuming maximum performance (approximately $119.6 million) allows stockholders to form views on the bounds of the award. From January 1, 2025 to December 31, 2025, the Company’s stock price increased from $22.21 to $86.89, a gain of approximately 291%. As of March 24, 2026, the closing stock price was $145.88, representing an increase of approximately 557% since January 1, 2025. While no assurances can be given regarding final results under Dr. Sridhar’s 2025 Equity Package PSUs until the end of the 2027 performance period, the Board believes that, based upon the Company’s performance since the grant, the award is serving its intended purposes of retention, long-term orientation, pay-for-performance alignment, and stockholder value creation.
Following discussions with stockholders, no additional equity grants were made to Dr. Sridhar in 2025. In addition, for the other NEOs who received PSU awards in 2025, performance goals were aligned with those applicable to Dr. Sridhar’s 2025 Equity Package. The Compensation Committee remains committed to aligning pay with performance, values stockholder input and feedback, and will continue to consider such input in making executive compensation decisions.

72	Bloom Energy 2026 Proxy Statement
2025 Executive Compensation Program Structure

Performance-Based or Performance-Aligned
	Short-Term		Long-Term
	Cash		Equity Awards
	Base Salary	ACI	RSUs	PSUs

Performance Period	Annual; reviewed after completion of each fiscal year	One-year performance period	3-year service-based vesting period beginning March 15, 2025	3-year performance period (2025–2027) - shares earned annually based on goals set at the start of the performance period and the aggregate earned shares cliff vest at the end of the performance period

Performance Metrics	N/A
•Quantitative assessment of Company performance against pre-established financial metrics
•Qualitative assessment by the CEO of individual executive performance
•Payout funding ranges from 0% to 200% of target
			•40% vests on the one-year anniversary of the vesting commencement date •Remaining 60% vests in equal quarterly installments over the following two years	•Annual product revenue growth (50% weighting) •Annual adjusted gross product margin (50% weighting) •Earn-out range: 0%–200% of target PSUs

Relationship to Business Objectives	Attracts and retains an effective management team	Supports a “pay-for-performance” culture by motivating and rewarding our executives for achieving performance goals that contribute to our long-term success and create value for our stockholders
•Align executive goals and objectives with the interests of Bloom and our stockholders and focus executives on financial metrics that drive long-term stockholder value
•The associated vesting requirements also serve to promote retention

Designed to Reward	Knowledge and experience, as well as past and present scope of responsibilities	Success in achieving pre-established annual performance objectives and individual contributions	Success in achieving pre-established, long-term, corporate performance objectives designed to enhance sustainable stockholder value

CEO Target Pay Mix			Dr. Sridhar did not receive grants of RSUs or PSUs in fiscal 2025.

Other NEOs Target Pay Mix[1]

1Mr. Berenbaum and Mr. Kurzymski are not included as neither participated participated in the fiscal 2025 equity grants for executive officers.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	73
Executive Compensation Best Practices
We seek to maintain sound executive compensation policies and practices, including corporate governance standards aligned with our executive compensation philosophy. In designing and overseeing our executive compensation program, we employ best practices and regularly assess our policies to promote continued alignment with stockholder interests. Our compensation policies and practices are intended to incentivize performance and long-term value creation, while prohibiting or discouraging behaviors that could encourage excessive risk-taking or otherwise not serve the long-term interests of our stockholders.

WHAT WE DO	WHAT WE DON’T DO

 Compensation Committee Independence – Our Board of Directors maintains a Compensation Committee comprised entirely of independent directors.
 Independent Compensation Committee Advisors – The Compensation Committee engages and retains its own independent compensation consultant and reviews its independence annually.
 Annual Compensation Review and Rigorous Oversight – The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including our compensation peer group and other benchmarking data. Throughout the year, the Compensation Committee provides rigorous oversight of incentive metrics and the relationship between pay and performance.
Compensation-Related Risk Assessment – The Compensation Committee annually evaluates our compensation program, policies, and practices, to confirm they reflect an appropriate level of risk-taking and do not encourage excessive or unnecessary risks that could have a material adverse impact on the Company.
Emphasize Performance-Based Incentive Compensation – Our executive compensation program emphasizes performance-based short-term and long-term incentive awards to align executive interests with those of our stockholders. A significant majority of total target compensation is performance-based.
Emphasize Long-Term Equity Compensation – We use equity awards to deliver long-term incentive compensation opportunities. These equity awards vest over multi-year periods, supporting long-term alignment between executives and stockholders, promoting sustained value creation, and supporting retention.
Stock Ownership Policy – We maintain stock ownership guidelines for directors and executive officers requiring ownership of Company shares at specified multiples of base salary or annual board retainer.
Compensation Recovery Policies – We maintain policies that provide for the recovery of cash and equity incentive compensation from executive officers in the event of a financial restatement or resulting from fraud, intentional misconduct, or gross negligence.
Prohibition on Hedging and Pledging – Our Insider Trading Policy prohibits executive officers from hedging Company securities and from pledging Company securities as collateral for a loan.
Succession Planning – Our Board reviews succession strategies and leadership development plans for critical positions at least annually.

 No Single Trigger Equity Acceleration Upon a Change of Control – Our change of control agreements require a double trigger (qualifying termination following the change of control) for accelerated vesting of equity awards.
 No Supplemental Executive Retirement or Defined Benefit Pension Plan – We do not maintain a supplemental executive retirement plan or a defined benefit pension plan for our executive officers. Executive officers participate in our Section 401(k) plan on the same basis as other U.S. employees.
 No Tax “Gross-Ups” or Payments – We do not provide tax “gross-ups” or reimbursements in connection with compensation arrangements for executive officers, including change in control payments or benefits. The only exception is our executive health plan.
 No Unearned Dividends – We do not pay dividends or dividend equivalents on unvested or unearned RSU or PSU awards.
 No Stock Option Repricing – We do not reprice or retroactively reduce the exercise price of previously granted stock options.

74	Bloom Energy 2026 Proxy Statement
Compensation Philosophy and Objectives
The following objectives and principles guide the design of our compensation program:

Pay-for-Performance:	Align executive officers’ interests with those of Bloom and its stockholders:	Competitive compensation to attract and retain talent:

We aim to incentivize our executive officers by linking their performance and compensation. Accordingly, a significant portion of the total compensation we provide to our executive officers is based on measures that reflect both short- and long-term Company performance, as well as each executive officer’s individual performance and impact on stockholder value.	At risk, performance-based cash and long-term equity-based compensation constitute a significant portion of our executive officers’ compensation.
	ACI awards reward the achievement of short-term goals while equity awards incentivize and reward executive officers for achieving multi-year objectives and delivering sustained long-term value for Bloom and its stockholders.	To manage our business and execute our strategy, we seek to attract and retain a talented team of executive officers and managers with proven track records of success in business operations and leadership and a wide range of experience, backgrounds, and viewpoints. In recruiting our executive officers and determining competitive pay, the Compensation Committee considers market and industry practices, peer data, individual experience and performance, and the advice of its independent compensation consultant.

Emphasis on Performance-Based Compensation
To align the interests of management with those of the Company and its stockholders, our executive compensation program is designed to provide the majority of compensation in the form of at-risk, performance-based cash and equity incentives, including long-term, multi-year vesting equity awards. This approach helps ensure that executives’ compensation opportunities are aligned with stockholder interests and focused on sustained long-term value creation. The Board believes that revenue growth, margin expansion, profitability and positive cash flow are critical to Bloom’s success. As a result, at-risk cash and equity incentives are tied to performance targets designed to drive achievement of these objectives. Performance-based compensation consists of variable pay delivered through our ACI program and performance-based equity awards, each of which can be earned at up to a specified multiple of target based on the achievement of challenging financial, operational and strategic goals.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	75
Executive Compensation Program
Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain, and reward executive officers who contribute to our long-term success and, by extension, success for our stockholders. The material elements of our executive compensation program for 2025 are described below:

	Designed to Reward	Relationship to Business Objectives

Base Salary	Knowledge and experience, as well as past and present scope of responsibilities	Attracts and retains an effective management team

ACI	Success in achieving pre-established annual performance objectives and individual contributions
Supports a “pay-for-performance” culture by motivating and rewarding our executives for achieving performance goals that contribute to our long-term success and create value for Bloom and our stockholders

Equity Awards	Success in achieving pre-established, long-term, corporate performance objectives designed to enhance sustainable stockholder value
Align executive goals and objectives with the interests of our stockholders and focus executives on our long-term financial performance. The associated vesting requirements also serve to promote retention

We generally do not provide perquisites to our NEOs other than our CEO, except for executive health memberships for themselves and their dependents (including annual physical exams, medical consultation services, and clinical care coordination) and related tax gross ups. We believe the well-being of our leaders is in Bloom’s and our stockholders’ best interest. The executive officers otherwise participate in the same standard benefit programs offered to all employees, including health and life insurance. They are also eligible to participate in our 401(k)-retirement savings plan and have the opportunity to participate in our Employee Stock Purchase Plan (“ESPP”). In 2025, we provided Company matching contributions of up to $7,000 per year under our 401(k)-retirement savings plan. As part of our commitment to the safety and productivity of our executive leadership, the Company provides home security services for the CEO to address security concerns associated with his role.
Additionally, home office-related expenses incurred for business purposes, including home office setup and maintenance, are covered to support the CEO's ability to effectively perform his responsibilities outside of the Company's headquarters. These expenses are reviewed and approved by the Compensation Committee to ensure alignment with the Company's policies and Bloom’s and stockholders’ interests. Although we have classified these expenses as perquisites, we do not consider these additional security or home office IT support to be a personal benefit for our CEO, but rather appropriate expenses for the benefit of Bloom and its stockholders that arise out of Dr. Sridhar’s employment responsibilities and that are necessary for job performance as well as his safety. In addition, we provide our CEO limited spousal airline travel in connection with the CEO’s business travel, and airline and hotel memberships.

76	Bloom Energy 2026 Proxy Statement
Components of Our Compensation Program
Base Salary
Base salaries provide fixed compensation that helps to attract and retain the high-caliber leadership team needed to manage our business and carry out our strategy. Annually, the Compensation Committee reviews the base salaries of our CEO and executive officers. In determining base salaries for 2025, the Compensation Committee considered market and industry practices, data for the refined peer group, experience, internal equity, and performance during the prior fiscal year. It utilizes the services of an independent compensation consultant, and the Company conducts a similar process in connection with the hiring of new executive officers. In May 2025, the Compensation Committee (or the Board’s Independent Directors, in the case of the CEO) approved the salary increases set forth in the table below. Such increases were effective April 1, 2025.

Name	Fiscal 2024 Salary Rate ($)[1]	Fiscal 2025 Salary Rate ($)[1]	Percentage Change (%)
KR Sridhar	900,000	950,000	5.55
Maciej Kurzymski[2]	400,000	424,000	6.00
Aman Joshi	575,000	635,000	10.43
Satish Chitoori[3]	475,000	600,000	26.32
Shawn M. Soderberg	550,000	600,000	9.10
Daniel Berenbaum[4]	575,000	575,000	—
1Base salaries rounded to the nearest thousand.
2Mr. Kurzymski became an executive officer effective May 2, 2025.
3Mr. Chitoori’s base salary was increased as a result of taking on significantly more oversight responsibilities and to continue to align his compensation with that of the other executive officers.
4Mr. Berenbaum separated from the Company effective May 1, 2025. He received pro-rated base salary for 2025 through his separation.
Annual Cash Incentive (“ACI”) Plan
We provide our senior management team with short-term incentive compensation through our ACI plan. This plan holds executives accountable for their performance against our financial and operational goals, rewards them based on actual business results, and helps reinforce a pay-for-performance culture. Our ACI plan provides cash incentive award opportunities based on a quantitative assessment by the Compensation Committee (or the Board’s Independent Directors for the CEO) of our overall performance, combined with a qualitative assessment by our CEO of each individual executive officer’s performance (except his own). The Compensation Committee assessed our performance against pre-established financial metrics during 2025 with plan funding measured on a scale of zero to 200% of target. In 2025, our executives were eligible for the following annual cash incentives at target performance levels:

Name	Fiscal 2025 Base Salary ($)[1]	Annual ACI Bonus Target (% of Salary)[4]	ACI Bonus at Target ($)
KR Sridhar	950,000	130	1,235,000
Maciej Kurzymski	424,000	40	169,600
Aman Joshi[2]	635,000	50	317,500
Satish Chitoori	600,000	70	420,000
Shawn M. Soderberg	600,000	70	420,000
Daniel Berenbaum[3]	575,000	100	575,000
1Base salaries rounded to the nearest thousand.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	77
2Mr. Joshi’s ACI annual cash incentive for 2025 is guaranteed at target in accordance with the terms of his offer letter. Mr. Joshi is also eligible to receive an annual bonus under the executive sales incentive plan (“ESIP”) with a target amount of 50% of his annual base salary, and such amount is not guaranteed. See Executive Sales Incentive Plan - Mr. Aman Joshi.
3Mr. Berenbaum left the Company effective May 1, 2025 and did not receive an annual cash incentive award.
4Annual ACI bonus targets are set after considering typical bonus targets as a percentage of base salary as set by peer companies as well as based upon market data and compensation studies.
2025 ACI Financial Performance Targets
For 2025, earned ACI awards for our NEOs were determined based on our level of achievement of the following equally weighted non-GAAP Operating Income and Total Revenue goals for the full fiscal year.

	Weighting (%)	Threshold (50% Payout) ($)	Target (100% Payout) ($)	Maximum (200% Payout) ($)
Non-GAAP Operating Income	50	130M	180M	250M	[1]
Total Revenue	50	1.65B	1.75B	1.9B
1A reconciliation of GAAP to non-GAAP operating income reported in the Company’s Q4 FY2025 earnings release is included in Appendix A. In addition to the adjustments set forth in Appendix A, the Compensation Committee has approved an additional adjustment to non-GAAP operating income in connection with the determination of the achievement of this financial performance target for compensation purposes when performance exceeds the Target (100% Payout) level. See additional discussion below under 2025 ACI Results.
2025 Calculation of ACI Payout
ACI payouts are calculated as follows:

Base Salary ($)	Annual Bonus Target (% of Salary)	Total ACI Funding (%)	Individual Performance Adjustment (%)	ACI Payout ($)

Total ACI Funding is calculated by adding the payout factors for each target performance metric, with each payout factor based on the level of ACI achievement. The resulting funding level may then be adjusted upward or downward based on the performance of the department(s) for which the individual is responsible. The CEO may recommend individual performance adjustments for the other NEOs to the Compensation Committee. For the CEO, the Compensation Committee evaluates performance and makes recommendations to the Board’s independent directors.
2025 ACI Results
For fiscal 2025, actual non-GAAP Operating Income of $250 million (as approved by the Compensation Committee for incentive compensation purposes) resulted in ACI achievement of 200% of target. In addition, our actual total revenue of $2.024 billion resulted in an ACI achievement of 200% of target. The payout factor applied to each metric was 100% resulting in total ACI funding of 200%. For a reconciliation of GAAP to non-GAAP operating income reported in the Company’s fourth-quarter fiscal 2025 earnings release, please see Appendix A to this Proxy Statement. In addition, see footnote 1 in the table below for additional discussion.

	ACI Weighting (%)	ACI Target ($)	ACI Actual ($)		ACI Achievement (%)		ACI Payout Factor (%)
Non-GAAP Operating Income	50	180M	250M	[1]	200	[1]	100
Total Revenue	50	1.75B	2.024B		200		100
Total ACI Funding							200

78	Bloom Energy 2026 Proxy Statement
1The non-GAAP operating income financial performance metric target is set assuming 100% bonus achievement. As a result, non-GAAP operating income reported in the Company’s fourth-quarter fiscal year 2025 earnings release are impacted by the additional bonus accrual costs when they exceed the Target (100% Payout) level, and an adjustment is then appropriate to align with target. In the case of actual fiscal year 2025 non-GAAP operating income reported in the Company’s fourth-quarter fiscal year 2025 earnings release of $221 million, which exceeds the Target (100% Payout) level, the impact of the additional bonus accrual costs to align with target is approximately $30 million. The Compensation Committee has approved this additional adjustment to non-GAAP operating income in connection with the determination of the achievement of this financial performance target for compensation purposes. As a result, the actual non-GAAP operating income result utilized for compensation purposes is $250 million, and therefore a 200% ACI achievement percentage for this metric.
Based on our achievement during the year, our NEOs earned the following ACI payments based on Company and individual performance in 2025:

Name	Fiscal 2025 Base Salary	Annual Bonus Target (% of Salary)	Bonus at Target ($)	Total ACI Funding (%)	Individual Performance Adjustment(%)[1]	ACI ($)
KR Sridhar	950,000	130	1,235,000	200	100	2,470,000
Maciej Kurzymski	424,000	40	169,600	200	100	339,200
Aman Joshi[2]	635,000	50	317,500	200	100	635,000
Satish Chitoori	600,000	70	420,000	200	100	840,000
Shawn M. Soderberg	600,000	70	420,000	200	100	840,000
Daniel Berenbaum[3]	575,000	100	575,000	—	—	—
1No individual performance adjustments were made to the fiscal 2025 ACI plan.
2Mr. Joshi also received a bonus of $635,000 under the ESIP as a result of achieving 200% of his target, discussed further below.
3Mr. Berenbaum left the Company effective May 1, 2025 and did not receive an ACI award.
Executive Sales Incentive Plan – Mr. Aman Joshi
In addition to ACI, Mr. Joshi, our Chief Commercial Officer, also participates in an Executive Sales Incentive Plan (“ESIP”) which also provides short-term cash incentive compensation. The ESIP holds Mr. Joshi accountable for his performance through a quantitative assessment by the Compensation Committee of performance metrics geared towards the generation of revenue. For fiscal year 2025, besides his ACI, Mr. Joshi was eligible under the ESIP to receive an additional annual cash bonus with a target amount of 50% of his annual base salary based upon the achievement of specified deliverables.

Name	Fiscal 2025 Base Salary ($)[1]	Annual ESIP Bonus Target (%of Salary)	ESIP Bonus at Target ($)
Aman Joshi[2]	635,000	50	317,500
1Base salary rounded to the nearest thousand.
2In addition to the ESIP, Mr. Joshi also participates in the ACI plan where for 2025 such incentive was guaranteed at target in accordance with the terms of his offer letter. See Annual Cash Incentive (“ACI”) Plan. Amounts under the ESIP are not guaranteed.
Mr. Joshi’s target bonus under the ACI Plan was set at 50% of his annual base salary for fiscal year 2025. Accordingly, his aggregate target bonus opportunity for fiscal year 2025 was 100% of his annual base salary with 50% allocated to ACI Plan and 50% allocated to ESIP.
The following table sets forth the performance metrics, their relative weightings, and various payout levels applicable to Mr. Joshi under the ESIP for fiscal year 2025.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	79

	Weighting (%)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Secure deployable orders to achieve total corporate revenue for 2025	40	$1.6B	$1.8B	$2.0B
Achieve 70% of deployable bookings required to generate product revenue growth on the basis of 2025 revenue results	60	25%	30%	40%
Mr. Joshi’s achievements under the ESIP, based upon actual fiscal year 2025 performance and applying the applicable weightings and payout factors, are set forth below. These results were reviewed and approved by the Compensation Committee.

	Weighting (%)	Target	Actual	% Attainment	Payout Factor Applying Weighting
Secure deployable orders to achieve total corporate revenue for 2025	40	$1.8B	$2.024B	200%	80%
Achieve 70% of deployable bookings required to generate product revenue growth on the basis of 2025 revenue results	60	25%	>40%	200%	120%
Total Bonus Funding					200%
Applying the bonus funding to Mr. Joshi’s target bonus under the ESIP, Mr. Joshi earned $635,000 under the ESIP for fiscal year 2025.

Name	Fiscal 2025 Base Salary ($)[1]	ESIP Annual Bonus Target (% of Salary)	ESIP Bonus at Target ($)	Total ESIP Funding (%)	ESIP ($)
Aman Joshi[1]	635,000	50	317,500	200	635,000
1Mr. Joshi also received a bonus of $635,000 under the ACI plan as a result of achieving 200% of his target, discussed above.
Mr. Joshi is also eligible to participate in the ESIP for fiscal year 2026. The Compensation Committee selected performance metrics based on 2026 bookings expected to generate specified target revenue levels and year-end 2026 deployable backlog for 2027 at specified target levels. The Compensation Committee has granted the CEO limited discretion to modify the 2027 deployable backlog targets during 2026. The Compensation Committee believes the target levels established for these performance metrics are challenging and will require substantial performance to achieve.
Sign-on Bonus – Mr. Aman Joshi
On January 5, 2024, Mr. Joshi joined the Company as its Chief Commercial Officer and received a sign-on bonus payable in two installments totaling $400,000, less applicable withholdings and deductions, to offset certain forfeited retirement benefits from his prior employer. The first installment, in the amount of $200,000, less applicable withholdings and deductions, was paid in one of the first two payroll periods following January 5, 2024. The second installment, also in the amount of $200,000, less applicable withholdings and deductions, was paid in fiscal 2025 following Mr. Joshi’s first anniversary of employment with the Company.
Equity Compensation
The Compensation Committee believes equity compensation is a primary tool to promote retention of executive officers and to drive performance. In reviewing the form and amount of equity compensation granted, the Compensation Committee (or the Board’s Independent Directors for the CEO) assesses whether the awards, together with previously granted equity awards, will have the desired retention and incentivizing impact for each executive officer.

80	Bloom Energy 2026 Proxy Statement
We include discussion of each of the following:
•2025 NEO Plan. The equity plan adopted in May 2025 for our NEOs (other than our CEO and newly appointed Acting Principal Financial Officer who did not participate) and an update of interim performance under the 2025 NEO plan;
•2024 CEO Plan. The equity plan adopted in December 2024 for our CEO and an update of interim performance under the 2024 CEO plan;
•2024 New Hire Plan and PSO Grant for Mr. Aman Joshi. Each of (i) the new-hire equity performance plan adopted in March 2024 for Mr. Joshi and an update on performance under the plan in 2025, and (ii) the additional grant of PSOs made to Mr. Joshi in August 2024 and an update of performance under the grant in 2025;
•2024 NEO Plan. The equity performance plan adopted in February 2024 for our then NEOs (other than our CEO who did not participate) and an update of interim performance under the 2024 NEO plan; and
•2023 NEO Plan. The equity performance plan adopted in January 2023 for our then NEOs (other than our CEO who did not participate) and the final performance results thereunder for the 2023 to 2025 performance period.
2025 NEO Plan
In May 2025, after reviewing a competitive market analysis prepared by Meridian, the Compensation Committee approved the annual equity grants for our NEOs (other than Dr. Sridhar and Mr. Kurzymski, neither of whom participated in such plan). In determining the grants, the Compensation Committee also considered the CEO’s input regarding the individual performance and compensation levels of each of his direct reports.
The 2025 equity grants to our NEOs under the 2025 NEO Plan are set forth in the table below:

Name	RSUs Granted[1] (#)	PSUs at Target[1] (#)	Total Value of Equity Granted[2] ($)
KR Sridhar[3]	—	—	—
Maciej Kurzymski[4]	—	—	—
Aman Joshi	97,860	97,860	3,750,000
Satish Chitoori	78,288	78,288	3,000,000
Shawn M. Soderberg	78,288	78,288	3,000,000
Daniel Berenbaum[5]	—	—	—
1Our NEOs’ fiscal 2025 equity awards were granted on May 13, 2025.
2Total value of equity granted is rounded to the nearest thousand.
3Dr. Sridhar did not receive an annual equity grant in fiscal 2025. As described in last year’s proxy statement, in December 2024, the Compensation Committee approved a replacement equity package following the cancellation of his May 2021 multi-year equity award after it was determined that the award no longer provided the intended incentive and retention value. The replacement package supports the Company’s long-term strategic priorities and retention objectives, and the Compensation Committee determined that an additional annual equity grant in 2025 was not necessary. The Compensation Committee retains discretion to make future awards if warranted by changing strategic priorities, market conditions, or retention needs, consistent with its ongoing oversight responsibilities and commitment to pay-for-performance alignment.
4Mr. Kurzymski became an executive officer on May 2, 2025 and did not participate in the fiscal 2025 annual equity grants for executive officers; however, prior to becoming an executive officer, on March 28, 2025, he was awarded 28,000 RSUs with a grant date fair value of $569,240. These RSUs vest one-third on the one-year anniversary of the vesting commencement date, and the remaining shares vest in equal quarterly installments thereafter over the next two years, subject to the executive’s continued service on each applicable vesting date.
5Mr. Berenbaum did not receive a 2025 annual equity grant because he separated from the Company prior to the grant date.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	81
The equity awards are structured as follows:

Provision	Grant Structure

Form of Grant	50% PSUs based on non-market based financial metrics and 50% RSUs based on service

Performance and Vesting Terms
PSUs subject to three-year performance period (1/3 of the target PSUs is eligible to be earned based on performance each year, but all earned PSUs do not vest until the end of the three-year performance period)

RSUs vest over three-years with 40% vesting on the first anniversary of the grant date and the remaining 60% vesting in equal quarterly installments over the next two years

Target Grant	Individualized for each NEO

PSU Metrics	Equal weighting for Annual Product Revenue Growth and Annual Adjusted Gross Product Margin via a matrix structure. The number of PSUs earned will range from 0 to 200% of target PSUs granted

The Compensation Committee did not grant any new-hire or special equity awards to executive officers in fiscal 2025.
The Compensation Committee retains discretion to make future awards if warranted by changing strategic priorities, market conditions, or retention needs, consistent with its ongoing oversight responsibilities and commitment to pay-for-performance alignment.
Interim Update on 2025 NEO Plan
The following table sets forth the matrix used for fiscal 2025 to determine performance based on the selected metrics of Annual Product Revenue Growth and Annual Adjusted Gross Product Margin. Due to potential for competitive harm, we are not disclosing the matrices to be used for fiscal 2026 or fiscal 2027 to determine performance for these metrics.

2025 Annual Product Revenue Growth	2025 Annual Adjusted Gross Product Margin
	<22.0%	25.0%	≥28.0%
≥25.0%	100%	150%	200%
20.0%	50%	100%	150%
<15.0%	0%	50%	100%

82	Bloom Energy 2026 Proxy Statement
The following table sets forth (i) actual fiscal 2024 and fiscal 2025 performance used to determine 2025 Annual Product Revenue Growth and (ii) actual reported fiscal 2025 Annual Adjusted Gross Product Margin, the two metrics selected for the 2025 PSU grant.

2024 Annual Product Revenue ($B)	2025 Annual Product Revenue ($B)	2025 Annual Product Revenue Growth (%)	2025 Annual Adjusted Gross Product Margin (%)[1]
1.0852	1.5313	41.1%	36.1%
1A reconciliation of GAAP to non-GAAP gross product margin reported in the Company’s fourth-quarter fiscal year 2025 earnings materials is included in Appendix A.
Based on the Company’s fiscal year 2025 performance against the selected performance metrics, as determined under the applicable performance matrix, participants in the 2025 PSU grant earned 200% of the target number of units eligible to be earned for the 2025 performance period. With respect to the 2026 and 2027 performance periods under the 2025 PSU grant, performance has not yet concluded and no determination regarding payouts for those periods has been made. Pursuant to the terms of the grant, the following table sets forth the number of PSUs earned for 2025 by each participant based on these achievements. Such earned PSUs, together with any additional units that may be earned for the 2026 and 2027 performance periods, will vest and be settled in 2028, subject generally to such executive’s continued employment through the applicable vesting date.

	Target PSUs (2025-2027) (#)	Target PSUs 2025 Only (#)[1]	2025 Achievement Based Upon Application of Matrix (%)	PSUs Earned in 2025 (#)
Aman Joshi	97,860	32,620	200%	65,240
Satish Chitoori	78,288	26,096	200%	52,192
Shawn M. Soderberg	78,288	26,096	200%	52,192
1Represents one-third of the Target PSUs (2025-2027).
2024 CEO Plan
Background
As disclosed in our proxy statement filed in 2025, Dr. Sridhar received a 2025 Equity Package and Replacement Grant approved by the independent directors in December 2024 following its development by the Compensation Committee in consultation with its independent compensation consultant, Meridian. Such 2025 Equity Package and Replacement Grant were designed to incentivize Dr. Sridhar to support our long-term strategy, which focuses on AI data centers, large industrial loads, utilities and time-to-power solutions. The grant also serves a retention purpose and recognizes Dr. Sridhar’s industry-leading contributions since 2021, which had not been fully reflected in prior compensation.
Before approval of the 2025 Equity Package and Replacement Grant, Dr. Sridhar’s previous multi-year equity award had been granted in May 2021. The timing of that grant, shortly after economic conditions began to normalize following the COVID-19 pandemic, occurred during a period of limited visibility in the energy industry and under materially different market conditions. At that time, clean technology and hydrogen initiatives were being strongly promoted through public policy, including the Inflation Reduction Act of 2022, and decarbonization goals were a primary focus across governments, companies, and power providers. In considering the 2025 Equity Package and Replacement Grant, the independent directors recognized that the Company’s strategic priorities had shifted significantly since 2021 due to changes in the energy landscape. They also concluded that the value of Dr. Sridhar’s 2021 award no longer reflected his impactful performance and had diminished in both retention and incentive value due to such changes in the energy landscape.
As part of the 2025 Equity Package, Dr. Sridhar had consented to the cancellation of 1,150,000 PSUs from the 2021 award - 1,000,000 of which would have vested based on future stock price performance through 2030 and 150,000 of which would have vested based on financial performance for 2025. This decision reflected Dr. Sridhar’s commitment to the Company's long-term success and aligned with the Board's recognition of his continued leadership since the Company’s inception and the Board’s desire to further incentivize him. Given his role in driving key advancements – including technical innovation, manufacturing and organizational scaling, and financial strength – the Board believed Dr. Sridhar’s retention remained critical as the Company entered the next phase of the global energy transition.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	83
2025 Equity Package Update
The 2025 Equity Package included a new grant structured as set forth in the following table, replacing the May 2021 award:

Provision	Grant Structure	Rationale
Form of Grant	75% PSUs based on non-market based financial metrics and 25% RSUs based on service.	PSUs with market-based performance metrics not cost effective due to high-price volatility The mix of PSUs/RSUs balances performance risk, leverage, and retention
Performance and Vesting Terms	PSUs subject to three-year performance period with 1/3 of PSUs eligible to be earned each year, but all earned PSUs do not vest until the end of the three-year performance period

	RSUs vest in equal installments annually over three years	Three-years is standard market practice and supports critical period for strategy execution
Target Grant	1,500,000 target PSUs + 500,000 RSUs	Top quartile annualized target total compensation when added to existing target cash; top-of-market positioning considers Dr. Sridhar’s historical performance and contributions
PSU Metrics	Equal weighting for Annual Product Revenue Growth and Annual Adjusted Gross Product Margin with leverage up to 3x target	Supports the strategy of capturing market share in global data center related product sales by optimizing time to power deployment; leverages pay delivery opportunities to align with the achievement of rigorous financial goals and absolute stockholder value growth
In fiscal year 2025, 166,667 of the RSUs, representing one-third of the 500,000 RSUs granted under the 2025 Equity Package, vested based upon Dr. Sridhar’s continued service. No new additional equity award was granted to Dr. Sridhar in 2025.
The following table sets forth the matrix used for fiscal 2025 to determine performance based on the selected metrics of Annual Product Revenue Growth and Annual Adjusted Gross Product Margin. Due to potential for competitive harm, we are not disclosing the matrices to be used for fiscal 2026 or fiscal 2027 to determine performance levels for these metrics.

2025 Annual Product Revenue Growth	2025 Annual Adjusted Gross Product Margin
	<22.0%	25.0%	≥28.0%
≥25.0%	100%	200%	300%
20.0%	50%	100%	250%
<15.0%	0%	50%	100%
The following table sets forth (i) actual fiscal 2024 and fiscal 2025 performance used to determine 2025 Annual Product Revenue Growth and (ii) actual reported fiscal 2025 Annual Adjusted Gross Product Margin, the two metrics selected for the 2025 Equity Package PSUs.

2024 Annual Product Revenue ($B)	2025 Annual Product Revenue ($B)	2025 Annual Product Revenue Growth (%)	2025 Annual Adjusted Gross Product Margin (%)[1]
1.0852	1.5313	41.1%	36.1%
1A reconciliation of GAAP to non-GAAP gross product margin reported in the Company’s Q4 FY2025 earnings release is included in Appendix A.

84	Bloom Energy 2026 Proxy Statement
Based on the Company’s achievements in fiscal 2025 under the selected performance metrics, as determined by the applicable performance matrix, Dr. Sridhar earned 300% of the target number of PSUs eligible to be earned for the fiscal 2025 performance period. With respect to the 2026 and 2027 performance periods under the 2025 Equity Package, performance has not yet concluded and no determination regarding payouts for those periods.. Pursuant to the terms of the grant, the 1,500,000 PSUs earned for fiscal 2025 as a result of these achievements, together with any additional units that may be earned for the 2026 and 2027 performance periods, will vest and be settled in 2028, subject generally to Dr. Sridhar’s continued employment through the applicable vesting date.

	Target PSUs (2025-2027) (#)	Target PSUs 2025 Only (#)[1]	2025 Achievement Based Upon Application of Matrix (%)	PSUs Earned in 2025 (#)
KR Sridhar	1,500,000	500,000	300%	1,500,000
1Represents one-third of the Target PSUs (2025-2027).
For an additional discussion of our stockholder engagement in 2025 with respect to executive compensation and what we did in response, see both Corporate Governance - Stockholder Engagement and Compensation Discussion and Analysis - Prior Year Say-on-Pay Results, Stockholder Engagement and Board Response.
Replacement Grant Update
Regarding the Replacement Grant, the Board specifically acknowledged Dr. Sridhar’s leadership advancing our fuel cell platform, enabling our Energy Server and related applications to meet the growing power needs of data centers, large industrial facilities and utilities - including, Be Flexible, CHP application and CCUS capabilities. Recognizing strategic accomplishments through 2024, the Replacement Grant consisted of 600,000 PSUs, 300,000 of which vested on grant, while the remaining 300,000 were eligible to be earned and vest upon certification that Dr. Sridhar has achieved specific objective criteria tied to strategic priorities by December 31, 2027, and generally subject to his continued employment through the date on which such strategic priorities were achieved.
On February 27, 2026, the Compensation Committee determined that Dr. Sridhar had achieved the strategic priorities which related to the achievement of a booking in the AI data center space of greater than a specified size measured in MWs, and the remaining 300,000 PSUs vested.
2024 New Hire Plan and PSO Grant for Mr. Aman Joshi
Background
Prior to fiscal year 2025, in March 2024, Mr. Joshi received a new-hire grant of 225,000 PSUs that vests in four equal annual installments subject to the achievement of Total Annual Revenue goals. Similar to the election made by other NEOs at the time for their annual equity grants, Mr. Joshi had elected to convert these PSUs into 450,000 PSOs. In addition, in August 2024, Mr. Joshi received an additional grant of 180,000 PSOs in recognition of his outstanding performance which vests in three equal installments subject to the achievement of certain total revenue and non-GAAP gross margin goals. Mr. Joshi may earn shares between 0 and 150% of his PSOs. As reported in the prior year proxy statement for 2025, the Compensation Committee had determined the payouts for the first tranche of Mr. Joshi’s new-hire PSOs, and the first tranche of Mr. Joshi’s PSOs granted in August 2024.
2025 Payouts Under the 2024 New Hire Plan and PSO Grant for Mr. Joshi
On February 19, 2026, the Compensation Committee determined the payouts for the second tranche of Mr. Joshi’s new-hire PSOs, and the second tranche of Mr. Joshi’s PSOs granted in August 2024. The determinations made by the Compensation Committee are detailed in the chart below.

NEO	Date of Grant	Form of Award	Target Shares Based on 2025 Performance	Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Result	Achievement (%)	Weighted Achievement (%)	Number of Shares Earned
Aman Joshi	3/1/2024	PSO	112,500	Total Annual Revenue	100%	$1,250M	$1,800M	$2,000M	$2,024M	150	150	168,750
Aman Joshi	8/29/2024	PSO	60,000	YoY Revenue Growth	50%	27%	30%	35%	37.3%	150	75	90,000
				Gross Margin	50%	26%	28%	30%	30.3%	250	75

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	85
2024 NEO Plan
Background
As disclosed in the prior year proxy statement filed in 2025, in February 2024, after reviewing competitive market analysis prepared by the Company’s then compensation consultant and considering the input of our CEO, the Compensation Committee established a target number of PSUs for our participating NEOs as a part of the equity performance portion of the 2024 executive compensation program. To align with Bloom’s focus on long-term stockholder value creation and to provide our executive officers with the opportunity to benefit from potential future stock appreciation, the Compensation Committee approved a provision for the 2024 grants to (among other things) allow the executives to convert half or all of their PSUs into PSOs at a ratio of two (2) PSOs for each PSU converted. The original vesting schedule, performance metrics and performance targets remained unchanged following conversion. Mr. Chitoori and Ms. Soderberg each elected to convert all of their 2024 PSU grants into PSOs. Dr. Sridhar did not receive a grant at this time.

Name[1]	Target Performance Shares (#)	As Converted Target Performance Options (#)
KR Sridhar	—	—
Satish Chitoori	55,000	110,000
Shawn M. Soderberg	75,000	150,000
1Dr. Sridhar did not receive a performance share award under the 2024 NEO Plan. The other NEOs were not employed by the Company or were not NEOs at the time the fiscal 2024 performance share awards were granted and therefore did not participate in that award cycle.
For the 2024 PSU/PSO grants, vesting was based on the Company’s performance over three years, measured by average total revenue growth (weighted 60%) and average non-GAAP gross margin (weighted 40%). The target PSUs/PSOs fully vest at the end of the three-year period with individuals eligible to receive between 0% to 150% of their granted PSUs.
Interim Update on 2024 NEO Plan
Because final fiscal 2026 financial performance has not yet been determined, the actual three-year averages for the 2024 - 2026 performance period for each of the selected performance metrics for the 2024 PSU/PSO grants cannot be calculated at this time. As a result, the final total achievement factor and total payout for the 2024 PSU/PSO grants cannot yet be determined and no PSUs/PSOs have vested under these awards. While no assurances can be given regarding the final results of the 2024 PSU/PSO grants, based on internal estimates (which are subject to change), the Company currently believes that the weighted payout under these grants may be approximately 150% of target. The Company will report on the final results for the 2024 PSU/PSO grants following completion of the three-year performance period ending December 31, 2026.
2023 NEO Plan
Background
In January 2023, the Compensation Committee approved the grant of long-term PSUs (“LPSUs”) under the 2023 NEO Plan. The LPSUs were eligible to be earned based on the Company’s achievement of product and service revenue compound annual growth rate (“CAGR”) and non-GAAP gross margin over a three-year performance period, weighted 60% and 40%, respectively. Target performance levels were set at 26% for CAGR and 26%, 27%, and 27% for non-GAAP gross margin for each of the three years of the performance period, respectively, representing an average three-year gross margin target of 26.67%. Payouts could range from 0% to 200% of target.
Performance Results Under the 2023 NEO Plan (2023 to 2025 performance period)
On February 19, 2026, following the end of the three-year performance period, the Compensation Committee reviewed and certified the achievement of the product and service revenue CAGR and non-GAAP gross margin metrics utilized for the LPSU award which are detailed in the chart on the following page.

86	Bloom Energy 2026 Proxy Statement
Product and Service Revenue CAGR Performance Metric:

Performance Period	Product & Service Revenue ($B)	Product & Service Revenue CAGR (%)[1]	Target Product & Service CAGR (%)	Relative Revenue CAGR (%)[2]
2023	1.158
2024	1.299	19.48%	26%	(6.52%)
2025	1.760
1The amount set forth represents the CAGR from 2023 to 2025 based upon a starting revenue of $1.032 billion for fiscal year 2022.
2Represents the difference between actual CAGR for the 2023 to 2025 performance period and the Target CAGR.
Non-GAAP Gross Margin Performance Metric:

Performance Period	Actual Non-GAAP Gross Margin (%)	3 Year Actual Performance Average (%)[1]	Target Gross Margin (%)	3 Years Target Gross Margin (%)[2]	Relative Gross Margin (%)[3]
2023	25.80%		26.00%
2024	28.70%	28.25%	27.00%	26.67%	1.58%
2025	30.26%		27.00%
1Represents the three year average of Non-GAAP Gross Margin during the performance period.
2Represents the three year average Target Gross Margin during the performance period.
3Represents the difference between actual three year average gross margin during the performance period and the Target Gross Margin.
Participants in the LPSU program established in 2023 were eligible to earn the following target number of LPSUs, as set in 2023.

Name[1]	Target Performance Shares (#)
KR Sridhar	—
Satish Chitoori	10,000
Shawn M. Soderberg	45,700
1Dr. Sridhar did not receive a performance share award in fiscal 2023. The other NEOs were not employed by the Company or were not executive officers at the time the fiscal 2023 performance share awards were granted and therefore did not participate in that award cycle.
The number of LPSUs awarded based upon actual performance for the 2023 to 2025 performance period was determined by a formula that generated a number of points determined by comparing the sum of (i) our actual Revenue CAGR for the 2023 to 2025 performance period less the Target Revenue CAGR (weighted 60%) and (ii) our actual three year average gross margin during the performance period less the Target Gross Margin (weighted 40%). Based on the number of points derived from this formula, participants in the program could earn between 0% to 200% of their target number of units.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	87
The points derived from the formula are evaluated on the following scale:

Achievement Level	Overall Performance Percentage	Overall Achievement Factor
Below Threshold	Less than (6)%	—%
	(6)%	25%
	(4)%	50%
Target	—%	100%
Maximum	4%	200%
Based on the Company’s actual performance for the 2023 - 2025 performance period, participants in the LPSU program earned 59.0% of the target number of units eligible to be earned.

	Weighting	Actual	Target	Achievement	Weighted Achievement
3 year product and service revenue CAGR	60%	19.48%	26.00%	(6.52)%	(3.91)%
3 year average non-GAAP gross margin	40%	28.25%	26.67%	1.58%	0.63%
Total Achievement Factor					(3.28)%
Total Payout					59.00%
Based on the foregoing performance, the Compensation Committee certified the level of achievement and the corresponding payouts as shown below.

Name[1]	Target Performance Shares (#)	Overall Achievement (%)	Shares Earned (#)
KR Sridhar	—	—%	—
Satish Chitoori	10,000	59.0%	5,903	[2]
Shawn M. Soderberg	47,500	59.0%	26,975	[2]
1Dr. Sridhar did not receive a performance share award in fiscal 2023. The other NEOs were not employed by the Company or were not executive officers at the time the fiscal 2023 performance share awards were granted and therefore did not participate in that award cycle.
2Due to rounding.

88	Bloom Energy 2026 Proxy Statement
Compensation Decision-Making Process and Governance
How We Determine Compensation Elements, Values, Metrics and Targets
The Compensation Committee establishes all elements of compensation with the objective of maintaining competitive pay levels while retaining flexibility and avoiding rigid formulas. For 2025, the Compensation Committee used performance metrics and targets designed to align compensation with Company financial performance and stockholder value creation.
In setting target total direct compensation opportunities for our executive officers, the Compensation Committee reviewed each compensation element and considered the following factors:
•competitive market data and compensation practices of the Company’s peer group, as analyzed by the Compensation Committee’s independent compensation consultant;
•the scope and responsibilities of each executive officer;
•the skills, experience, qualifications, and market competitiveness relevant to the role of each executive officer;
•the individual performance and contribution of each executive officer;
•each executive’s time in his or her position;
•the recommendations of our CEO (except with respect to his own compensation); and
•general market conditions.
In evaluating our performance and determining the compensation outcomes, the Compensation Committee considers our operational and financial results, achievement of strategic milestones, and performance against goals incorporated in our short- and long-term incentive plans. In addition, the Compensation Committee considers non-financial achievements that support our long-term growth, including attracting and retaining a talented leadership team, developing new applications and products based on our fuel cell platform, navigating complex regulatory environments and expanding significant market partnerships. The Compensation Committee may exercise informed judgment to account for extraordinary or non-recurring events.
The Compensation Committee does not assign specific weights to these factors, nor does it rely solely on any quantitative formula, target percentiles, or multiples when determining compensation or comparing pay levels to market data. Instead, the members of the Compensation Committee apply their collective business judgment in the context of their multiple decades of experience serving as CEOs and senior executives running large complex public companies to consider the available information and synthesize their knowledge of the Company, understanding of each executive officer, awareness of the competitive landscape, and other applicable considerations.
The Compensation Committee also does not use a fixed formula to determine the mix of fixed compensation (such as base salary) and variable or “at risk” compensation (such as performance-based incentives). Rather, it evaluates relevant circumstances in making compensation decisions and seeks to achieve an appropriate balance between performance and retention incentives.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	89
Role of the Consultants
The Compensation Committee engages an independent compensation consultant to provide advice and analysis regarding executive compensation and non-employee director compensation. For fiscal 2025, the Compensation Committee retained Meridian as its independent compensation consultant.
A representative of Meridian attended Compensation Committee meetings in 2025 and provided the following services to the Compensation Committee:
•assisted in reviewing our existing compensation peer group and confirming its continued appropriateness;
•evaluated the competitiveness of compensation of our NEOs including base salary, annual cash incentives, and long-term incentive awards;
•provided advice regarding executive and non-employee director compensation best practices and market trends;
•reviewed and provided input on the Compensation Discussion and Analysis section of this Proxy Statement; and
•assisted with the design of the short-term and long-term incentive compensation program, including the selection of appropriate performance metrics and targets.
Meridian reported directly to the Compensation Committee and did not provide any services to the Company other than those requested by the Compensation Committee. The Compensation Committee reviewed the objectivity and independence of the advice provided by Meridian. In doing so, the Compensation Committee considered the independence factors adopted by the SEC and NYSE and determined that Meridian is independent and that its work did not raise any conflicts of interest.
Role of Competitive Market Data
As part of its annual compensation review process, the Compensation Committee reviewed an analysis prepared by Meridian regarding market pay practices for positions comparable to those of our NEOs and other key executives. The analysis was adjusted to take into account differences in the scope of our executive officers’ responsibilities compared to their counterparts in similar roles at comparable companies. The Compensation Committee uses this market data as a reference point in evaluating compensation levels and program design, but consistent with our pay philosophy does not target compensation at a specific percentile or rely solely on market data in making compensation decisions.
The compensation peer group used to support 2025 pay decisions consists of companies selected based on the following criteria:
•participation in the alternative energy, AI-oriented semiconductors, AI facilitators, or data center infrastructure sectors;
•relevance to Bloom’s AI data center, large load, and time-to-power strategy;
•revenues and market capitalization generally ranging from 0.25x and 5x those of the Company; and
•inclusion of direct talent competitors, relevant proxy advisor peers and companies frequently identified as peers by industry analysts.
The companies used for comparison purposes (our “peer group”) for 2025 were as follows:

AAON, Inc.	nVent Electric plc	Rivian Automotive, Inc.
C3.ai, Inc.	ON Semiconductor Corporation	Skyworks Solutions, Inc.
Enphase Energy, Inc.	Onto Innovation Inc.	Smartsheet Inc.
First Solar, Inc.	Ormat Technologies, Inc.	Sunrun Inc.
Generac Holdings, Inc.	Plug Power Inc.	Synaptics Inc.
Lumentum Holdings, Inc.	Pure Storage, Inc.	Talen Energy Corporation
Nextracker Inc.	Rambus Inc.	Trimble Inc.

90	Bloom Energy 2026 Proxy Statement
Role of the Compensation Committee
The Compensation Committee is responsible for establishing our executive compensation philosophy and overseeing our executive compensation program, including related policies and practices. The Compensation Committee has the authority to retain compensation consultants and other advisors to assist in carrying out its responsibilities.
At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for consideration and approval by the Independent Directors on the Board regarding the various elements of our NEO compensation and any related employment arrangements with our NEOs. The Independent Directors on the Board review and approve the compensation for the CEO based upon the Compensation Committee’s recommendation. The Compensation Committee reviews and approves compensation for all other NEOs. The Compensation Committee seeks to structure a compensation program that:
•attracts and retains the highest quality executives;
•clearly aligns executive compensation with the Company’s performance; and
•rewards progress toward, and achievement of, strategic and financial objectives.
Recent focus of the Compensation Committee in structuring the compensation program has been to reward objectives to successfully scale the Company while preserving margins.
The Compensation Committee meets regularly throughout the year, both with and without management in executive session. The Compensation Committee discusses compensation matters with our CEO (except with respect to his own compensation) and may confer with other Board members between meetings.
Role of Management
The Compensation Committee determines the compensation of our NEOs and makes a recommendation to the Independent Directors on the Board regarding the compensation of our CEO. In carrying out its responsibilities, the Compensation Committee works closely with members of management, including our CEO and our Chief People Officer. Management assists the Compensation Committee by providing information on individual performance, competitive market data, and management’s perspectives and recommendations on compensation matters.
Our CEO attends Compensation Committee meetings and discusses Company performance and the performance of each executive officer (other than himself). The Compensation Committee exercises independent judgment in making final compensation decisions for the NEOs other than the CEO, which may include modifying management’s recommendations based on market data, Company and individual performance, and strategic objectives. No member of management, including the CEO, participates in decisions regarding his or her own compensation.
Additional Information
Deferred Compensation Plan
Bloom’s Deferred Compensation Plan is available to non-employee directors and certain executive officers, generally including our NEOs. The plan allows participants to defer compensation on a tax-advantaged basis beyond applicable Internal Revenue Code of 1986, as amended (the “Code”), limits. Bloom does not sponsor a supplemental executive retirement plan or a defined benefit pension plan. For additional details on the Deferred Compensation Plan for our NEOs, please see the 2025 Non-Qualified Deferred Compensation Table.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	91
Executive Change in Control and Severance Arrangements
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the interests of Bloom Energy and its stockholders. To support this objective, we have entered into Change in Control and Severance Agreements with certain executive officers. These agreements are intended to ensure the continued focus and commitment of our executives, without distraction, in the event of a potential change in control. These agreements provide severance benefits in connection with qualifying terminations of employment both related and not related to a change of control. The Compensation Committee believes these protections promote leadership continuity and enhance our ability to attract and retain highly qualified senior executives. All executive officers remain employed on an at-will basis and do not have fixed term of employment.
Details of the change-in-control and severance benefits included in the Change in Control and Severance Agreements for our NEOs are described in Potential Payments on Termination or Change in Control.
401(k) Plan
We maintain a tax-qualified 401(k) retirement savings plan that allows eligible employees, including executive officers, to defer up to 60% of eligible compensation, subject to applicable annual limits under the Code. For 2025, the Company amended its 401(k)-retirement savings plan to provide for a Company match up to $7,000 annually per employee. Each NEO (other than Mr. Joshi and Mr. Kurzymski) received a match of $7,000 from the Company in fiscal 2025.
Stock Ownership Policy
To help ensure a strong alignment between the interests of our executives and our stockholders, we have adopted stock ownership guidelines applicable to the members of executive management. These guidelines require our executive officers to maintain an equity ownership interest in the Company in accordance with specified ownership levels within five years of becoming subject to these guidelines:

Position	Target Dollar Value (as a multiple of base salary)
CEO	4x annual base salary
CFO	1.5x annual base salary
Other Executive Officers Reporting to CEO	1.5x annual base salary
Shares that count towards satisfaction of this ownership guideline include: (i) shares of Class A common stock that are owned outright by the officer or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the officer or his or her family; and (iii) RSUs and PSUs that have vested but have been deferred under the Deferred Compensation Plan.
Before reaching the compliance date or achieving the ownership level, and separate from any other post-vesting holding requirements that may apply to specific awards, each executive officer subject to the guidelines must retain 85% of net settled shares received upon vesting, settlement, or exercise of equity awards under the Company’s equity plans or programs. For purposes of the guidelines, net settled shares means all shares remaining after the sale of shares to pay applicable taxes and, in the case of stock options, the exercise price and any transaction costs. All executive officers have achieved their stock ownership guideline levels or remain within the permitted timeframe to achieve compliance.
Equity Awards and Grant Administration
The Board has designated the Compensation Committee as the administrator of the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). The Compensation Committee, among other responsibilities, selects award recipients under the 2018 Plan, approves the form of award agreements, determines the terms and conditions applicable to equity awards, and adopts sub-plans as necessary to facilitate grants in various jurisdictions. The exercise price of stock options granted under our equity plan is the closing price of our Class A common stock on the grant date.

92	Bloom Energy 2026 Proxy Statement
Equity Award Grant Practices
Pursuant to our equity award grant practices, grants of equity awards to our employees, including executive officers, are generally made during specified time periods, although these practices do not limit the authority of the Compensation Committee under the 2018 Plan. The Compensation Committee generally reviews and approves annual equity awards for our NEOs and other eligible employees near the start of our fiscal year. This timing allows the Compensation Committee to grant equity awards at the start of the performance cycle while considering results from the previous cycle. The Compensation Committee may grant equity awards at other times during the year for new hires, promotions, acquisitions, retention or incentivization purposes, or other business needs, consistent with the 2018 Plan. The Compensation Committee has delegated limited authority to our CEO to approve equity grants to employees who are not Section 16 officers. Such grants are generally made on the 15th day of each month (or the first trading day thereafter). Equity awards to Section 16 officers, including the CEO, must be approved by the Compensation Committee or the Board. We do not backdate or retroactively grant equity awards. The Board and Compensation Committee generally schedule meetings at least one year in advance, and annual equity grants to our NEOs are generally made at the same time each year, unless particular circumstances necessitate alternate timing. We do not time equity grants to coincide with the release of earnings or other material announcements, and do not consider material nonpublic information when determining the timing or terms of equity awards. In addition, we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Under our ESPP, purchase dates occur automatically on the 14th of February and the 14th of August each year.
Policies on Recoupment and Forfeiture of Incentive Compensation
The Board has adopted policies providing for recoupment and forfeiture of incentive compensation in certain circumstances.
Non-Discretionary Recoupment Policy
This policy applies to our Section 16 officers and our Chief Accounting Officer and is intended to comply with Section 10D of the Exchange Act and applicable listing standards.
Except in limited circumstances where recovery would be impracticable, the policy requires the recovery of any erroneously awarded incentive-based compensation, whether cash or equity and whether vested or unvested, received by any current or former covered officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Recovery is required on a no-fault basis and applies to the amount of the incentive compensation received that exceeds the amount that would have been received had the compensation been determined based on the restated financial results.
Discretionary Recoupment Policy
This policy applies to employees at the Vice President level and above. The Board may, in its sole discretion, require the return or forfeiture of any cash or equity-based incentive compensation, whether vested or unvested, received by any current or former covered employee during the three completed fiscal years immediately preceding the date of an accounting restatement if:
•the payment or award was made or granted based wholly or in part upon the attainment of a Company financial reporting measure that is the subject of the restatement;
•the Board determines that the individual participated in fraud, intentional misconduct, or gross negligence that caused or contributed to the material error that led to the restatement; and
•the Board determines that a lower payment or award would have been made or granted to the individual based on the corrected financial results.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	93
Additional Forfeiture Provisions
In addition to the policies described above, the Board may, in its sole discretion, require the forfeiture of any unpaid incentive compensation, and cancel or require forfeiture of equity awards that are unvested or vested but unexercised, if an employee is terminated for “cause” or engaged in conduct that results in material harm to Bloom’s business or reputation, or that of any of its affiliates.
Tax Considerations
Following the enactment of the Tax Cuts and Jobs Act, compensation in excess of $1 million earned by our executive officers who are subject to Section 162(m) of the Code is not deductible. The Compensation Committee has the discretion to approve, and we will continue to pay, compensation that will not be deductible for federal income tax purposes. Consistent with our compensation philosophy, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of Bloom Energy.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the following members of the Compensation Committee:
Jeffrey Immelt (Chair)
John T. Chambers
Gary Pinkus
Jim Snabe

94	Bloom Energy 2026 Proxy Statement
2025 Summary Compensation Table
The following table presents summary information regarding the total compensation earned by our CEO, CFO, our former CFO and the three additional most highly compensated executive officers serving as of the last day of the year (together, our NEOs) for service to us during 2025 and, to the extent required by SEC executive compensation disclosure rules, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)[1]		Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]		Total ($)
KR Sridhar Founder, Chairman and Chief Executive Officer	2025	935,385	—		—		—	2,470,000	97,362	[5]	3,502,747
	2024	876,923	—		42,394,800	[6]	—	1,579,500	110,522		44,961,745
	2023	813,846	—		—		—	863,460	26,702		1,704,008
Maciej Kurzymski Chief Accounting Officer and Acting Principal Financial Officer	2025	416,985	—		569,240		—	339,200	305		1,664,930

Aman Joshi Chief Commercial Officer	2025	617,462	200,000	[7]	3,750,000		—	1,270,000	36,057		5,873,519
	2024	544,039	200,000		1,362,000		4,917,249	1,002,500	32,423	[8]	8,058,211
Satish Chitoori Chief Operations Officer	2025	563,462	—		3,000,000		—	840,000	33,514		4,436,976
	2024	457,693	—		499,400		792,231	498,750	25,141		2,273,215
Shawn M. Soderberg Chief Legal Officer and Corporate Secretary	2025	585,385	—		3,000,000		—	840,000	23,136		4,448,521
	2024	539,904	—		681,000		1,080,315	577,500	20,207		2,898,926
	2023	509,462	—		2,110,409		—	292,005	11,744		2,923,620
Daniel Berenbaum[9] former Chief Financial Officer	2025	218,942	—		—		—	—	584,083	[10]	803,025
	2024	364,904	200,000	[11]	3,660,000		—	389,275	155,000		4,769,179
1The amounts reported represent the aggregate grant date fair value of RSUs and PSUs granted during the fiscal years presented, computed in accordance with FASB ASC Topic 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in our 2025 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards. For the PSU awards granted in 2025, the grant date fair value assuming maximum performance is achieved is $3,749,995 for Mr. Joshi, $2,999,996 for Mr. Chitoori, and $2,999,996 for Ms. Soderberg.
2The amounts reported represent the aggregate grant date fair value of PSOs granted during the fiscal years presented, as computed in accordance with FASB ASC Topic 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in our 2025 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards. No PSOs were granted in fiscal 2025.
3All amounts paid pursuant to our non-equity incentive plan in the year earned.
4Other Compensation in 2025 includes executive health memberships for the officers and their dependents other than for Messrs. Joshi and Kurzymski; a $7,000 401(k) match per person other than for Messrs. Joshi and Kurzymski; a $304.75 CEO gift card for each of Mr. Kurzymski, Mr. Chitoori, and Ms. Soderberg; and a $594.03 gift card for Ms. Soderberg; and the additional amounts described in footnotes 5 and 10 for Dr. Sridhar and Mr. Berenbaum, respectively.
5Consists of $35,555 for executive health memberships, $7,000 401(k) match, $10,000 for airline and hotel memberships, and $44,807.08 of spousal airline travel in connection with Dr. Sridhar’s business travel.
6Represents the incremental compensation expense under ASC 718 in relation to the cancellation of the PSU awards from the 2021 Grant, which was considered a modification for accounting purposes.
7Mr. Joshi received a sign-on bonus of $400,000 payable in two installments. The first installment of $200,000 was paid in fiscal 2024 in the first two pay periods following his start date. The second installment of $200,000 was paid in fiscal 2025 following the first anniversary of his start date.
8All other compensation for fiscal 2024 and total compensation for Mr. Joshi were reported in Summary Compensation Table in our Definitive Proxy Statement on Schedule 14A filed in 2025 as $37,423 and $8,063,211, respectively, due to a scrivener’s error. The actual amounts were $32,423 and $8,058,211, respectively, as reported in the table above.
9Mr. Berenbaum did not receive a fiscal 2025 annual equity grant because he separated from the Company prior to the grant date and he was not eligible to receive an award under the non-equity incentive plan.
10Includes a payment of $575,000 to Mr. Berenbaum as severance due to him under his Employment, Change in Control and Severance Agreement in connection with his separation from the Company, effective May 1, 2025.
11Mr. Berenbaum received a $200,000 signing bonus when he joined the Company in April 2024.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	95
2025 Grants of Plan-Based Awards Table
The following table presents, for each of our NEOs, information regarding 2025 annual cash incentive compensation and equity awards granted during 2025.

	Grant Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
KR Sridhar	ACI	—	617,500	1,235,000	2,470,000
	RSU	—
	PSU	—
Maciej Kurzymski[3]	ACI	—	84,800	169,600	339,200
	RSU	3/28/2025							28,000		569,240
	PSU	—
Aman Joshi	ACI	—	158,750	317,500	635,000
	ESIP	—	158,750	317,500	635,000
	RSU	5/13/2025								97,860	1,874,998
	PSU	5/13/2025				48,930	97,860	195,720			1,874,998
Satish Chitoori	ACI	—	210,000	420,000	840,000
	RSU	5/13/2025							78,288		1,499,998
	PSU	5/13/2025				39,144	78,288	156,576			1,499,998
Shawn Soderberg	ACI	—	210,000	420,000	840,000
	RSU	5/13/2025							78,288		1,499,998
	PSU	5/13/2025				39,144	78,288	156,576			1,499,998
Daniel Berenbaum[3]	ACI	—
	RSU	—
	PSU	—
1ACI is Annual Cash Incentive; ESIP is Executive Sales Incentive Plan; RSU is Restricted Stock Unit; and PSU is Performance Stock Unit.
2The amounts reported represent the aggregate grant date fair value of RSUs and PSUs granted in fiscal 2025 computed in accordance with FASB ASC Topic 718. See Notes 2 and 10 of the notes to our consolidated financial statements contained in our 2025 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
3Mr. Kurzymski became an executive officer on May 2, 2025 and did not receive fiscal 2025 annual equity grants for executive officers; however, he did receive an equity award prior to becoming an executive officer reported in the table above. Mr. Berenbaum did not receive a fiscal 2025 annual equity grant because he separated from the Company prior to the grant date.

96	Bloom Energy 2026 Proxy Statement
2025 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our NEOs, information regarding outstanding equity awards held as of December 31, 2025.

			Option Awards					Stock Awards
Name	Grant Date[1]		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
KR Sridhar	5/11/2017		9,688	—		30.96	5/10/2027
	7/24/2018		13,332	—		15.00	7/23/2028
	2/15/2019		221,043	—		11.31	2/14/2029
	8/8/2019		199,118	—		8.92	8/7/2029
	12/18/2024	[3]						333,333	28,963,304
	12/18/2024	[4]								4,500,000	391,005,000
	12/18/2024	[5]								300,000	26,067,000
Maciej Kyrzymski	03/16/2023	[6]						2,501	217,312
	12/15/2023	[7]						12,000	1,042,680
	3/20/2024	[6]						11,667	1,013,746
	3/28/2025	[6]						28,000	2,432,920
Aman Joshi	3/1/2024		133,272	—		9.08	3/1/2034
	3/1/2024	[8]	—		506,750	9.08	3/1/2034
	3/1/2024	[9]						84,375	7,331,344
	8/29/2024		90,000	—		11.90	8/29/2034
	8/29/2024	[10]	—	—	180,000	11.90	8/29/2034
	5/13/2025	[11]								97,860	8,503,055
	5/13/2025	[12]						97,860	8,503,055
Satish Chitoori	10/15/2019		32,500	—		2.97	10/15/2029
	3/16/2023	[6]						834	72,466
	3/16/2023	[13]						5,903	512,912
	3/1/2024	[14]	—	—	165,000	9.08	3/1/2034
	3/1/2024	[12]						20,625	1,792,106
	5/13/2025	[11]								78,288	6,802,444
	5/13/2025	[12]						78,288	6,802,444
Shawn M. Soderberg	10/3/2016		20,000	—		30.96	10/3/2026
	7/24/2018		20,000	—		15.00	7/24/2028
	8/10/2018		5,246	—		27.65	8/10/2028
	8/10/2018		94,754	—		27.65	8/10/2028
	2/15/2019		38,903	—		11.31	2/15/2029
	7/16/2019		37,183	—		12.00	7/16/2029
	11/11/2019		56,000	—		5.50	11/11/2029
	2/15/2023	[6]						2,951	256,412
	2/15/2023	[13]						26,975	2,343,858
	3/1/2024	[14]			225,000	9.08	3/1/2034
	3/1/2024	[12]						28,125	2,443,781
	5/13/2025	[11]								156,576	13,604,889
	5/13/2025	[12]						78,288	6,802,444
Daniel Berenbaum[15]			—	—	—	—	—	—	—	—	—

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	97
1All the outstanding equity awards described in the footnotes below are granted under the 2012 Equity Incentive Plan (“2012 Plan”) or the 2018 Plan.
2Represents the fair market value of the shares underlying the RSUs and PSUs as of December 31, 2025, based on the closing price of our Class A common stock on the last trading day of fiscal 2025, which was $86.89.
3These RSUs vest in three equal annual installments subject to the employee remaining a service provider on each applicable vesting date.
4These PSUs are reported at maximum and are eligible to vest based on achievement of product revenue growth and adjusted product gross margin goals over a three-year performance period, each weighted equally at 50%, with Dr. Sridhar eligible to receive up to 300% of the target number of PSUs. Performance for the 2025 performance year was achieved at 300% of target. The PSUs remain subject to achievement of performance for the remaining performance years and will vest, if at all, at the conclusion of the three-year performance period. For purposes of this disclosure, we have assumed that performance for the remaining performance period will be achieved at 300% of target.
5These PSUs vest upon certification by the Compensation Committee that Dr. Sridhar has achieved specified objective performance criteria tied to specific strategic priorities on or prior to December 31, 2027. The maximum number of PSUs that may be earned is 300,000 shares. In February 2026, the Compensation Committee determined that Dr. Sridhar had achieved the applicable performance objectives, and 300,000 PSUs vested.
6These RSUs vest one-third on the one-year anniversary of the vesting commencement date, and the remaining shares vest in equal quarterly installments thereafter over the next two years, subject to the executive’s continued service on each applicable vesting date.
7These RSUs vest in two equal installments, 18 months and 36 months following the grant date, subject to the executive’s continued service on each applicable vesting date.
8These PSOs are reported at maximum and vest ratably over a four-year period, subject to achievement of specified annual financial performance criteria and the executive’s continued service on each applicable vesting date. The performance metric established by the Compensation Committee is revenue growth. The second annual tranche of the award was certified by the Compensation Committee on February 19, 2026 at 150% of target; performance for the remaining tranches has not yet been determined.
9These RSUs vest 25% on the one-year anniversary of the vesting commencement date and the remaining shares vest in equal quarterly installments thereafter over the next two years subject to the executive’s continued service on each applicable vesting date.
10These PSOs are reported at maximum and vest ratably over a three-year period, subject to achievement of specified annual financial performance criteria and the executive’s continued service on each applicable vesting date. The performance metrics established by the Compensation Committee are bookings for the 2024 performance year and revenue growth and non-GAAP gross margin for 2025 and 2026 performance years. The Compensation Committee certified performance for the second annual tranche on February 19, 2026, at 150% of target; performance for the remaining tranche has not yet been determined.
11These PSUs are reported at maximum and cliff vest on the third anniversary of the vesting commencement date, subject to achievement of specified financial performance criteria over the three-year performance period and the executive’s continued service through the vesting date. The performance criteria established by the Compensation Committee are product revenue growth and adjusted gross product margin, measured on an annual basis and evaluated pursuant to a performance matrix.
12These RSUs vest 40% on the one-year anniversary of the vesting commencement date and the remaining shares vest in equal quarterly installments thereafter over the next two years subject to the executive’s continued service on each applicable vesting date.
13These PSUs are reported at actual achievement based on performance for the period ended December 31, 2025, which resulted in a payout of 59% of target, as certified by the Compensation Committee on February 19, 2026. The performance criteria were relative revenue CAGR and non-GAAP gross margin.
14These PSOs are reported at maximum and cliff vest on the third anniversary of the vesting commencement date, subject to achievement of specified financial performance criteria during the performance period and the executive’s continued service on the vesting date. The performance criteria established by the Compensation Committee is average total revenue growth rate and average non-GAAP gross margin.
15Mr. Berenbaum left the Company effective May 1, 2025.

98	Bloom Energy 2026 Proxy Statement
2025 Option Exercises and Stock Vested Table
The following table presents, for each of our NEOs, the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSU awards and PSU awards during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
KR Sridhar[3]	266,667	13,557,329	321,667	16,690,160
Maciej Kurzymski	—	—	67,792	2,123,449
Aman Joshi	—	—	65,625	2,490,281
Satish Chitoori	—	—	39,792	1,451,807
Shawn M. Soderberg	106,666	8,418,871	74,323	2,662,824
Daniel Berenbaum	—	—	64,889	1,581,200
1The value realized on the exercise date is pre-tax, based on the difference in the fair market value of our Class A common stock on the exercise date and the exercise price, and does not necessarily reflect the proceeds actually received by the NEO.
2The value realized on the vesting date is pre-tax, based on the fair market value of our Class A common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.
3Settlement of 166,667 of these shares acquired on vesting with a total value of $13,368,360 was deferred under the Company’s Deferred Compensation Plan. See the 2025 Non-Qualified Deferred Compensation Table below.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	99
2025 Non-Qualified Deferred Compensation Table
In January 2021, we established the Deferred Compensation Plan for certain executives, which group includes each of our NEOs (other than Mr. Kurzymski). We do not make matching contributions under the Non-Qualified Deferred Compensation Plan (Deferred Compensation Plan). The following table shows the contributions and earnings during fiscal 2025, and account balances as of December 31, 2025, for participating NEOs under the Deferred Compensation Plan.

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
KR Sridhar	Deferred Compensation Plan	13,368,360	—	—	—	40,548,696
Maciej Kurzymski[3]	Deferred Compensation Plan	—	—	—	—	—
Aman Joshi	Deferred Compensation Plan	—	—	—	—	—
Satish Chitoori	Deferred Compensation Plan	—	—	—	—	—
Shawn M. Soderberg	Deferred Compensation Plan	—	—	—	—	—
Daniel Berenbaum	Deferred Compensation Plan	—	—	—	—	—
1The amounts reported represent the aggregate grant date fair value of DSUs granted, as computed in accordance with ASC 718.
2The aggregate balance at last fiscal year end is based on the number of DSUs from the Deferred Compensation Plan and the fair market value of our Class A common stock as of December 31, 2025. No compensation is realized upon vesting of stock awards, regardless of deferral. Stock Award compensation is determined as of the date of grant and is included in the “Stock Awards” column of the 2025 Summary Compensation Table and in the “All Other Stock Awards” column in the 2025 Grants of Plan-Based Awards Table.
3Mr. Kurzymski was not eligible to participate in the fiscal 2025 Deferred Compensation Plan.
The Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement designed to allow participants to defer a specified percentage of their base salary (up to 50%), eligible bonuses (up to 50%) and all or a portion of their RSU and PSU awards for DSUs that track the value of our Class A common stock. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to directors and a group of certain executives, which group includes our NEOs (excepting Mr. Kurzymski).
If a participant elects to defer salary or bonus payments for DSUs, we credit a number of such units to the participant’s deferred account based on the respective closing price of our Class A common stock on the last day of the month in which such salary and/or bonus was deferred. If a participant elects to defer RSU or PSU awards for DSUs, we credit a number of such units to the participant’s deferred account equal to the number of RSUs or PSUs that become vested on their respective vesting dates. Participants receive their deferred compensation balance in Class A common stock based on their election of lump sum or various annual installment options.

100	Bloom Energy 2026 Proxy Statement
Pension Benefits
Aside from our 401(k)-retirement savings plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.
Potential Payments on Termination or Change in Control
Overview of Potential Payments
We have entered into Change in Control (“CIC”) Agreements with our NEOs (other than Mr. Kurzymski who became an executive officer on May 2, 2025) that provide certain benefits upon such employees being terminated without “Cause” or leaving for “Good Reason” (each, a “Qualifying Termination”). Such benefits are adjusted in the event the Qualifying Termination occurs within three months prior to or within 12 months following the consummation of a change in control (each, a “CIC Qualifying Termination”). The table below summarizes the benefits under the CIC Agreements, as applicable, to the CEO and the other NEOs.

Termination Event	Provision	CEO	Other NEOs
Qualifying Termination	Cash Severance	1x base salary plus target bonus	1x base salary
	Benefits	12 months of reimbursement for COBRA premiums	12 months of reimbursement for COBRA premiums
	Equity	12 months accelerated vesting of RSUs, non-cancelled 2021 PSUs remain outstanding and eligible to vest for 12 months; 2024 PSUs remain outstanding and eligible to vest for the performance period.	No acceleration
CIC Qualifying Termination	Cash Severance	2x the sum of base salary plus target bonus, plus current year pro-rata bonus	1.5x the sum of base salary plus target bonus, plus current year pro-rata bonus
	Benefits	24 months of reimbursement for COBRA premiums	18 months of reimbursement for COBRA premiums
	Equity	Stock options and RSUs: All unvested to fully accelerate	Stock options and RSUs: All unvested to fully accelerate
		2025 Equity Package PSUs will remain outstanding and eligible to vest subject to their normal terms for the performance period	PSUs: Applicable performance goals shall be deemed achieved at target unless specified in the applicable award agreement

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	101
Key Definitions:
“Cause” is defined as: (a) willful failure to substantially perform executive’s duties and responsibilities or willful violation of a material written policy delivered prior to such violation; (b) conviction of, or plea of nolo contendere to, a non-vehicular felony or crime involving moral turpitude; (c) unauthorized use or disclosure of any of our proprietary information or trade secrets or any other party to whom executive owes an obligation of nondisclosure as a result of executive’s relationship with Bloom Energy, in each case, that is materially and demonstrably injurious to Bloom Energy; (d) misappropriation of a material business opportunity; (e) willful provision of material aid to a competitor; or (f) willful breach of any material obligations of any material provisions under any written agreement or covenant with Bloom Energy. “Good reason” is defined as: (i) a material diminution in executive’s authority, duties, or responsibilities, including a material change in executive’s reporting responsibilities, such that executive is required to report to a person whose duties, responsibilities, and authority are materially less than those of the person to whom executive was reporting immediately prior to such change and/or a material reduction in the level of management to which executive reports, (ii) a reduction in executive’s annual base salary or annual bonus opportunity, (iii) a requirement that executive relocate executive’s principal place of work to a location that increases executive’s one-way commute by more than 50 miles from executive’s then-current work location, or (iv) a material breach of the CIC Agreement by Bloom Energy.
Calculation of Potential Payments
The following table sets forth each NEO’s potential payments under the CIC Agreements in the event of a Qualifying Termination or CIC Qualifying Termination, as if such event had occurred on December 31, 2025, the last day of our fiscal year. Mr. Kurzymski became an executive officer on May 2, 2025 and is not a party to a CIC Agreement or any other severance-type arrangement. The value of the equity awards are based on the closing market price of our Class A common stock on December 31, 2025, the last trading day of the fiscal year, which was $86.89 per share. The value of accelerated RSUs for Dr. Sridhar’s in the event of a Qualifying Termination was calculated by multiplying the number of outstanding and unvested RSUs that would vest within 12 months of December 31, 2025 by $86.89. In all other cases, the value of accelerated RSUs and PSUs was calculated by multiplying the number of outstanding and unvested RSUs and PSUs by $86.89. The value of accelerated PSOs was calculated by (i) multiplying the number of shares of Class A common stock underlying unexercised, unearned, and in-the-money options by $86.89 and then subtracting (ii) the exercise price for those same options. Amounts actually received if any of the specified events occur will vary based on factors such as the timing during the year of any such event, our stock price and any changes to our benefit arrangements and policies.

		Potential Payments in Connection With:
Name	Type of Benefit	Qualifying Termination ($)	CIC Qualifying Termination ($)
KR Sridhar[1]	Cash Severance	2,185,000	3,135,000
	Vesting Acceleration[2]
	Accelerated RSUs	14,481,696	28,963,304
	Accelerated PSUs	156,402,000	156,402,000
	Accelerated PSOs	—	—
	Continued Coverage of Employee Benefits	44,576	89,151.36
	Total Benefits	173,113,272	188,589,455
Maciej Kurzymski	Cash Severance	—	—
	Vesting Acceleration
	Accelerated RSUs	—	—
	Accelerated PSUs	—	—
	Accelerated PSOs	—	—
	Continued Coverage of Employee Benefits	—	—
	Total Benefits	—	—

102	Bloom Energy 2026 Proxy Statement

		Potential Payments in Connection With:
Name	Type of Benefit	Qualifying Termination ($)	CIC Qualifying Termination ($)
Aman Joshi	Cash Severance	635,000	1,270,000
	Vesting Acceleration
	Accelerated RSUs	—	15,834,399
	Accelerated PSUs	—	8,503,055
	Accelerated PSOs	—	22,006,650
	Continued Coverage of Employee Benefits	44,576	66,863.52
	Total Benefits	679,576	47,680,968
Satish Chitoori	Cash Severance	600,000	1,320,000
	Vesting Acceleration
	Accelerated RSUs	—	10,531,589
	Accelerated PSUs	—	7,671,344
	Accelerated PSOs	—	2,528,825
	Continued Coverage of Employee Benefits	44,576	66,864
	Total Benefits	644,576	22,118,622
Shawn M. Soderberg	Cash Severance	600,000	1,320,000
	Vesting Acceleration	—
	Accelerated RSUs	—	9,502,638
	Accelerated PSUs	—	10,773,317
	Accelerated PSOs	—	11,671,500
	Continued Coverage of Employee Benefits	17,463	26,194
	Total Benefits	617,463	33,293,649
Daniel Berenbaum[3]	Total Benefits	—	—
1The NEOs do not receive any specific severance payments on death or disability. However, Dr. Sridhar’s equity awards may provide for a payout upon his death or disability. In the event of Dr. Sridhar’s termination of employment due to death or disability, the remaining unvested units subject to his RSU awards will vest in full and the 2025 Equity Package PSUs will remain outstanding and eligible to vest subject to their normal terms for the performance period, subject to the achievement of the applicable performance goals.
2The CIC Qualifying Termination does not include i) the potential payout of the Revenue/Gross Margin Award that would vest in a Corporate Transaction if the stock price exceeded a specified threshold because the closing price on December 31, 2025 was below this threshold or ii) the PSU awards granted in December 2024 that are not triggered by a CIC Qualifying Termination, but would remain outstanding and eligible to vest for the performance period.
3Mr. Berenbaum left the Company on May 1, 2025. He received (i) a cash severance payment of $575,000 consisting of one times his base salary and (ii) 50,000 RSUs and 14,889 PSUs that vested on May 15, 2025 with a value of $1,286,100 based on our closing price on such date.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	103
Pay Ratio Disclosure
As required by SEC rules, we are providing the following information to explain the relationship between the annual total compensation of Dr. Sridhar, who served as our CEO in 2025, and the annual total compensation of the median employee, excluding our CEO.
As of November 30, 2025, we employed 2,194 people in 12 countries, inclusive of officers, executives, full-time, part-time and hourly employees. We selected November 30, 2025 to identify the median employee. This date is within the final three months of our last completed fiscal year, and was also the date used for determining the foreign exchange rate to U.S. dollars for employees paid in other currencies.
We excluded 68 employees based in ten non-U.S. countries from our analysis under the de minimis exemption, which allows us to exclude up to 5% of our total non-US employees. This exemption was applied when identifying the median employee, resulting in the exclusion of employees from the following countries: South Korea (37), Taiwan (8), China (4), Italy (6), Japan (3), Germany (2), Switzerland (2),  France (1), United Kingdom (3), and Singapore (1).
SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, and compensation plans, policies, and procedures. For our consistently applied compensation measure, we collected cash compensation paid from January 1, 2025 to December 31, 2025 for all active employees as of November 30, 2025. This included annual base compensation, actual corporate bonus, and commissions paid to employees in 2025. We annualized the compensation of all permanent full-time and part-time employees. We believe that this measure reflects the annual compensation of our employees. Cost of living adjustments were not made.
For 2025, we identified the median employee to be a full-time employee in the U.S. paid in U.S. Dollars whose total earnings were $98,317. Dr. Sridhar’s annual total compensation for 2025, as reported in the 2025 Summary Compensation Table, was $3,502,747. Based on this information, for 2025, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was estimated to be 35.6 to 1.

104	Bloom Energy 2026 Proxy Statement
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis of this Proxy Statement.

	Summary Compensation Table Total for PEO[1] ($)	Compensation Actually Paid to PEO[2] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[3] ($)	Average Compensation Actually Paid to Non-PEO NEOs[4] ($)	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income[7] ($000s)	Total Revenue[8] ($000s)
Year					Total Stockholder Return[5] ($)	Peer Group Total Stockholder Return[6] ($)
2025	3,502,747	416,290,717	3,445,394	32,278,280	302.98	65.63	(87,140)	2,023,994
2024(9)	44,961,745	39,968,711	3,792,370	6,625,609	77.45	49.71	(27,203)	1,473,856
2023(9)	1,704,008	(2,904,929)	2,841,673	(334,144)	51.62	61.27	(307,937)	1,333,470
2022	2,632,248	(1,564,752)	4,924,026	4,429,158	66.70	68.01	(315,086)	1,199,125
2021	34,210,000	45,039,705	5,309,245	4,000,340	76.51	97.36	(193,369)	972,176
1The dollar amounts reported are the amounts of total compensation for our PEO, KR Sridhar, for each of 2025, 2024, 2023, 2022, and 2021.
2The dollar amounts reported represent the amount of “Compensation Actually Paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Deduct Reported Value of Equity Awards[a] ($)	Add (or Deduct) Equity Award Adjustments[b] ($)	Compensation Actually Paid to PEO ($)
2025	3,502,747	—	412,787,970	416,290,717
2024	44,961,745	(42,394,800)	37,401,766	39,968,711
2023	1,704,008	—	(4,608,937)	(2,904,929)
aThe grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
bThe equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Fiscal Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)
2025	—	403,828,378	—	8,959,592	—	—	412,787,970
2024	51,083,000	(1,739,842)	7,038,000	(4,529,356)	(14,450,036)	—	37,401,766
2023	—	(5,093,298)	—	484,362	—	—	(4,608,937)
3The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Messrs. Berenbaum, Chitoori, Kurzymski, and Joshi and Ms. Soderberg, (ii) for 2024, Messrs. Cameron, Berenbaum, Chitoori and Joshi and Ms. Soderberg; (iii) for 2023, Messrs. Cameron, Brooks, and Griffiths and Mses. Moore and Soderberg; (iv) for 2022, Messrs. Cameron and Griffiths, Mses. Moore and Soderberg; and (v) for 2021, Messrs. Cameron, Griffiths, Brooks, and Venkataraman. In 2023, Mr. Brooks, Mr. Griffiths, and Ms. Moore each received compensation for a portion of the year given their departures; as a result, average summary compensation for the non-PEO NEOs was considerably lower than in a typical year.

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	105
4The dollar amounts reported represent the average amount of “Compensation Actually Paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Average Reported Value of Equity Awards ($)	Add (or Deduct) Average Equity Award Adjustments[a] ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,445,394	(2,063,848)	30,896,734	32,278,280
2024	3,792,370	(2,673,975)	5,507,214	6,625,609
2023	2,841,673	(2,146,080)	(1,029,736)	(334,144)
a The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Fiscal Year ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Average Equity Award Adjustments ($)
2025	13,751,350	17,133,252	—	702,596	(690,464)	—	30,896,734
2024	5,780,496	143,757	—	(174,362)	(242,677)	—	5,507,214
2023	340,400	(303,198)	—	64,574	(1,131,513)	—	(1,029,736)
5Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.
6The peer group used for this purpose is the following published industry index: Nasdaq Clean Edge Green Energy Total Return Index.
7The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year (net income (loss) before portion attributable to redeemable noncontrolling interest and noncontrolling interest).
8The Company-selected measure is Revenue as this metric replaced the non-GAAP operating gross margin used to determine ACI awards, described in our Compensation Discussion and Analysis section of this Proxy Statement above.
9The average "Compensation Actually Paid" to the non-PEO named executive officers for fiscal 2024 and 2023 reflects updates to underlying compensation data from that previously reported, including the correction of an immaterial amount previously included in prior year total compensation for one executive and the inclusion of compensation previously omitted for another individual who was a named executive officer for the applicable year but is no longer a named executive officer.

106	Bloom Energy 2026 Proxy Statement
Bloom Energy Corp CAP vs TSR

KR Sridhar	Avg NEO CAP	BE TSR	NASDAQ Clean Edge Green Energy Total Return Index TSR
Bloom Energy Corp CAP vs Net Income

KR Sridhar	Avg NEO CAP	Net Income

Proposal 2 — Non-binding Advisory Vote to Approve the Company’s 2025 Named Executive Officer Compensation	107
Bloom Energy Corp CAP vs Total Revenue

KR Sridhar	Avg NEO CAP	Product and Service Revenue
Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•total revenue
•annual product revenue growth
•annual adjusted gross product margin
•non-GAAP operating income/loss
Analysis of the Information Presented in the Pay Versus Performance Table
While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table. “Compensation Actually Paid”, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers, but does not reflect either the value attributed to those awards by the Compensation Committee at the time of grant or the actual amounts paid out for those awards. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. For a discussion of how our Compensation Committee assessed Bloom Energy’s performance and our NEOs’ pay each year, see the Compensation Discussion and Analysis in this Proxy Statement and in our 2022, 2023, 2024, and 2025 Proxy Statements.

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote “FOR” this proposal.

Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Our Decision to Engage Deloitte
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of Bloom Energy’s independent accountants. The Audit Committee has appointed Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2026. Deloitte has served as our independent auditor since 2020.
Deliberate Evaluation Process. The Audit Committee annually reviews Deloitte’s independence and performance in determining whether to retain Deloitte or engage another independent registered public accounting firm as our independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:
•the quality and efficiency of the current services provided to us by Deloitte;
•Deloitte’s capability and expertise in handling the breadth and complexity of our operations, including the depth of Deloitte’s energy, technology and hardware expertise and experience;
•the value from Deloitte’s sharing of industry trends, insights, and latest practices;
•the quality and candor of Deloitte’s communications with the Audit Committee and management;
•external data on Deloitte’s audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Deloitte and Deloitte’s response to those reports;
•how effectively Deloitte maintained its objectivity, independent judgment, and professionalism;
•Deloitte’s independence from our Company; and
•the appropriateness of Deloitte’s fees.
Our Determination. Based on this evaluation, the Audit Committee believes that Deloitte is independent and well-qualified and that it is in the best interests of Bloom Energy and our stockholders to retain Deloitte to serve as our independent auditor.
Representatives Available to Stockholders. Representatives of Deloitte are expected to be present during the 2026 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate stockholder questions.
Impact of Your Vote. Stockholders are not required to ratify the appointment of Deloitte as our independent auditor. However, we are submitting the appointment for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee will consider whether to appoint Deloitte. Even if the appointment is ratified, the Audit Committee may appoint a different independent auditor at any time during the year if it determines that such a change would be in our stockholders’ best interests.
Vote Required. Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast for or against this proposal. We recommend you submit your vote as soon as possible. Abstentions and broker non-votes, if any, are not deemed to be votes cast and, therefore, will not affect the outcome of the vote.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	109
Principal Accountant Fees and Services
The Audit Committee oversees and is responsible for the negotiation of audit fees associated with the retention of Deloitte. The following table provides information regarding the fees paid to Deloitte during the years ended December 31, 2025 and 2024. The Audit Committee has determined that the services provided by Deloitte in fiscal 2025 were compatible with maintaining the principal accountant’s independence and these services were approved by our Audit Committee.

	2025	2024
Audit Fees[1]	$5,036,156	$5,447,128
Audit-Related Fees[2]	$—	$—
Total Audit and Audit-Related Fees	$5,036,156	$5,447,128
Tax Fees[3]	$53,296	$—
All Other Fees[4]	$1,895	$1,895
Total Tax and All Other Fees	$55,191	$1,895
Total Fees	$5,091,347	$5,449,023
1Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory and statutory filings.
2Audit-related fees are assurance and related services provided by the principal accountant that are reasonably related to the performance of the audit or review of the financial statements that are not reported under Audit fees. We did not have any audit-related services performed by Deloitte in fiscal 2025.
3Tax fees include a variety of permissible tax services related to the evaluation of tax credits, analysis of the Company’s tax positions, assistance in preparation of statutory tax filings within India, and general tax advisory services (including research and discussions related to tax compliance matters). The Company incurred a small amount of Tax Fees in 2024 related to the preparation of statutory tax filings within India that were billed and paid in 2025.
4All other fees include use of Deloitte’s products and subscription services.
Pre-Approval Policies and Procedures
Our Procedures. The Audit Committee has adopted procedures for the pre-approval of audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, and tax services as well as the fees associated therewith. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee Chair is authorized to pre-approve any non-audit service on behalf of the Audit Committee and present these decisions to the full committee at its next regularly scheduled meeting. In its pre-approval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence.
In connection with the audit of our fiscal 2025 financial statements, we entered into an engagement agreement with Deloitte that sets forth the terms by which Deloitte would perform audit services for us.

110	Bloom Energy 2026 Proxy Statement
Audit Committee Report
Audit Committee’s Role. The Audit Committee’s principal purpose is to assist the Board in its oversight responsibilities pertaining to our accounting practices, system of internal controls, audit processes, and financial reporting processes. In accordance with applicable law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing our independent audit firm. The Audit Committee is also responsible for overseeing the retention and performance of our internal auditor, as well as establishing procedures for the receipt, retention, and treatment of complaints received by us regarding suspected violations of the law, accounting, internal accounting controls, auditing matters or breaches of our Code of Conduct or Company policies. In addition, the Audit Committee may be contacted directly regarding matters involving accounting, internal controls, auditing matters, fraud, or other matters involving executives.
Management’s Role. Our management is responsible for establishing and maintaining adequate internal financial controls, the preparation and presentation of our consolidated financial statements, making certain that the consolidated financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations and the Company’s ethical standards. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities.
Auditor’s Role. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles and on management’s assessment of our internal control over financial reporting.
2025 Report. In fulfilling its oversight responsibilities, the Audit Committee has:
•reviewed and discussed with management and Deloitte the audited consolidated financial statements for the year ended December 31, 2025 and management’s assessment of, and report on, the effectiveness of the Company’s internal control over financial reporting;
•discussed with management and Deloitte significant accounting policies applied in our consolidated financial statements, as well as, when applicable, alternative accounting treatments, the reasonableness of significant estimates and judgments, the clarity of disclosures in our consolidated financial statements, and critical audit matters addressed during the audit;
•discussed with Deloitte such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence, and the Audit Committee has concluded that Deloitte’s provision of audit and non-audit services to us and our affiliates is compatible with Deloitte’s independence;
•met in periodic executive sessions with each of management, the internal auditor, and Deloitte to discuss the results of the examinations by Deloitte and by internal auditors, their evaluations of internal controls, and the overall quality of the Company’s financial reporting, and other matters as appropriate; and
•in accordance with the applicable rules on partner rotation, Deloitte's lead partner for our engagement was changed effective fiscal 2025, following five years of service by the previous partner. The Audit Committee, including the Chair, was involved in considering the selection of Deloitte's new primary engagement partner for the Company. The Audit Committee engaged in a thoughtful, robust review process of several candidates and was involved in the final selection.
Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Submitted by the following members of the Audit Committee:
Mary K. Bush (Chair)
Michael J. Boskin
Cynthia (CJ) Warner
Eddy Zervigon

Proposal 4 Approval of an Amendment to Our Restated Certificate of Incorporation to Provide for Officer Exculpation as Permitted by Delaware Law

The Board of Directors recommends a vote “FOR” this proposal.

112	Bloom Energy 2026 Proxy Statement
Overview
The Board adopted resolutions approving, declaring advisable, and submitting to a vote of the stockholders an amendment to our Restated Certificate of Incorporation, as amended (the “Restated Certificate”) that would extend the exculpation protections (which limit liability from breaches of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”)) to officers of Bloom Energy, in line with amendments that have been made to such Delaware laws (the “Proposal 4 Amendment”).
Purpose and Effect of the Amendment
The Restated Certificate currently eliminates the personal liability of directors to Bloom Energy or its stockholders for monetary damages for breach of fiduciary duty, to the fullest extent permitted by law. The State of Delaware, which is where the Company is incorporated, has enacted legislation that extends exculpation protection to officers, thereby enabling companies to eliminate the monetary liability of certain officers in certain circumstances, similar to but more limited than the protection already afforded to directors under the Restated Certificate. The Proposal 4 Amendment is intended to align the exculpation provisions of the Restated Certificate with this Delaware law update. The current exculpation protections available to directors remain unchanged as a result of the Proposal 4 Amendment.
The Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by Delaware law, in order to better position Bloom Energy to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. The nature of their role often requires officers to make decisions on crucial matters and frequently in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings (together, “lawsuits”) seeking to impose liability with the benefit of hindsight, especially in the current litigious environment and regardless of merit. Aligning the protections available to our officers with those available to our directors would empower officers to exercise their business judgment in furtherance of stockholder interests without the potential distraction posed by the risk of personal liability, including financial ruin as a result of an unintentional misstep. This is particularly important for Bloom Energy, given that we are a relatively new public company with a disruptive product and are operating in the rapidly evolving distributed power generation industry, which is subject to political and policy changes. In addition, the Proposal 4 Amendment also potentially could reduce future litigation costs and indemnification expenses for Bloom Energy associated with frivolous lawsuits.
The Board also believes that the Proposal 4 Amendment would strike the appropriate balance between furthering Bloom Energy’s goals of attracting and retaining quality officers with promoting stockholder accountability because, consistent with the update to Delaware law, the Proposal 4 Amendment would exculpate officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate or limit liability with respect to any of the following:
•breach of fiduciary duty claims brought by Bloom Energy itself;
•derivative claims brought by stockholders in the name of Bloom Energy;
•any claims involving breach of the duty of loyalty to Bloom Energy or its stockholders;
•any claims involving acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or
•any claims involving transactions from which the officer derived an improper personal benefit.
Under the Proposal 4 Amendment, the only officers who would be eligible for exculpation would be (i) anyone serving as our President, CEO, COO, CFO, Chief Legal Officer, Chief Accounting Officer, Controller, and Treasurer, (ii) any other NEOs, and (iii) any other officer who has consented to service of process in Delaware by written agreement.

Proposal 4 — Approval of an Amendment to Our Restated Certificate of Incorporation to Provide for Officer Exculpation as Permitted by Delaware Law	113
Taking into account the narrow class and type of claims for which officers would be exculpated, and the benefits the Board believes would accrue to Bloom Energy and its stockholders—enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs and indemnification expenses associated with frivolous lawsuits which distracts from our primary objective of creating stockholder value over the long term—the Board has determined after careful deliberation, including a review of recent corporate governance trends and evolving best practices, that the Proposal 4 Amendment is in the best interests of Bloom Energy and its stockholders.
In connection with this approval, the Board also determined that the officer exculpation provision should be subject to the Company’s existing two-thirds supermajority stockholder vote requirement applicable to specified governance provisions. Accordingly, any future amendment, repeal or modification of the officer exculpation provision would require the same two-thirds supermajority stockholder approval applicable to certain other key governance provisions in our Restated Certificate.
Vote Required. Approval of the Proposal 4 Amendment requires the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal. Approval of the Proposal 4 Amendment is not conditioned upon approval of Proposal 5 Amendment.
Description of this Amendment
If the Proposal 4 Amendment is approved, we intend to file a Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware, and the amendment will become effective on filing. The Restated Certificate will be amended to extend exculpation protections to certain officers, as permitted by Delaware law, and to make related conforming changes as set forth below.
New Article XII will be added to the Restated Certificate to read in its entirety as follows:
“ARTICLE XII: OFFICER LIABILITY
1.Limitation of Liability. To the fullest extent permitted by law, no officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as an officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of an officer, then the liability of an officer of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2.Change in Rights. Neither any amendment nor repeal of this Article XII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article XII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of an officer of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
3.Amendment of Article XII. Subject to Sections 1, 2 and 2 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with this Article XII.”
If the Proposal 5 Amendment is also approved, Section 3 of this Article XII will be deleted because the Proposal 5 Amendment adds Article XII to the list of provisions requiring a two-thirds supermajority stockholder vote in Article X (Amendment of Restated Certificate of Incorporation).

Proposal 5 Approval of an Amendment to Our Restated Certificate of Incorporation to Remove Outdated References to Class B Common Stock

The Board recommends a vote of approval “FOR” this proposal.

Proposal 5 — Approval of an Amendment to Our Restated Certificate of Incorporation to Remove Outdated References to Class B Common Stock	115
Overview
The Board adopted resolutions approving, declaring advisable, and submitting to a vote of the stockholders an amendment to our Restated Certificate that would remove outdated references to Class B common stock and make conforming changes (“Proposal 5 Amendments”). The removal of references to Class B common stock is not a material amendment to our Restated Certificate and will have no impact on the rights our stockholders.
Purpose and Effect of the Amendment
The Proposal 5 Amendment would remove outdated references to Bloom’s Class B common stock that are no longer needed in our Restated Certificate. All shares of Class B common stock were converted into shares of Class A common stock in July 2023, on the 5th anniversary of the Company’s IPO in accordance with the Restated Certificate, which contained the dual class sunset provisions. All of the previously outstanding shares of our Class B common stock were retired in November 2023, and no additional shares of Class B common stock have been or will be issued following the conversion.
If the Proposal 5 Amendment is approved, the Class A common stock would be renamed “common stock.” The Proposal 5 Amendment does not reference Article XII because Article XII will be added only if the Proposal 4 Amendment is approved. As contemplated by the Proposal 4 Amendment, if both proposals are approved, Article X will reflect the two-thirds supermajority stockholder provision for Article XII and Section 3 of Article XII will be deleted. If the Proposal 4 Amendment is not approved, then Article X will not include a reference to Article XII.
Vote Required. Approval of the Proposal 5 Amendment requires the affirmative vote of at least two-thirds of the voting power of all of the outstanding shares of capital stock entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal. Approval of the Proposal 5 Amendment is not conditioned upon approval of the Proposal 4 Amendment.
Description of these Amendments
If the Proposal 5 Amendment is approved, we intend to file a Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware, and the amendment will become effective on filing. The Restated Certificate will be amended to eliminate references to Class B common stock and to make related conforming changes as set forth below.
(a)    Article IV of the Restated Certificate will be amended and restated in its entirety to read as follows:
“ARTICLE IV: AUTHORIZED STOCK
1.Total Authorized.
1.1.The total number of shares of all classes of stock that the Company has authority to issue is 620,000,000 shares, consisting of two classes: 600,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock") and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). Class A Common Stock has been renamed Common Stock and prior Class A Common Stock certificates issued are deemed to refer to the Common Stock without the need to surrender the certificates.
1.2.The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote (on an as-converted basis) voting together as a single class without a separate class vote of the holders of the Common Stock as permitted by Section 242(b)(2) of the General Corporation Law.

116	Bloom Energy 2026 Proxy Statement
2.Preferred Stock.
2.1.The Company's Board of Directors ("Board of Directors") is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable provisions of the General Corporation Law ("Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.
2.2.Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
3.Rights of Common Stock.
3.1.Voting Rights and Powers. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by law, the holders of shares of Common Stock shall (a) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (the "Bylaws") and (b) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or provided by law, each holder of Common Stock shall have the right to one (1) vote per share of Common Stock held of record by such holder.
3.2.Dividends and Distribution Rights. Subject to the preferential rights of holders of all classes or series of stock at the time outstanding having prior rights as to dividends, holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets or funds of the Company legally available therefor, dividends per share as may be declared from time to time by the Board with respect to the Common Stock.
3.3.Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of the Company available for distribution to its stockholders.
(b)    Article V of the Restated Certificate will be deleted in its entirety and replaced with the notation “Intentionally Omitted”.
(c)    Article X of the Restated Certificate is amended by deleting the final clause relating to Class B common stock voting requirements.”
If the Proposal 4 Amendment is also approved, Article XII will be added to the list of provisions requiring a two-thirds supermajority stockholder vote in Article X.

Other Information	117
Other Information
Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
Stock Beneficially Owned by Principal Shareholders
The following table sets forth certain information regarding the ownership by any person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be the beneficial owner of more than 5% of the issued and outstanding shares of Class A common stock as of February 27, 2026.

	Class A Common Stock
5% Stockholders	Shares	%[1]
Ameriprise Financial, Inc.[2] 145 Ameriprise Financial Center, Minneapolis, MN 55474	30,147,240	10.7%
BlackRock, Inc.[3] 50 Hudson Yards, New York, NY 10001	22,345,779	7.9%
The Vanguard Group[4] 100 Vanguard Blvd., Malvern, PA 19355	19,528,801	6.9%
1There were 282,410,088 shares of our Class A common stock outstanding as of February 27, 2026. Percentages are rounded to the nearest tenth.
2Based solely on a Schedule 13G/A filed with the SEC on October 7, 2025 on behalf of Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Technology and Information Fund (the “Fund”). CMIA and AFI do not directly own any shares. As the investment adviser to the Fund and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the Fund’s shares. As the parent holding company of CMIA, AFI may be deemed to beneficially own CMIA’s shares. As of September 30, 2025, AFI reported no sole voting or dispositive power, and shared voting power over 28,230,361 shares of Class A common stock and sole dispositive power over 30,147,240 shares of Class A common stock. CMIA reported no sole voting or dispositive power, shared voting power over 28,230,361 shares of Class A common stock, and shared dispositive power over 28,916,372 shares of Class A common stock. The Fund reported sole voting power over 228 shares of Class A common stock, no shared voting power, no sole dispositive power, and shared dispositive power over 228 shares of Class A common stock.
3Based solely on a Schedule 13G/A filed with the SEC on January 21, 2026. As of December 31, 2025, BlackRock, Inc. reported no shared voting or dispositive power, and sole voting power over 21,502,877 shares of Class A common stock and sole dispositive power over 22,345,779 shares of Class A common stock.
4Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024. As of December 29, 2023, The Vanguard Group reported sole voting power over no shares, shared voting power over 356,999 shares, sole dispositive power over 18,955,887 shares, and shared dispositive power over 572,924 shares. The Vanguard Group subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by various Vanguard subsidiaries and/or business divisions.

118	Bloom Energy 2026 Proxy Statement
Stock Beneficially Owned by Directors and Executive Officers
The following table shows the number of shares of Class A common stock beneficially owned by all directors, our named executive officers, and all of our directors and executive officers as a group, as of February 27, 2026, calculated in accordance with SEC rules. None of the shares in the table below have been pledged as security.

	Class A Common Stock[1]
Beneficial Owner	Shares	%
Michael J. Boskin	91,958	*
Barbara Burger	9,334	*
Mary K. Bush[2,3]	122,843	*
John T. Chambers[3,4]	452,384	*
Jeffrey Immelt[2],3	186,813	*
Gary Pinkus[2,3]	12,140	*
Jim Snabe[2]	—	*
Cynthia (CJ) Warner[2,3]	31,104	*
Eddy Zervigon[2,3]	37,104	*
KR Sridhar[2,3,5]	5,662,140	2.0
Maciej Kurzymski	52,093	*
Aman Joshi[3]	558,771	*
Satish Chitoori[3]	207,441	*
Shawn M. Soderberg[3]	915,868	*
Daniel Berenbaum[6]	64,889	*
All Directors and Executive Officers as a Group (14 persons)	8,339,993	3.0
*    Less than one percent.
1There were 282,410,088 shares of our Class A common stock outstanding as of February 27, 2026. In accordance with SEC rules and regulations, in computing the percentage ownership for each individual, any shares (other than performance stock units) which that individual had the right to acquire within 60 days of February 27, 2026 are deemed to be outstanding.
2This figure does not include the following amounts of Class A common stock issuable in connection with DSUs that will not settle within 60 days of February 27, 2026: 50,804 for Ms. Bush; 63,943 for Mr. Immelt; 2,319 for Mr. Pinkus; 400 for Mr. Snabe; 23,623 for Ms. Warner; 61,151 for Mr. Zervigon; 766,667 for Dr. Sridhar; and 968,907 for all executive officers and directors as a group.
3This figure includes the following amounts of Class A common stock underlying stock options that are exercisable within 60 days of February 27, 2026: 50,000 for Ms. Bush; 31,104 for Mr. Chambers, Mr. Immelt, Ms. Warner, and Mr. Zervigon; 10,310 for Mr. Pinkus; 1,704,670 for Dr. Sridhar; 32,500 for Mr. Chitoori; 482,022 for Mr. Joshi; 252,086 for Ms. Soderberg; and 2,656,004 for all executive officers and directors as a group.
4This figure includes 293,333 shares of Class A common stock held by JC2 Investments LLC of which Mr. Chambers is the managing member.
5This figure includes 2,231,956 shares of Class A common stock held in trusts where Dr. Sridhar has voting and/or dispositive power of the Shares.
6For Mr. Berenbaum, our former CFO, beneficial ownership of shares of Class A common stock are as of December 31, 2025.

Other Information	119
Voting Agreements
The Company has entered into voting agreements with SK ecoplant, Co., Ltd. and Econovation, LLC. These voting agreements cover 6,971,701 shares of Class A common stock, which represent approximately 2.5% of the outstanding Class A common stock as of the Record Date. Under the voting agreements, the stockholders agreed to vote all of their shares as directed by, and granted an irrevocable proxy to, Dr. Sridhar at his discretion on all matters to be voted upon by stockholders.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers, and any persons who beneficially own more than 10% of our common stock (collectively “Reporting Persons”) to file reports of their ownership and changes in beneficial ownership of our common stock and other equity securities with the SEC. As a matter of practice, we assist our executive officers and our non-employee directors in preparing their initial ownership reports and reporting ownership changes, and we typically file these reports on their behalf. To our knowledge, based solely upon a review of such filings with the SEC, and written representations that no Form 5 was required, we believe that all of our Reporting Persons timely filed all required reports under Section 16(a) of the Exchange Act during 2025, except that the following forms were filed late: a Form 4 filed by Aman Joshi to report a grant of stock options; a Form 4 filed by Shawn M. Soderberg to report a grant of RSUs; a Form 4 filed by Aman Joshi to report a grant of RSUs; a Form 4 filed by Satish Chitoori to report a grant of RSUs; a Form 4 filed by KR Sridhar to report (i) the exercise of stock options and subsequent sale of shares on August 25, 2025 and (ii) the exercise of stock options and subsequent sale of shares on August 26, 2025; a Form 4 filed by Jim Snabe to report an acquisition of DSUs; a Form 4 filed by John T. Chambers to report a grant of RSUs; a Form 4 filed by Jeffrey Immelt to report a grant of RSUs and a grant of DSUs; a Form 4 filed by Gary Pinkus to report a grant of RSUs; a Form 4 filed by Cynthia (CJ) Warner to report a grant of RSUs; and a Form 4 filed by Eddy Zervigon to report a grant of RSUs.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights[1] ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[2,4] (#)
Equity compensation plans approved by stockholders[3]	18,328,473	15.58	57,703,941
Equity compensation plans not approved by stockholders	—	—	—
Totals	18,328,473	15.58	57,703,941
1The weighted average exercise price does not take into account outstanding RSUs and PSUs since those units vest without any cash consideration or other payment required for such shares.
2Included in this amount are 17,993,945 shares available for future issuance under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”), including 644,651 shares subject to purchase during the purchase period in effect as of December 31, 2025.
3Includes our 2012 Plan, 2018 Plan, and the 2018 ESPP.
4The number of shares of Class A common stock available for grant and issuance under the 2018 Plan shall be increased on January 1, of each of 2019 through 2028, by the lesser of (a) four percent (4%) of the number of our Class A common stock and common stock equivalents issued and outstanding on each December 31 immediately prior to the date of increase and (b) such number of Class A common shares determined by the Board. On January 1 of each calendar year, the aggregate number of shares of Class A common stock reserved for issuance under the 2018 ESPP shall be increased automatically by the number of shares equal to one percent (1%) of the total number of outstanding shares of our Class A common stock and common stock equivalents outstanding on the immediately preceding December 31 (rounded down to the nearest whole share); provided that the Board or the Compensation Committee may, in its sole discretion, reduce the amount of the increase in any particular year.

120	Bloom Energy 2026 Proxy Statement
Rule 14a-8 Stockholder Proposals
To be considered for inclusion in the proxy materials for the 2027 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 must be addressed to our Corporate Secretary and received at 4353 North First Street, San Jose, CA 95134 by the close of business (5:00 p.m. Pacific Time) on December 9, 2026.
These proposals must comply with the applicable requirements of Rule 14a-8 promulgated under the Exchange Act. Submission of a proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the proxy materials for, or presented at, the annual meeting.
Stockholder Nominations and Other Proposals
Our Bylaws provide that, in order for a stockholder to make nominations for directors or propose other business for consideration at the annual meeting (and not for inclusion in our proxy materials pursuant to Rule 14a-8), such stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the address described above no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the last annual meeting of stockholders, with certain exceptions. Such notice must include the information, and otherwise satisfy the requirements set forth in, the Bylaws (which includes the timing and information required under Rule 14a-19 of the Exchange Act). For the 2027 Annual Meeting of Stockholders, such nominations or proposals must be received no earlier than January 21, 2027 and no later than the close of business (5:00 p.m. Pacific Time) on February 20, 2027. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

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Annual Meeting Information
Questions and Answers About These Proxy Materials, the Annual Meeting, and Voting
WHY AM I BEING PROVIDED THESE PROXY MATERIALS?
We are providing you these proxy materials in connection with the 2026 Annual Meeting of Stockholders to be held on Thursday, May 21, 2026 at 9:00 A.M. Pacific Time, online via live audio webcast at our virtual meeting site,
www.virtualshareholdermeeting.com/BE2026.
WHAT IS THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”)?
We use the “Notice and Access” method of providing proxy materials to stockholders via the internet. We believe this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
On or about April 8, 2026, we will mail to most of our stockholders a Notice containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report. The Notice also provides instructions on how to vote using the internet or by telephone and includes instructions on how to request a paper copy of the proxy materials by mail.
WHO CAN VOTE AT THE MEETING?
Only stockholders holding Class A common stock at the close of business on the Record Date, which is March 24, 2026, or their proxy holders, will be entitled to vote at the meeting.
HOW MANY SHARES WERE OUTSTANDING AS OF THE RECORD DATE?
At the close of business on the Record Date, there were 284,200,747 shares of Class A common stock outstanding and entitled to vote.
WHERE IS THE MEETING?
This year’s annual meeting will be accessible through the internet. We have adopted a virtual format for the meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. These proxy materials include instructions on how to participate in the meeting and how you may vote your shares.
HOW CAN I PARTICIPATE IN THE MEETING?
To participate in, submit questions, and vote at the meeting, stockholders or their proxy holders may log in with the control number found in the box marked by the arrow for postal mail recipients of the Notice or proxy card, or within the body of the email for electronic delivery recipients, at www.virtualshareholdermeeting.com/BE2026.
Whether or not you participate in the 2026 Annual Meeting, it is important that your shares be part of the voting process. Prior to the meeting, you may vote your proxy via the internet, telephone, or if you received a printed copy of your proxy materials, by mail.

122	Bloom Energy 2026 Proxy Statement
HOW DO I ASK QUESTIONS AT THE MEETING?
This year’s question and answer session will include questions submitted in advance of, and questions submitted live during, the meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the meeting through www.virtualshareholdermeeting.com/BE2026. We plan to answer questions pertinent to company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to personal or customer-related matters, that are not pertinent to annual meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the annual meeting will not be addressed during the meeting.
More information regarding the agenda and rules of conduct for the meeting will be provided in advance and during the meeting at www.virtualshareholdermeeting.com/BE2026. The rules of conduct will contain more information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed.
SHOULD I JOIN THE MEETING EARLY?
We encourage you to access the meeting before it begins. The meeting will begin promptly at 9:00 A.M. Pacific Time on May 21, 2026, and online check-in will start approximately 15 minutes before.
WHAT DO I DO IF I HAVE TROUBLE ACCESSING THE MEETING?
Technicians will be ready to assist at the number listed on the meeting website if any technical difficulties arise. We will make a replay of the meeting available on our Investor Relations website until the next annual meeting.
HOW MANY VOTES DO I HAVE?
You have one vote for each share of Class A common stock you owned as of the close of business on the Record Date.
WHAT AM I VOTING ON?
You are being asked to vote on the following:
•election of the four Class II directors to serve three-year terms;
•say on pay - advisory vote to approve the fiscal 2025 compensation of our named executive officers;
•ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2026;
•amendment to the restated certificate of incorporation to provide for officer exculpation as permitted by Delaware law; and
•amendment to the restated certificate of incorporation to remove outdated references to Class B common stock.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THESE PROPOSALS?
The Board recommends that you vote “FOR” the election of each Class II director nominee, and “FOR” each of the other proposals listed in this Proxy Statement.
HOW DO I VOTE MY SHARES?
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote during the meeting, or vote by proxy over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver to you at a later time. The method you use to vote will not limit your right to vote at the meeting if you decide to vote at the meeting. Whether or not you plan to attend the meeting online, we urge you to submit your proxy in advance. You may still attend the meeting online and vote during the meeting even if you have already voted by proxy.

Annual Meeting Information	123
Before the meeting:
To vote through the internet: Go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 20, 2026, to be counted.
To vote by telephone: Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 20, 2026, to be counted.
To vote by mail: If you received your proxy materials via the U.S. mail, you may complete, sign, and return the accompanying proxy card in the postage-paid envelope provided. If you return your signed proxy card to us and we receive it before the meeting, we will vote your shares as you direct.
During the meeting:
To be admitted to and vote at the virtual meeting, you must enter the control number found in the box marked by the arrow for postal mail recipients of the Notice or proxy card, or within the body of the email for electronic delivery recipients.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If on the Record Date your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless (i) your voting instruction form or Notice indicates that you may vote those shares through the www.proxyvote.com website (in which case, you may access, participate in, and vote at the meeting with the access code indicated on that voting instruction form or Notice) or (ii) you request (preferably at least five (5) days before the meeting) and obtain a “legal proxy” from the organization that holds your shares giving you the right to vote the shares at the meeting.
You should have received a voting instruction form and voting instructions with these proxy materials from your brokerage firm, bank, or other agent rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Internet or telephonic voting may also be available; however, that will depend on the voting process of your broker, bank, or other nominee. Please see your voting instruction form for further details.
HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?
If you are a stockholder of record and return a signed and dated proxy card, or otherwise submit a proxy without indicating voting selections, your shares will be voted, as applicable, “FOR” the election of each director nominee, and “FOR” each of the other proposals listed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her discretion.
HOW WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY BROKER OR BANK WITH VOTING INSTRUCTIONS, AND WHAT IS A “BROKER NON-VOTE?”
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other nominee how to vote your shares, your broker, bank, or other nominee may still be able to vote your shares in its discretion on certain matters. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even when there is voting discretion for uninstructed shares, some brokers are choosing not to exercise such discretion. As a result, it is important to vote your shares as early as possible to ensure that your vote is counted and no later than the deadline provided in the materials you received.

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HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL?
Proposal 1: The election of directors requires a plurality of the votes cast at the meeting. “Plurality” means that the nominees who receive the highest number of votes cast “for” such nominee are elected as directors. As a result, the nominees receiving the most “FOR” votes will be elected. “Withhold” votes and broker non-votes, if any, will not affect the outcome of the vote.
Proposals 2 and 3: The approval of these proposals requires the affirmative vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes, if any, are not deemed to be votes cast and, therefore, will not affect the outcome of the vote.
Proposal 4: The approval of this proposal requires the affirmative vote of at least a majority of the voting power of all of the outstanding shares of Class A common stock. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal. Approval of Proposal 4 is not conditioned on approval of Proposal 5.
Proposal 5: The approval of this proposal requires the affirmative vote of at least two-thirds of the voting power of all of the outstanding shares of Class A common stock. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal. Approval of Proposal 5 is not conditioned on approval of Proposal 4.
WHO IS MAKING THIS SOLICITATION?
The Board is soliciting these proxies. The cost of solicitation will be borne by Bloom. We hired Innisfree M&A Incorporated to assist in the distribution of proxy materials and solicitation of votes for a fee of $30,000, plus reimbursement of any out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited by our officers, directors, and employees, who will receive no additional compensation for these services, in person, by telephone or by email.
WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid meeting. The Bylaws provide that a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting will constitute a quorum. Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the meeting, or if you are a beneficial owner of shares held in street name, if you submit your voting instructions, or if your bank, broker, or other nominee exercises its voting discretion over such shares. Abstentions and broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum.
HOW CAN THE MEETING BE ADJOURNED?
In the event there are not sufficient votes to approve a proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies. Under the Bylaws, the meeting chair shall have the power to adjourn the meeting to another time, date, and place (if any), whether or not a quorum is present. If it is necessary to adjourn the meeting, and the adjournment is for a period of no more than 30 days and no new record date is fixed for the adjourned meeting, no notice of the time, date, and place (if any) of the adjourned meeting is required to be given to the stockholders other than an announcement of the time, date, and place (if any) at the meeting or an announcement displayed, during the time scheduled for the meeting, on the meeting website or an announcement set forth in the notice of the meeting. If a quorum is not present at the meeting, a majority of the shares represented and entitled to vote at the meeting may adjourn the meeting.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.
CAN I CHANGE MY VOTE OR REVOKE MY PROXY?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the closing of the polls at the meeting in any of the following ways:
•You may submit another properly completed proxy card with a later date but before the submission deadline for the meeting.
•You may grant a subsequent proxy by telephone or through the internet.

Annual Meeting Information	125
•You may send a written notice that you are revoking your proxy to the Corporate Secretary of Bloom at 4353 North First Street, San Jose, California 95134. The notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the meeting date.
•You may attend the virtual meeting and vote electronically. However, simply attending the meeting will not, by itself, revoke your proxy.
Your most recently submitted proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank, or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE MEETING?
We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the meeting.
WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one proxy statement and one annual report or one notice of internet availability of proxy materials to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs and benefit the environment. Stockholders who participate in householding will continue to receive separate proxy cards. We do not use householding for any other stockholder mailings.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials now or in the future, please contact our mailing agent, Broadridge, by calling 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, and we will deliver these materials promptly. Broadridge is acting as our mailing agent and vote tabulator and is not soliciting proxies on our behalf. Similarly, you may also contact Broadridge using these methods if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. We will not disclose the proxy instructions or ballots of individual stockholders, except:
•as necessary to meet applicable legal requirements and to assert or defend claims for or against Bloom;
•to facilitate a successful proxy solicitation;
•if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
•to allow the independent inspector of election to certify the results of the vote. A representative from Broadridge will serve as the inspector of election.
HOW CAN I OBTAIN COPIES OF THE PROXY MATERIALS?
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. We will provide to any stockholder without charge, upon written or oral request, a copy of our Proxy Statement and Annual Report on Form
10-K (without exhibits). Requests should be directed to Bloom Energy Corporation, 4353 North First Street, San Jose, California 95134, Attention: Corporate Secretary, or by calling (408) 543-1500.
Meeting Disruptions. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 9:30 A.M. Pacific Time on May 21, 2026 and at our address at 4353 North First Street, San Jose, CA 95134 solely for the purpose of adjourning the meeting to reconvene at a date, time, and physical or virtual location announced by the meeting chair, and we will post information regarding the announcement on the investors page of our website at https://investor.bloomenergy.com.

126	Bloom Energy 2026 Proxy Statement
Other Matters
The Board does not intend to bring any other matters before the 2026 Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as they deem appropriate.
By Order of the Board of Directors,
Shawn M. Soderberg
Chief Legal Officer and Corporate Secretary
April 8, 2026

Appendix A – Unaudited Reconciliations from GAAP to Non-GAAP	A-1
Appendix A – Unaudited Reconciliations from GAAP to Non-GAAP
Bloom Energy Corporation Unaudited Reconciliations from GAAP to Non-GAAP (In Thousands)
Gross Profit and Gross Margin to Gross Profit and Gross Margin Excluding Stock-Based Compensation, Restructuring Charges (Expense Reversals), Impairment of Assets, and Other Adjustments
Gross profit, gross margin, product gross profit, and product gross margin excluding stock-based compensation (“SBC”), restructuring charges (expense reversals) (“Restructuring”), impairment of assets (“Impairment”), and other adjustments (“Other”) (as the case may be) are supplemental measures of operating performance that do not represent and should not be considered alternatives to gross profit, gross margin, product gross profit, or product gross margin, as determined under U.S. generally accepted accounting principles (“GAAP”). These measures remove the impact of SBC, Restructuring, Impairment, and Other (as the case may be). We believe that gross profit, gross margin, product gross profit and product gross margin excluding SBC, Restructuring, Impairment, and Other (as the case may be) supplement the GAAP measures and enable us to evaluate our performance period-over-period more effectively. A reconciliation of gross profit, gross margin, product gross profit, and product gross margin excluding SBC, Restructuring, Impairment, and Other (as the case may be) to gross profit, gross margin, product gross profit, and product gross margin, the most directly comparable GAAP measures, respectively, and the computation of gross margin and product gross margin excluding SBC, Restructuring, Impairment, and Other (as the case may be) are as follows:

	Fiscal 2025	Fiscal 2024	Fiscal 2023
Revenue	2,023,994	1,473,856	1,333,470
Gross profit	587,400	404,648	197,794
Gross margin %	29.0%	27.5%	14.8%
Stock-based compensation expense	24,103	16,579	17,504
Impairment of assets	—	—	123,700
Restructuring	250	(403)	3,420
Other	684	1,985	1,588
Non-GAAP gross profit	612,437	422,809	344,006
Non-GAAP gross margin	30.3%	28.7%	25.8%

Fiscal 2025
Product revenue	1,531.3
Product gross profit	538.4
Product gross margin %	35.2%
Stock-based compensation expense	14.5
Other	0.3
Product non-GAAP gross profit	553.2
Product non-GAAP gross margin	36.1%

A-2	Bloom Energy 2026 Proxy Statement
Operating Income to Operating Income Excluding Stock-Based Compensation, Restructuring Charges (Expense Reversals), and Other Adjustments.
Operating income excluding stock-based compensation expense (“SBC”), restructuring charges (expense reversals) (“Restructuring”), and other adjustments (“Other”) is a supplemental measure of operating performance that does not represent and should not be considered an alternative to operating income, as determined under GAAP. This measure removes the impact of SBC, Restructuring, and Other. We believe that operating income excluding SBC, Restructuring, and Other supplements the GAAP measure and enables us to evaluate our performance period-over-period more effectively. A reconciliation of operating income excluding SBC, Restructuring, and Other to operating income, the most directly comparable GAAP measure, and the computation of operating income excluding SBC, Restructuring, and Other are as follows:

	Fiscal 2025	Fiscal 2024
Operating income	72,802	22,909
Stock-based compensation expense	145,015	82,995
Restructuring	2,374	(434)
Other	832	2,132
Non-GAAP operating income	221,024	107,602

Bloom Energy Headquarters
4353 North First Street
San Jose, CA 95134 USA
bloomenergy.com

Bloomenergy®

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BE2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes submitted by mail must be received prior to May 21, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86183-P47056

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLOOM ENERGY CORPORATION

The Board of Directors recommends you vote FOR each of the nominees listed below:

	For All	Withhold All	For All Except
1. Election of our four Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Barbara Burger
02) Jeffrey Immelt
03) Jim Snabe
04) Eddy Zervigon

The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

V86184-P47056

BLOOM ENERGY CORPORATION
Annual Meeting of Stockholders
May 21, 2026 9:00 a.m. PT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints KR Sridhar and Shawn M. Soderberg, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Class A common stock for which proxies will be solicited for use in connection with the 2026 Annual Meeting of Stockholders, to be held on May 21, 2026, at 9:00 a.m. PT, via the internet at www.virtualshareholdermeeting.com/BE2026, and at any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is executed, but no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations on the reverse side of this proxy card. In the event that any of the nominees named on the reverse side of this proxy card are unavailable for election or unable to serve, this proxy may be voted for a substitute nominee selected by the Board of Directors. The proxies are authorized to vote in their discretion upon other matters that may properly come before the 2026 Annual Meeting of Stockholders or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side